UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐  Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.

INSWEB CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐  No fee required.
☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Not applicable
(2)	Aggregate number of securities to which transaction applies:
Not applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not applicable
(4)	Proposed maximum aggregate value of transaction:
$65,000,000
(5)	Total fee paid:
$7,449

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement — Subject to Completion
Dated November 1, 2011

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670
Dear Stockholder:

You are invited to attend a special meeting of stockholders of InsWeb Corporation, which will be held on ●, 2011 at ●, local time, at InsWeb’s corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

On October 10, 2011, InsWeb entered into an asset purchase agreement with Bankrate, Inc., pursuant to which InsWeb has agreed to sell substantially all of the operating assets of InsWeb, which we refer to as the “Asset Sale Transaction.”  InsWeb’s board of directors has unanimously approved the Asset Sale Transaction and recommends that stockholders vote in favor of such transaction.

At the special meeting of stockholders, you will be asked to approve the Asset Sale Transaction. You will also be asked to approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation, effective upon completion of the Asset Sale Transaction. Finally, you will be asked to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.  If there are insufficient votes to approve the Asset Sale Transaction, you will be asked to vote to adjourn or postpone the special meeting of stockholders to solicit additional proxies. The Asset Sale Transaction is conditioned upon receiving approval from the holders of a majority of the shares of common stock of InsWeb outstanding and entitled to vote thereon, but not on approval of the name change or compensation arrangements.

The accompanying proxy statement contains important information concerning the Asset Sale Transaction, certain benefits to be received by directors and executive officers of InsWeb in connection with the Asset Sale Transaction, specific information about the special meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet or by mailing the enclosed proxy card.

If your shares of InsWeb common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, trust, bank or other nominee.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Hussein A. Enan
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated ●, 2011 and is first being mailed to stockholders on or about ●, 2011.

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on ●, 2011

To Stockholders of InsWeb:

A special meeting of stockholders of InsWeb Corporation will be held on ●, 2011 at ●, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. At the special meeting, stockholders will be asked:

1)
To approve the sale of substantially all of the operating assets of InsWeb as contemplated by the asset purchase agreement between InsWeb and Bankrate, Inc., dated as of October 10, 2011 (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Appendix A to the accompanying proxy statement. We refer to this transaction as the “Asset Sale Transaction” and this proposal as the “Asset Sale Proposal;”

2)
To approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation effective upon completion of the Asset Sale Transaction. We refer to this proposal as the “Name Change Amendment Proposal;”

3)
To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.  We refer to this as the “Compensation Proposal;” and

4)
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the Asset Sale Transaction.

Our board of directors has fixed ●, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had ● shares of common stock outstanding and entitled to vote.

The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement, dated ●, 2011, and proxy card for the special meeting are first being mailed to our stockholders on or about ●, 2011.

Our board of directors has unanimously approved the asset purchase agreement and unanimously recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Name Change Amendment Proposal, “FOR” the Compensation Proposal, and “FOR” the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the special meeting.

Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Hussein A. Enan
Chairman and Chief Executive Officer

Rancho Cordova, California
●, 2011

No Appraisal or Dissenters’ Rights	28
Interests of Certain Persons in the Asset Sale Transaction	28
Anticipated Accounting Treatment	30
Use of Proceeds	30
Material Income Tax Consequences	31
Vote Required	33
ASSET PURCHASE AGREEMENT	34
General	34
Purchase and Sale of Assets	34
Purchase Price	35
Voting and Support Agreements	35
Patent License Agreement	35
Conditions to Closing	36
Representations and Warranties	37
Covenants	39
Termination	42
PROPOSAL #2 NAME CHANGE AMENDMENT PROPOSAL	44
PROPOSAL #3 COMPENSATION PROPOSAL	45
PROPOSAL #4 PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING	47
RISK FACTORS	48
Risks Related to the Asset Sale Transaction	48
Risks Related to Our New Patent Licensing Business	49
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT OUR 2012 ANNUAL MEETING	53
HOUSEHOLDING OF MATERIALS	53
WHERE YOU CAN FIND MORE INFORMATION	53
OTHER MATTERS	54
APPENDIX A:        ASSET PURCHASE AGREEMENT
APPENDIX B:         OPINION OF GCA SAVVIAN
APPENDIX C:         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Exhibit 23  Consent of Independent Registered Public Accounting Firm

PROXY STATEMENT

InsWeb Corporation, a Delaware corporation (which we refer to as “InsWeb,” the “company,” “we,” “our,” and “us”) is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on ●, 2011 at ●, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. This proxy statement, dated ●, 2011, and proxy card are first being mailed to our stockholders on or about ●, 2011.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the proposed sale of substantially all of the operating assets of InsWeb Corporation (which we refer to as the Asset Sale Transaction). This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the Asset Sale Transaction, you should carefully read this proxy statement and the asset purchase agreement attached hereto as Appendix A in their entirety. The location of the more detailed description of each item in this summary is provided in the parentheses in each sub-heading below. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 53.

Information About the Parties (page 15)

InsWeb Corporation

InsWeb Corporation was originally incorporated in California in February 1995 and re-incorporated in Delaware in October 1996, and is headquartered outside Sacramento, California. InsWeb’s headquarters and mailing address is 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, and the telephone number at that location is (916) 853-3300. The principal InsWeb website is www.InsWeb.com.

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined knowledge of the insurance industry, marketing and technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace. InsWeb’s marketplace enables consumers to research insurance-related topics, search for, analyze and compare insurance products, and request quotes for coverage for automobile, property, health, term life, and small business insurance. Management believes that the InsWeb marketplace supplies insurance providers with pre-qualified consumers at attractive acquisition costs, with the scalable, cost-efficient lead generation capabilities of InsWeb’s Internet-based model. On October 1, 2010, InsWeb acquired Potrero Media Corporation, which operates a complementary service focused on the health and term life insurance markets.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents). Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge.  InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form. In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website.  In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” In addition, a minimal amount of revenue is derived from commissions earned by InsWeb’s licensed subsidiary on term life insurance policies sold prior to discontinuing that operation in April 2007. Collectively, we refer to these revenue generating operations as our lead generation business.

Bankrate, Inc.

Bankrate, Inc. is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes.  Bankrate also aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate’s comprehensive offering of personal finance content and product research has positioned it as a recognized personal finance authority with over 10,000 attributable media mentions or interviews in 2010, including numerous television features on major networks. Its online network, which consists of Bankrate.com, its flagship website, and its other owned and operated personal finance websites, had over 150 million visits in 2010. In addition, Bankrate distributes its content on a daily basis to over 175 major online partners and print publications, including some of the most recognized brands in the world.

Founded 35 years ago as a print-based financial and market data research business, Bankrate began moving online in 1996. Since 2004, under the leadership of its current management team, Bankrate has strategically broadened and diversified its product, content and consumer offerings through internal development activities and acquisitions. Bankrate now offers:

•	branded content that educates consumers and financial professionals on a variety of personal finance topics;

•	a market leading platform for consumers searching for competitive rates on mortgages, deposits, and money market accounts;

•	competitive quotes to consumers for auto, business, home, life, health and long-term care insurance from our network of insurance agents and carriers; and

•	comparative credit card offers to customers for consumer and business credit cards in the United States, Canada and the United Kingdom through our leading network of credit card websites.

Bankrate’s unique content and rate information is distributed through three main sources: its owned and operated websites, online co-brands, and print partners. Bankrate owns a network of content-rich, proprietary websites focused on specific vertical categories, including mortgages, deposits, insurance, credit cards and other personal finance categories. Bankrate also develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC and Bloomberg. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Asset Purchase Agreement (page 34 and Appendix A)

On October 10, 2011, we entered into an asset purchase agreement with Bankrate, Inc., pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Transaction by our stockholders at the special meeting, to sell to Bankrate substantially all of the assets used in our insurance lead generation and marketing business, which we sometimes refer to as the lead generation business. We will retain primarily some cash and our patent portfolio. Bankrate generally will not assume liabilities associated with operation of the lead generation business prior to the closing of the Asset Sale Transaction other than liabilities related to the lead generation business to the extent set forth on a balance sheet to be delivered in connection with the closing and included in net working capital, contracts (other than real property leases) related to the lead generation business, post-closing liabilities to employees that are hired by Bankrate and that arise after the closing of the Asset Sale Transaction, and liabilities for taxes relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

A copy of the asset purchase agreement is attached as Appendix A to this proxy statement. We encourage you to read the asset purchase agreement in its entirety.

Purchase Price (page 35)

If the Asset Sale Transaction is completed, then at the closing Bankrate will be required to pay $65,000,000, in cash, to InsWeb, subject to a downward adjustment for the amount by which our non-cash working capital is less than $2,000,000 or an upward adjustment for the amount by which our non-cash working capital exceeds $2,000,000 (in each case, subject to a de minimis threshold).

Use of Proceeds (page 30)

Our company, and not our stockholders, will receive all of the net proceeds from the Asset Sale Transaction.  We anticipate using a portion of the net proceeds for general working capital purposes in connection with the development and operation of our new business focused on licensing and otherwise enforcing our patented technologies, which we sometimes refer to as our Patent Licensing Business.  In addition, we expect to use a significant portion of the net proceeds from the Asset Sale Transaction to make a special cash distribution to our stockholders in the first quarter of 2012.

Although our board of directors and management have had preliminary discussions regarding our operational needs in connection with the Patent Licensing Business, our board intends to continue to review with management the working capital needs, anticipated liabilities and potential strategic uses of capital in connection with the operation of such business.  Accordingly, we cannot specify with certainty the amount of net proceeds we will use for the Patent Licensing Business or the amount of the net proceeds that we will distribute to our stockholders.  Consequently, you should not vote in favor of the Asset Sale Transaction based upon any assumptions regarding the amount or timing of a special cash distribution to stockholders.

Reasons for the Asset Sale Transaction (page 20)

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Asset Sale Proposal;

•	“FOR” the Name Change Amendment Proposal;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Opinion of Our Financial Advisor (page 22 and Appendix B)

We retained GCA Savvian Advisors, LLC (“GCA Savvian”) as our financial advisor in connection with the Asset Sale Transaction.  At the meeting of our board of directors on October 7, 2011, GCA Savvian rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be paid by Bankrate in the proposed Asset Sale Transaction was fair, from a financial point of view, to InsWeb.

The opinion of GCA Savvian was directed to, and for the use of, our board of directors in connection with its consideration of the Asset Sale Transaction, does not address the underlying business decision to proceed with or effect the Asset Sale Transaction or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to our company and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Asset Sale Transaction.

The full text of the opinion of GCA Savvian dated as of October 7, 2011, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Appendix B to this proxy statement. We encourage you to read the opinion of GCA Savvian in its entirety.

Special Meeting (page 9)

Date, Time and Place.  The special meeting will be held on ●, 2011 at ●, local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on ●, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are ● shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The approval of the Asset Sale Proposal and of the Name Change Amendment Proposal each require the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.  If the Name Change Amendment Proposal and/or the Compensation Proposal is not approved, this will not affect approval of the Asset Sale Proposal; however, if the Asset Sale Proposal is not approved, neither the Name Change Amendment Proposal nor the Compensation Proposal will take effect.  If you attend the special meeting but abstain from voting, either in person or by proxy, or you hold your shares through a broker or other nominee and you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Name Change Amendment proposal, and the Compensation Proposal.  If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Proxy Solicitation.  We  have engaged Phoenix Advisory Partners to solicit proxies in connection with the matters to be voted on at the Special Meeting. The terms of the engagement require Phoenix Advisory Partners to telephone each non-objecting beneficial owner who owns at least 500 shares and to request their vote in favor of the proposals. Phoenix Advisory Partners has been authorized by our Board of Directors to take the vote of these shareholders by phone.  InsWeb will be solely responsible for the costs of the solicitation, which is anticipated to be less than $10,000.  Certain of InsWeb’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or e-mail. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Voting and Support Agreements (page 35)

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, and various funds managed by Osmium Capital Partners, which, together with Mr. Enan, collectively owned approximately 40% of our outstanding shares on the date of the asset purchase agreement, have entered into voting and support agreements with Bankrate which obligate them to vote in favor of the Asset Sale Transaction and against other acquisition proposals.  Mr. Enan, who held approximately 24% of our outstanding shares on the date of the asset purchase agreement, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Interests of Certain Persons in the Asset Sale Transaction (page 28)

In considering the recommendation of our board of directors with respect to the Asset Sale Proposal, our stockholders should be aware that some of our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them in approving the asset purchase agreement and the Asset Sale Transaction and recommending that our stockholders approve the Asset Sale Proposal. The interests include;

•	all outstanding options and other awards granted pursuant to the stock incentive plans held by our directors and executive officers will immediately vest upon the completion of the Asset Sale Transaction and will remain exercisable following the Asset Sale Transaction; and

•	certain of our executive officers are eligible to receive severance and other benefits in the case of qualifying terminations of employment (such as a termination of employment by us without "cause" or by the applicable executive officer for "good reason") in connection with a change in control under the InsWeb Corporation Executive Retention and Severance Plan.

Conditions to Closing (page 36)

The closing of the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, stockholder approval of the Asset Sale Proposal.

The obligation of Bankrate to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others:

•	material performance by InsWeb of its covenants and agreements as specified in the asset purchase agreement;

•
generally, the truth and accuracy of each of InsWeb’s representations and warranties on the signing date and the closing date, except for changes contemplated by the asset purchase agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect;

•	approval by InsWeb’s stockholders;

•	absence of a material adverse effect, as defined in the asset purchase agreement;

•	absence of an injunction or other legal restraint; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the Hart-Scott-Rodino Act.

The obligation of InsWeb to complete the Asset Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others:

•	material performance by Bankrate of its covenants and agreements as specified in the asset purchase agreement;

•
generally, the truth and accuracy of each of Bankrate’s representations and warranties on the signing date and the closing date, except for changes contemplated by the Agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material and adverse effect on Bankrate’s ability to consummate the Asset Sale Transaction;

•	approval by InsWeb’s stockholders;

•	absence of an injunction or other legal restraint; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

No Solicitation of Transactions (page 39)

Generally, we and our subsidiaries and our representatives may not initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, as defined in the asset purchase agreement.

If we receive a written unsolicited, bona fide acquisition proposal from a third party, however, we may furnish information to such third party and participate in discussions and negotiations regarding the acquisition proposal if our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or is reasonably likely to lead to a proposal that is superior to the Asset Sale Transaction.

Change of InsWeb Board Recommendation (page 39)

Our board of directors unanimously recommends that you vote for the Asset Sale Proposal. Our board of directors may withdraw or change its recommendation for approval of the Asset Sale Proposal only if it determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and we have engaged in good faith negotiations with Bankrate regarding potential changes to the terms of the asset purchase agreement for at least three business days.

Bankrate has the right to terminate the asset purchase agreement if our board of directors changes its recommendation prior to the approval by our stockholders of the Asset Sale Proposal. We do not have a right to terminate the asset purchase agreement upon a change in recommendation by our board of directors, and we are obligated to hold the special meeting notwithstanding such a change in recommendation.

Termination (page 42)

In certain circumstances, the asset purchase agreement may be terminated prior to the closing, as follows:

•	upon mutual written agreement of us and Bankrate;

•	by either party, if the Asset Sale Transaction has not closed by April 9, 2012;

•	by either party, if a court or governmental authority permanently restrains, enjoins or otherwise prohibits the Asset Sale Transaction;

•
by either party, if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition would not be satisfied, and such breach or failure remains uncured for 30 days following written notice of such breach;

•	by us, if Bankrate’s conditions to closing have been satisfied for five continuous business days and Bankrate refuses to close;

•	by either party, if the approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained; and

•	by Bankrate, if there is a change in recommendation by our board of directors.

The termination of the asset purchase agreement generally relieves both parties from their obligations, except for certain obligations that customarily survive termination, including obligations relating to confidentiality. InsWeb is required to pay Bankrate a termination fee equal to $2,500,000 if:

•	Bankrate terminates the asset purchase agreement because our board of directors has changed its recommendation to stockholders;

•
either party terminates the asset purchase agreement because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained after our board of directors has changed its recommendation to stockholders;

•
Bankrate terminates the asset purchase agreement because closing does not occur by April 9, 2012 or because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained, and in either case, prior to such termination, there was another proposal to acquire our business disclosed publicly or to our stockholders, or another person announced an intention to make such a proposal, and, within nine months of termination, we enter into a definitive agreement or consummate another such transaction; or

•
Bankrate terminates the asset purchase agreement because we materially breach our obligations not to solicit other transactions or to hold a special meeting of our stockholders to approve the Asset Sale Proposal.

When the Asset Sale Transaction is Expected to be Completed (page 27)

We expect to complete the Asset Sale Transaction on the second business day after satisfaction or waiver of all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our stockholders. Subject to the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by the end of 2011. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed (page 27)

If the Asset Sale Transaction is completed, we will no longer conduct the lead generation business. Instead, we will focus on the new Patent Licensing Business. We intend to generate revenues and related cash flows from the grant of intellectual property rights for the use of, or pertaining to, our patented technologies. We currently own five issued patents and two patent applications. We may also consider the sale of one or more of our patents.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction. We believe that immediately after the Asset Sale Transaction we will continue to qualify for listing on the NASDAQ Capital Market. However, our business will be significantly smaller following the Asset Sale Transaction, and therefore we may fail to satisfy the continued listing standards of that market. If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, our common stock may be delisted from that market.

Effects on Our Company if the Asset Sale Transaction is Not Completed (page 28)

If the Asset Sale Transaction is not completed, we will continue our current focus on operating the lead generation business and we may consider and evaluate other strategic opportunities. We also will consider using a limited amount of our resources to generate patent licensing revenues as an ancillary business. In such a circumstance, there can be no assurances that our continued operation of the lead generation business, the patent monetization strategy or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed Asset Sale Transaction.

If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Bankrate a termination fee equal to $2,500,000.

Patent License Agreement (page 35)

At the closing of the Asset Sale Transaction, InsWeb and Bankrate will enter a patent license agreement granting Bankrate a non-exclusive, perpetual, royalty-free license to InsWeb’s patent portfolio. The terms of this license will not permit Bankrate to sublicense the patent rights to any unaffiliated third party.

No Appraisal or Dissenters’ Rights (page 28)

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Anticipated Accounting Treatment (page 30)

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets and assumed liabilities sold from our consolidated balance sheet and we anticipate recording a gain from the Asset Sale Transaction.

Material Income Tax Consequences of the Asset Sale Transaction (page 31)

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

The State of California has suspended the net operating loss carryforward deduction for the 2011 taxable year for any corporate taxpayer with annual federal taxable income, modified by any state adjustments, in excess of $300,000.  As a result, we will be unable to make any use of our California net operating loss carryforwards in 2011 for California tax purposes.

Risk Factors (page 48)

In evaluating the Asset Sale Proposal, in addition to the other information contained in this proxy statement, you should carefully consider the risk factors relating to the Asset Sale Transaction, our new Patent Licensing Business, and our company beginning on page 48, as well as the risk factors set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2011, and our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 12, 2011.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:           Why am I receiving this proxy statement?
A:           Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:           When and where will the special meeting be held?
A:           The special meeting will be held on ●, 2011, at ● local time, at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670.

Q:           What matters will the stockholders vote on at the special meeting?
A:           The stockholders will vote on the following four proposals:

•	To approve the Asset Sale Proposal;

•	To approve the Name Change Amendment Proposal;

•	To approve the Compensation Proposal; and

•	To approve the Proposal to Adjourn or Postpone the Special Meeting.

Q:           What is the Asset Sale Proposal?
A:           The Asset Sale Proposal is a proposal to sell substantially all of the operating assets of InsWeb, which we sometimes refer to as the lead generation assets, pursuant to an asset purchase agreement dated as of October 10, 2011 between InsWeb and Bankrate.

Q:           What will happen if the Asset Sale Proposal is approved by our stockholders?
A:           Under the terms of the asset purchase agreement, if the Asset Sale Proposal is approved by our stockholders and the other closing conditions under the asset purchase agreement have been satisfied or waived, we will sell substantially all of our operating assets to Bankrate and we will discontinue our lead generation business. By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated by the asset purchase agreement in connection with the Asset Sale Transaction.

Q:           What is the Name Change Amendment Proposal?
A:           Under the asset purchase agreement, we have agreed promptly after the closing of the Asset Sale Transaction to change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include the words “InsWeb” or “Potrero.”  The Name Change Amendment Proposal is a proposal to change our name from “InsWeb Corporation” to “Internet Patents Corporation” effective upon completion of the Asset Sale Transaction.

Q:           What will happen if the Name Change Amendment Proposal is approved by our stockholders?
A:           If the Name Change Amendment Proposal is approved by our stockholders, then upon the completion of the Asset Sale Transaction, appropriate officers will be authorized and directed to take such steps and to execute such documents for and on behalf of InsWeb as may be necessary or proper to effectuate the name change through an amendment to our certificate of incorporation. If the Name Change Amendment Proposal is not approved, we will not effect the name change to “Internet Patents Corporation,” but because we have agreed with Bankrate to change our corporate name promptly after the closing of the Asset Sale Transaction, we will need to hold another special meeting of stockholders seeking stockholder approval of a change in our corporate name to a name that does not include the words “InsWeb” or “Potrero.”

Q:           What is the Compensation Proposal?
A:           The Compensation Proposal is a proposal to approve, on an advisory basis, the compensation that may be payable to InsWeb’s named executive officers that is based on or otherwise relates to the Asset Sale Transaction.

Q:           What will happen if the Compensation Proposal is approved by our stockholders?
A:           The approval or rejection of the Compensation Proposal is not binding on InsWeb or our board of directors, and approval of the Compensation Proposal is not a condition to completion of the Asset Sale Transaction. Therefore, if the Asset Sale Transaction is approved by our stockholders and completed, the compensation described in the Compensation Proposal may be payable to our named executive officers regardless of whether our stockholders approve the Compensation Proposal.

Q:           What is the Proposal to Adjourn or Postpone the Special Meeting?
A:           The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Asset Sale Proposal is less than a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting.

Q:           What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our stockholders?
A:           If there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal, and the Proposal to Adjourn or Postpone the Special Meeting is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q:           Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting?
A:           No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the types of actions contemplated under the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:           Who is entitled to vote at the special meeting?
A:           Holders of our common stock at the close of business on ●, 2011, the record date for the special meeting established by our board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements. As of the close of business on the record date, there were ● shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:           What are the quorum requirements for the special meeting?
A:           The presence in person or by proxy of the holders of a majority of our outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. You are counted as present at the special meeting for quorum purposes if you are present and vote in person at the special meeting or if you properly submit a proxy by returning the proxy card accompanying this proxy statement in the postage-paid envelope provided or by the Internet procedures described under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q:           What vote is required to approve each of the proposals?
A:           The approval of the Asset Sale Proposal and of the Name Change Amendment Proposal each require the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. If you fail to vote, either in person or by proxy, or you attend the meeting or deliver a proxy but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting non-attendance, abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of such proposals.

The approval, on an advisory basis, of the Compensation Proposal, requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.  If you neither attend the meeting nor deliver a proxy, this non-attendance will have no effect on the outcome of the vote on the Compensation Proposal.  If you attend the meeting or deliver a proxy, but abstain from voting, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote “AGAINST” the approval of such proposals.

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Non-attendance, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting and no other business will be transacted thereat. Abstentions would have the same effect as a vote “AGAINST” this proposal and non-attendance and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

As of the record date, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer and various funds managed by Osmium Capital Partners representing an aggregate of approximately ●% of our outstanding common stock on that date have entered into voting and support agreements with Bankrate, pursuant to which they have agreed to vote all of their shares in favor of the Asset Sale Proposal.

Q:           How do I vote?
A:           You may vote by proxy or in person at the special meeting.

Voting in Person.  If you hold shares as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Alternatively, you may provide us with a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you are not able to attend. If your shares are held in street name, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee as soon as possible.

Voting By Proxy.  If you hold your shares as stockholder of record, you may submit a proxy for your shares by mail or on the Internet. If you submit a proxy by mail or on the Internet, you should not return the proxy card accompanying this proxy statement.

•
Vote by Mail.  You may submit a proxy for your shares by mail by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to ●.  Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

•
Vote on the Internet.  You may also submit a proxy for your shares on the Internet by following the instructions provided on the proxy card accompanying this proxy statement.  Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on ●, 2011.

If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.  All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies.

Q:           What happens if I abstain?
A:           If you neither attend the special meeting nor delivery a proxy, the resulting non-attendance will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal and the Name Change Amendment Proposal, but will have no effect on the outcome of the vote for the Compensation Proposal or the Proposal to Adjourn or Postpone the Special Meeting.  If you attend the special meeting but abstain from voting, either in person or by proxy, the resulting abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Name Change Amendment Proposal and the Compensation Proposal.  Abstentions will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if the proposal is submitted for stockholder action when a quorum is present at the special meeting. If the Proposal to Adjourn or Postpone the Special Meeting is submitted for stockholder action when a quorum is not present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal.

Q:           If I hold my shares in street name through my broker, will my broker vote these shares for me?
A:           If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

Q:           What happens if I hold my shares in street name through my broker and I do not instruct my broker how to vote my shares?
A:           Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. Each of the Asset Sale Proposal, the Name Change Amendment Proposal, the Compensation Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, the Compensation Proposal and the Name Change Amendment Proposal. Broker non-votes will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting.

Q:           Can I change my vote?
A:           Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

•	delivering to ● a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy (either by mail or on the Internet) relating to the same shares prior to the vote at the special meeting; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to InsWeb c/o  ●. You may request a new proxy card by calling our Corporate Secretary at (916) 853-3342.

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:           What if I do not specify a choice for a matter when returning a proxy?
A:           If you hold your shares of record, proxies that are signed and returned without voting instructions will be voted in accordance with the recommendations of our board of directors. If your shares are held in street name, failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote.

Q:           What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:           If your shares are registered in your name, you are a stockholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are held in street name.

Q:           Can I see a list of stockholders of record?
A:           You may examine a list of the stockholders of record as of the close of business on ●, 2011 for any purpose germane to the special meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. This list will also be made available at the special meeting.

Q:           What does it mean if I get more than one proxy card?
A:           If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q:           How are proxies solicited and what is the cost?
A:           We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. We have engaged Phoenix Advisory Partners to solicit proxies in connection with the matters to be voted on at the special meeting. The terms of the engagement require Phoenix Advisory Partners to telephone each non-objecting beneficial owner who owns at least 500 shares and to request their vote in favor of the proposals. Phoenix Advisory Partners has been authorized by our Board of Directors to take the vote of these shareholders by phone.  InsWeb will be solely responsible for the costs of the solicitation, which is anticipated to be less than $10,000.

Certain of InsWeb’s directors, officers and regular employees may also, without additional compensation, solicit proxies personally or by telephone or e-mail. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q:           What should I do if I have questions regarding the special meeting?
A:           If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to in this proxy statement, you should call our Corporate Secretary at (916) 853-3342.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identifies forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2011, and our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 12, 2011, as well as those set forth under “RISK FACTORS,” on page 48, below.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of InsWeb management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

PROPOSAL #1
ASSET SALE PROPOSAL

Parties to the Asset Purchase Agreement

InsWeb Corporation

InsWeb operates an online insurance marketplace that electronically matches consumers and providers of automobile, property, health, term life, and small business insurance. InsWeb has combined knowledge of the insurance industry, marketing and technological expertise and close relationships with insurance companies, agents and other providers to develop an integrated online marketplace. InsWeb’s marketplace enables consumers to research insurance-related topics, search for, analyze and compare insurance products, and request quotes for coverage for automobile, property, health, term life, and small business insurance. Management believes that the InsWeb marketplace supplies insurance providers with pre-qualified consumers at attractive acquisition costs, with the scalable, cost-efficient lead generation capabilities of InsWeb’s Internet-based model. On October 1, 2010, InsWeb acquired Potrero Media Corporation, which operates a complementary service focused on the health and term life insurance markets.

InsWeb’s principal source of revenues is transaction fees from participating insurance providers, which include insurance companies, national, statewide or nationwide insurance brokers, and local independent or exclusive agents (such as State Farm agents).  Quotes and other information obtained through InsWeb’s online insurance marketplace are provided to consumers free of charge.  InsWeb earns a majority of its revenues from participating insurance providers, based on the delivery of qualified leads from consumers who have completed an insurance form.  In certain instances, consumers are provided the opportunity to link directly to a third-party insurance provider’s website.  In these situations, the consumer will complete the third-party company’s online application, and InsWeb will be paid a fee for that consumer link or “click-through.” In addition, a minimal amount of revenue is derived from commissions earned by InsWeb’s licensed subsidiary on term life insurance policies sold prior to discontinuing that operation in April 2007. Collectively, we refer to these revenue generating operations as the lead generation business.

Bankrate, Inc.

Bankrate, Inc. is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes.  Bankrate also aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate’s comprehensive offering of personal finance content and product research has positioned it as a recognized personal finance authority with over 10,000 attributable media mentions or interviews in 2010, including numerous television features on major networks. Its online network, which consists of Bankrate.com, its flagship website, and its other owned and operated personal finance websites, had over 150 million visits in 2010. In addition, Bankrate distributes its content on a daily basis to over 175 major online partners and print publications, including some of the most recognized brands in the world.

Founded 35 years ago as a print-based financial and market data research business, Bankrate began moving online in 1996. Since 2004, under the leadership of its current management team, Bankrate has strategically broadened and diversified its product, content and consumer offerings through internal development activities and acquisitions. Bankrate now offers:

•	branded content that educates consumers and financial professionals on a variety of personal finance topics;

•	a market leading platform for consumers searching for competitive rates on mortgages, deposits, and money market accounts;

•	competitive quotes to consumers for auto, business, home, life, health and long-term care insurance from our network of insurance agents and carriers; and

•	comparative credit card offers to customers for consumer and business credit cards in the United States, Canada and the United Kingdom through our leading network of credit card websites.

Bankrate’s unique content and rate information is distributed through three main sources: its owned and operated websites, online co-brands, and print partners. Bankrate owns a network of content-rich, proprietary websites focused on specific vertical categories, including mortgages, deposits, insurance, credit cards and other personal finance categories. Bankrate also develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC and Bloomberg. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Background of the Asset Sale Transaction

Over the past several years, the online insurance lead generation industry has become increasingly competitive. As one of the few publicly traded companies in the industry, InsWeb is faced with a cost structure that makes it difficult to grow revenues and increase profitability. Our board of directors and senior management have periodically reviewed various strategic alternatives in light of the operational challenges facing our company.  Examples of past initiatives include, our workforce reduction in September 2009 to lower our operating costs, and our acquisition of Potrero Media in October 2010 to diversify and strengthen our insurance product offerings and to add online marketing expertise.

During the fall of 2009, we began a series of discussions with Bankrate and another potential purchaser, referred to below as Party B, a private equity fund, concerning a possible business combination. Bankrate operates an insurance lead generation service, and InsWeb and Bankrate have had a long-standing business relationship pursuant to the standard industry practice of companies determining whether to send leads through other companies as well as to their own potential buyers if that maximizes the revenue from any given lead.  When leads are sent through another company, the revenue generated from any additional sales are shared among the originating company and subsequent company that brought the additional buyer.

On September 15, 2009, InsWeb entered into a Mutual Non-Disclosure Agreement with Party B.

On October 30, 2009 and November 13, 2009, Mr. Enan met with representatives of Bankrate and its controlling stockholder to discuss the possibility of combining InsWeb’s and Bankrate’s services. No decisions were reached at these meetings, but the parties agreed to continue discussions.

On November 11, 2009, InsWeb and Bankrate executed a Mutual Non-Disclosure Agreement and began to exchange more detailed information concerning their respective operations. InsWeb rejected some of Bankrate’s information requests on the grounds that the information that was sought was potentially competitively sensitive.  On January 13, 2010, Bankrate informed InsWeb that it had enough information and would discuss a potential transaction with its board of directors. No term sheet or detailed description of the transaction was created by the parties at this time. InsWeb was not informed expressly of the decision by Bankrate’s board, but Bankrate did not provide any further indication of interest in a potential transaction with InsWeb during the remainder of 2010.

On December 3, 2009, Mr. Enan had preliminary discussions with Party B to gauge the parties’ mutual interest in exploring a potential transaction in which the private equity firm would obtain a controlling interest in InsWeb and in a competing insurance lead generation business.  On December 8, 2009, Dennis Chookaszian, a member of our board of directors, met with representatives of Party B to discuss in general terms how a transaction might be structured. On December 15, 2009, Mr. Chookaszian had a follow-up telephone conversation with Party B.

On December 16, 2009, Mr. Enan had another meeting with Party B and representatives of the other competing insurance lead generation business Party B was considering acquiring to discuss each company’s respective operations, possible synergies from a combination of the competing operations, and potential deal structures.

In the later part of 2009 and early 2010, InsWeb and Party B exchanged information about their respective operations.  In January 2010, Mr. Enan and a representative of the other company met to discuss synergies and management of a potential combined organization.

Believing that the structure of a potential transaction with Party B could result in Mr. Enan’s interests not being aligned with other stockholders, on January 25, 2010, InsWeb’s board of directors authorized a special committee and empowered it to negotiate on behalf of the company. Mr. Chookaszian was named the chairman of the special committee.

On January 25, 2010, Party B delivered a draft letter of intent for a proposed transaction. The letter of intent suggested a transaction structure in which Party B would offer $6 per share to each InsWeb stockholder, except for specific stockholders, including Mr. Enan, who would be allowed to exchange their shares of InsWeb common stock for shares of a new corporation controlled by Party B. Option holders would receive the difference between $6 and their option exercise price. The letter of intent contained a “no-shop” provision that would prevent InsWeb from soliciting or negotiating with other potential bidders.

InsWeb did not sign the letter of intent, but continued to discuss a potential transaction with Party B. On February 3, 2010 representatives of Party B met with InsWeb’s board of directors. On February 5, Party B resubmitted its transaction proposal and raised its offer to $6.50 per share.  The InsWeb board of directors did not accept the modified proposal from Party B.

In August 2010, InsWeb began preliminary discussions with Party C, a private equity firm, regarding a potential strategic transaction that would result in a combination of InsWeb and an insurance lead generation company that Party C had previously acquired. Based on very limited initial due diligence, Party C indicated that an acceptable valuation of InsWeb’s business would be $75 million, plus the amount InsWeb had paid for Potrero Media, an online insurance lead generation business focused on the health insurance industry InsWeb had acquired on October 1, 2010, for approximately $12 million in a combination of cash, equity and contingent cash consideration.  However, Party C informed InsWeb in September 2010 that it was not interested in proceeding with a transaction.

In the first half of 2011, InsWeb began to receive inquiries from a number of parties, including Bankrate and Party C, regarding InsWeb’s interest in engaging in discussions relating to a strategic transaction. InsWeb determined that the preferred transaction structure would be a sale of the lead generation assets rather than a sale of the company as had been the basis of the previous discussions outlined above.  InsWeb believed that this structure would be more attractive to potential purchasers and would potentially increase the value they ascribed to the company, and InsWeb expected that it would be able to use its net operating loss carryforwards for tax purposes to offset a substantial part of the gain that would be recognized in the transaction.

In May 2011, InsWeb authorized GCA Savvian, which it had previously engaged as its financial advisor in connection with its acquisition of Potrero Media, to start work on preparing InsWeb for an auction process, and InsWeb began developing presentation materials for distribution to prospective bidders in the planned auction process.

Between July 11, 2011 and July 18, 2011, GCA Savvian contacted fourteen parties, including Bankrate and Party C, to gauge their interest in a potential transaction structured as an asset purchase.  InsWeb entered into non-disclosure agreements with six of these parties, each of which received a written management presentation that described the lead generation business and suggested possible synergies or market opportunities.

At its meeting on July 18, 2011, the board of directors discussed the status of the bidding process, their fiduciary duties in connection with a significant corporate transaction such as the Asset Sale Transaction, and the selection of outside legal advisors.  In addition, the audit committee pre-approved the provision of tax consulting services by Ernst & Young LLP in connection with the transaction.

In-person or teleconference meetings were held between management, GCA Savvian and representatives of each of the six parties between July 26, 2011 and August 9, 2011.  The meetings provided the interested parties with a basic understanding of InsWeb’s lead generation assets.  Following the meetings, the six parties were given access to a set of preliminary due diligence materials. InsWeb established a deadline of August 15, 2011 for the parties to provide a preliminary, non-binding indication of interest, including the aggregate value such party ascribed to InsWeb’s lead generation assets.

Three parties opted not to continue discussions. The remaining three parties, including Bankrate, timely submitted a preliminary, non-binding indication of interest as follows:

•	Bankrate ascribed an aggregate asset value of $61 million and also included a requirement for an escrow of a portion of the consideration.

•
Party C provided a range for the aggregate asset value of $48.8 million to $97.5 million, stating that the broad range was due to the need for further due diligence. Party C also indicated that they may use private company stock as a form of consideration for payment to InsWeb.

•	Party D ascribed a range for the aggregate asset value of $50 million to $60 million.

On August 17, 2011, the board of directors reviewed the results of the auction process, including the reasons provided by companies that did not submit a bid during phase one of the auction process. The board of directors determined that the phase one bids indicated serious interest in the assets by each of the three bidders and instructed management and GCA Savvian to move the three bidders into the second phase of the bidding process, including access to expanded due diligence materials. The board of directors also authorized the company to engage Sidley Austin LLP as its outside legal advisor.

On August 19, 2011, Bankrate and Parties C and D were told that they would be invited to Phase II of the sale process to continue more detailed diligence on the InsWeb lead generation business. From August 19, 2011 through September 19, 2011, the three bidders had access to GCA Savvian and InsWeb management for follow-up discussions and meetings.  On September 2, 2011, Bankrate and Parties C and D received a draft asset purchase agreement. The bidders were informed that their final bids were due on September 19, 2011.  Bankrate held conference calls and exchanged emails with GCA Savvian and members of InsWeb’s management team regarding the information provided in this phase of the bidding process, including InsWeb’s insurance agent network, the inclusion or exclusion of specific assets or liabilities in the working capital adjustment, and taxation.  Bankrate’s senior management team also held in person meetings with InsWeb’s senior management team in San Francisco on September 1, 2011.

On September 13, 2011, InsWeb’s management held a conference call with outside counsel for Bankrate concerning InsWeb’s ability to satisfy its on-going obligations to Bankrate after closing given InsWeb’s rejection of Bankrate’s request for an escrow provision.  Representatives from Sidley Austin LLP and GCA Savvian participated in this call.

On September 19, 2011, InsWeb’s management participated in a conference call between tax consultants representing InsWeb and Bankrate concerning InsWeb’s utilization of net operating loss carryforwards to offset potential gain on the sale of assets for tax purposes.

Only one bidder, Bankrate, provided a bid at the phase two deadline, September 19, 2011. Bankrate’s bid was $65 million, in cash, subject to a working capital adjustment, for substantially all of InsWeb’s assets and a license to InsWeb’s patent portfolio. Bankrate indicated that $100 million in financing was available under its existing revolving credit facilities. Bankrate provided a markup of the asset purchase agreement that included, among other things, a $3 million termination fee and an expanded right to avoid closing in the event of a material adverse effect on the InsWeb business between signing the asset purchase agreement and closing.  In addition, Bankrate requested several changes to the patent license agreement that expanded the scope of the license. The draft also required that certain InsWeb shareholders enter into voting and support agreements. Bankrate indicated that its due diligence was substantially complete, and requested that InsWeb enter into an exclusivity agreement.

On September 22, 2011, the board of directors held a meeting to review Bankrate’s bid, its request for exclusivity, and its requested changes to the asset purchase agreement and patent license agreement.  Representatives of GCA Savvian and Sidley Austin LLP were present at this meeting. The board of directors noted that Bankrate’s bid represented an acceptable aggregate value for the assets, but that the bid did not fully account for synergies that Bankrate would experience.  Accordingly, the board of directors requested that GCA Savvian continue negotiations with Bankrate.

Following this meeting, on September 22, 2011, GCA Savvian contacted representatives of Bankrate and requested that Bankrate reconsider its bid in light of the potential synergies.

On September 24, 2011, the board of directors held a meeting to receive a report from GCA Savvian on the negotiations with Bankrate. A representative of Sidley Austin LLP also participated on this call. GCA Savvian reported that despite the potential synergies, Bankrate was unable to improve its bid, citing concern about overall economic conditions and factors restricting growth in the insurance lead generation business. The InsWeb board of directors discussed the bid in detail and the opportunities presented by the proposed new Patent Licensing Business. Following the discussion, the board of directors approved the exclusivity agreement and directed management to work with Bankrate to finalize the terms of the asset purchase agreement and patent license agreement.

On September 24, 2011, InsWeb entered into an exclusivity agreement with Bankrate, which provided for an exclusivity period of 14 days.  During the exclusivity period, InsWeb’s management and its financial and legal advisors held a number of conference calls with Bankrate, its management and legal advisors regarding the terms of the asset purchase agreement and the patent license agreement.

On October 4, 2011, Mr. Enan and the chief executive officer of Bankrate had a telephone call to discuss the content and timing of public disclosure of the transaction if the asset purchase agreement was approved by InsWeb’s board of directors.

On October 6, 2011, representatives of InsWeb and Bankrate, and their respective legal advisors, held a conference call to discuss the matters disclosed in the disclosure schedules.

On October 7, 2011, Bankrate requested that InsWeb enter into an extension of the exclusivity agreement through October 9, 2011 to finalize the documentation for the transaction.

Also on October 7, 2011, the InsWeb board of directors held a telephonic meeting to consider and approve the asset purchase agreement and consider Bankrate’s request to extend the exclusivity period. Prior to the meeting, the board of directors received proposed resolutions to be adopted at the meeting, a summary of the transaction terms and a financial presentation from GCA Savvian, and a Sidley Austin LLP presentation setting forth the terms of and remaining issues in the asset purchase agreement. Each member of the board of directors attended the meeting. Representatives of GCA Savvian and Sidley Austin LLP also attended the meeting.

At the meeting, GCA Savvian presented its valuation analysis, including an analysis of historical trading ranges, comparable public company transactions, discounted cash flows, and premium to aggregate value and delivered to the board of directors its oral opinion that the consideration to be paid by Bankrate pursuant to the Asset Sale Transaction was fair, from a financial point of view, to InsWeb, which oral opinion was subsequently confirmed in writing on the same date. The full text of the opinion of GCA Savvian, dated as of October 7, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by GCA Savvian in rendering its opinion, is attached as Appendix B to this proxy statement.  Representatives of Sidley Austin LLP provided a detailed presentation of the material terms of the proposed asset purchase agreement, and discussed the remaining legal issues requiring negotiation with Bankrate.  Following discussion, the board of directors unanimously approved the sale of assets to Bankrate on the terms of the last bid, approved the extension of the exclusivity period through October 9, 2011, and authorized management to continue to negotiate the remaining terms of the asset purchase agreement.

On October 8 and October 9, 2011, Mr. Enan and the CEO of Bankrate had several telephone calls concerning outstanding issues in the asset purchase agreement, and representatives of Sidley Austin LLP also had several telephone calls with Wachtell, Lipton, Rosen & Katz, legal advisors to Bankrate, concerning outstanding issues in the asset purchase agreement.  The parties and their respective legal counsel and advisors revised and concluded all remaining terms of the definitive agreement, and the asset purchase agreement was signed on October 10, 2011.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Asset Sale Transaction” above, we and Bankrate have not had prior contacts, transactions, or negotiations, and other than as described therein there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and Bankrate, its executive officers or directors.

Reasons for the Asset Sale Transaction and Recommendation of our Board of Directors

In reaching its decision to approve the asset purchase agreement and the transactions contemplated thereby, and to recommend that our stockholders vote to approve the Asset Sale Proposal, our board of directors consulted with management and outside financial and legal advisors. Our board of directors considered a wide range of material factors relating to the asset purchase agreement and the proposed Asset Sale Transaction, many of which our board of directors believed supported its decision, including the following:

•
the estimated consideration that we would receive in the Asset Sale Transaction is highly attractive in light of the risks associated with maintaining the lead generation business, which include those risk factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (also referred to as the SEC) on April 1, 2011, and our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 12, 2011;

•
our board of directors believes that the Asset Sale Transaction is more favorable to our company than maintaining the lead generation business due to the limited growth prospects in the lead generation business attributable to, among other factors, increased competition and fluctuations in the lead purchases by insurance companies, agents and other purchasers of consumer leads;

•	the consideration offered by Bankrate was accordingly greater than the value that our board of directors expected to receive from continuing to operate the lead generation business;

•
other strategic alternatives had been explored over the last two years but did not generate comparable market interest, and would have resulted in a change of control and substantial limitations on the use of a significant portion of our net operating loss carryforwards;

•
structuring the transaction as a sale of assets is expected to allow us to use the net operating loss carryforwards for U.S. federal income tax purposes to offset a substantial part of the gain recognized in the transaction;

•	the consideration we receive in the Asset Sale Transaction would provide us with substantial cash, a portion of which we intend to use to develop and operate the new Patent Licensing Business;

•
the auction process conducted with respect to the Asset Sale Transaction involved discussions with numerous parties to determine their potential interest in purchasing the lead generation assets and we believe did not lead to any proposals more favorable than the proposal by Bankrate;

•
the opinion of GCA Savvian, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be paid to us at the closing of the Asset Sale Transaction, plus the assumption of certain liabilities by Bankrate, was fair to us, from a financial point of view (see “ASSET PURCHASE AGREEMENT —Opinion of Our Financial Advisor” below);

•
the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock, and the two stockholders of our company with the largest beneficial ownership agreed with Bankrate to vote in favor of and support the Asset Sale Transaction (see “ ASSET PURCHASE AGREEMENT —Voting and Support Agreements” below);

•	our stockholders will continue to own stock in our company and participate in our potential future earnings and growth generated by the new Patent Licensing Business; and

•	the terms of the asset purchase agreement and the patent license agreement were believed by the board to be customary and fair to InsWeb and its stockholders.

Our board of directors also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:

•
the uncertainties created by various conditions to Bankrate’s obligations to complete the proposed Asset Sale Transaction, including obtaining stockholder approval and clearance under the Hart-Scott Rodino review, which neither we nor Bankrate control;

•
the restrictions on our ability to solicit or respond to acquisition proposals, as defined in the asset purchase agreement and as described under “ASSET PURCHASE AGREEMENT —Covenants –No Solicitation of Transactions; Change of Board Recommendation” below;

•	the requirement that we pay Bankrate a termination fee of $2,500,000 if the asset purchase agreement is terminated under certain circumstances;

•
the uncertainty regarding the amount of revenues and profitability, if any at all, that will be produced by the new Patent Licensing Business as compared with the lead generation business, and the expenses related to operating our new Patent Licensing Business as a public company;

•	the covenant not to compete in the lead generation business for a period of ten years (see “ASSET PURCHASE AGREEMENT—Covenant Not to Compete” below);

•	the risk of disruption to our lead generation business as a result of the public announcement of the Asset Sale Transaction; and

•	the other risks set forth under “RISK FACTORS— Risks Relating to the Asset Sale Transaction” and “RISK FACTORS— Risks Relating to Our New Patent Licensing Business” below.

After taking into account all of the material factors relating to the asset purchase agreement and the Asset Sale Transaction, including those factors set forth above, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the Asset Sale Transaction outweigh the risks and that the asset purchase agreement and the Asset Sale Transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

For the reasons set forth above, our board of directors has unanimously determined that the asset purchase agreement and the Asset Sale Transaction and other transactions contemplated by the asset purchase agreement are advisable and in the best interests of our company and our stockholders, and unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of Our Financial Advisor

We retained GCA Savvian as our financial advisor in connection with the Asset Sale Transaction.  At the meeting of our board of directors on October 7, 2011, GCA Savvian rendered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors, and limitations set forth in the written opinion and described below, the aggregate consideration to be paid by Bankrate in the proposed Asset Sale Transaction was fair, from a financial point of view, to InsWeb.

The full text of GCA Savvian’s opinion dated October 7, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by GCA Savvian in rendering its opinion, is attached to this proxy statement as Appendix B and is incorporated in its entirety herein by reference.  The holders of InsWeb common stock are urged to read the opinion carefully in its entirety.  The GCA Savvian opinion is for the information of our board of directors in its evaluation of the purchase consideration.  The GCA Savvian opinion was approved by a fairness opinion committee of GCA Savvian.  The GCA Savvian opinion does not address any other term or aspect of the asset purchase agreement or Asset Sale Transaction, including, but not limited to, the fairness of the Asset Sale Transaction to the holders of InsWeb common stock, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any of InsWeb’s officers, directors or employees, or class of such persons, including without limitation, in relation to the purchase consideration.  The GCA Savvian opinion also does not address the underlying business decision by InsWeb to enter into the Asset Sale Transaction, or the relative merits of the Asset Sale Transaction as compared to any strategic alternatives that may be available to InsWeb, and it does not constitute a recommendation to InsWeb, its board of directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Asset Sale Transaction.  GCA Savvian was not asked to, and did not, offer any opinion as to the material terms of the asset purchase agreement or the structure of the Asset Sale Transaction.  The following is a summary of the GCA Savvian opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by GCA Savvian in rendering its opinion, and is qualified by reference to the full text of the opinion attached as Appendix B, which you are encouraged to read in its entirety.

In arriving at its opinion, GCA Savvian, among other things:

•	reviewed the draft of the asset purchase agreement dated October 6, 2011;

•	reviewed certain publicly available financial statements and other information provided by InsWeb relating to the lead generation business;

•	reviewed certain internal financial statements, other financial and operating data, and other information concerning the lead generation business, prepared by the management of InsWeb;

•	reviewed certain financial projections relating to InsWeb prepared by the management of InsWeb;

•	discussed the past and current operations, financial condition and the prospects of the lead generation business with the management of InsWeb;

•	compared the financial performance of the lead generation business with that of certain publicly-traded companies that GCA Savvian deemed comparable to the lead generation business;

•	reviewed the financial terms, to the extent publicly available, of certain transactions that GCA Savvian has identified as comparable to the Asset Sale Transaction;

•	analyzed discounted cash flow models for the lead generation business prepared based upon estimates and assumptions provided by the management of InsWeb;

•	analyzed premiums paid in certain other public company transactions that GCA Savvian has identified as comparable to the Asset Sale Transaction;

•	participated in discussions and negotiations among representatives of InsWeb and Bankrate and their respective legal and financial advisors with respect to the Asset Sale Transaction; and

•	performed such other analyses and considered such other factors as GCA Savvian deemed appropriate.

In preparing its opinion, GCA Savvian assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. GCA Savvian did not undertake any independent investigation of any legal, accounting or tax matters affecting InsWeb or the Asset Sale Transaction, and GCA Savvian has assumed the correctness of all legal, accounting and tax advice given to InsWeb and its board of directors.   GCA Savvian did not undertake any formal valuation or appraisal of any of the assets, liabilities or securities of InsWeb, Bankrate or any of their respective affiliates, nor was GCA Savvian furnished with any such valuations or appraisals.  GCA Savvian also has not evaluated InsWeb’s go-forward business plan and has not performed any valuation or analysis with respect to the assets or liabilities that InsWeb may retain, or distribute, following the Asset Sale Transaction, or any related tax consequences.

With respect to the financial projections relating to InsWeb’s lead generation business and prepared by the management of InsWeb, GCA Savvian assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InsWeb.  GCA Savvian further assumed that the Asset Sale Transaction would be consummated in accordance with the terms set forth in the asset purchase agreement last reviewed by it.

The opinion of GCA Savvian is necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to GCA Savvian as of, the date of its opinion.  GCA Savvian has assumed no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after the date of the opinion.

Valuation Analyses of GCA Savvian

On October 7, 2011, in connection with preparing its opinion for our board of directors, GCA Savvian made a presentation of its valuation analyses of the Asset Sale Transaction to our board of directors.

The following is a summary of the material analyses contained in the presentation that was delivered to our board of directors on October 7, 2011.  The fact that any specific analysis has been referred to in the summary below and in this proxy statement does not mean that such analysis was given more weight than any other analysis. In arriving at its opinion, GCA Savvian made qualitative judgments as to the significance and relevance of each analysis and factor that it considered.  In reaching its conclusions, GCA Savvian arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and analyses performed by GCA Savvian in connection with its opinion operated collectively to support its determination as to the fairness of the aggregate consideration from a financial point of view to InsWeb. GCA Savvian did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, GCA Savvian made its determination as to the fairness of the purchase consideration from a financial point of view to InsWeb as of the date of its opinion on the basis of its financial and comparative analyses.  The following summary is not a complete description of all of the analyses performed and factors considered by GCA Savvian in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by GCA Savvian. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.  GCA Savvian believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analysis and opinion.  With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating InsWeb or the Asset Sale Transaction.  In addition, no company or transaction used as a comparison is either identical or directly comparable to InsWeb or the Asset Sale Transaction. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.  Although other valuation techniques may exist, GCA Savvian believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for GCA Savvian to arrive at the opinion.

The estimates of the future performance of InsWeb provided by our management and reviewed by GCA Savvian are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  Accordingly, the estimates used in, and the results derived from, GCA Savvian’s analysis are inherently subject to substantial uncertainty.  In performing its analyses, GCA Savvian considered industry performance, general business and economic conditions, and other matters, many of which are beyond the control of InsWeb.  Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

Although the purchase consideration was determined through negotiation between InsWeb and Bankrate in which GCA Savvian participated, the decision to enter into the asset purchase agreement was solely the decision of InsWeb and the InsWeb board of directors.  The opinion of GCA Savvian was only one of many factors considered by our board of directors in its evaluation of the Asset Sale Transaction and should not be viewed as determinative of the views of our board of directors or our management with respect to the Asset Sale Transaction or the purchase consideration. GCA Savvian did not recommend any specific purchase consideration to our board of directors or state that any specific purchase consideration constituted the only appropriate purchase consideration for the Asset Sale Transaction.

Comparable Companies Analysis.  Using publicly available information and estimates of future financial results published by equity research analysts, GCA Savvian compared financial and operating information and ratios for InsWeb with the corresponding financial and operating information and ratios for the following publicly traded companies.  The comparable companies used by GCA Savvian in this analysis were selected based on certain business and market criteria that GCA Savvian determined to be similar to characteristics of InsWeb’s lead generation business:

Comparable Companies:
QuinStreet, Inc.
Marchex Inc.
eHealth Inc.
XO Group Inc.
Move Inc.
Tech Target Inc.

GCA Savvian calculated implied reference aggregate value ranges for the lead generation business of InsWeb using revenue and EBITDA multiples of the comparable companies, which were based on the estimated calendar year 2011 revenue and EBITDA and estimated calendar year 2012 revenue and EBITDA (as derived from public filings, press releases and publicly available equity research analyst reports and estimates).  GCA Savvian then applied its judgment and derived from such range of revenue and EBITDA multiplies for the comparable companies a selected range of revenue and EBITDA multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the 2011 estimated revenue selected multiple range of the comparable companies of 1.0x to 1.4x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $53.3 million to $74.6 million.  Based on the 2012 estimated revenue selected multiple range of the comparable companies of 0.9x to 1.3x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $59.5 million to $86.0 million.  Based on the 2011 estimated EBITDA selected multiple range of the comparable companies of 5.3x to 9.0x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $25.8 million to $43.8 million.  Based on the 2012 estimated EBITDA selected multiple range of the comparable companies of 4.8x to 7.5x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $44.5 million to $69.6 million.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the range indicated by the 2011 and 2012 estimated revenue multiples and the 2012 estimated EBITDA multiples for the comparable companies and above the range indicated by the 2011 estimated EBITDA multiples for the comparable companies.

 Precedent Transactions Analysis. GCA Savvian compared the Asset Sale Transaction to the acquisitions of private and public companies in the table below (the “comparable acquisitions”).  The precedent transactions used by GCA Savvian in this analysis were selected based on certain transaction characteristics, including target business model, that GCA Savvian determined to be similar to the contemplated sale of InsWeb’s lead generation business:

Date Announced	Acquiror	Target
1/1/2011	Bankrate, Inc.	Trouve Media, Inc.
9/1/2010	InsWeb Corporation	Potrero Media Corporation
7/29/2010	QuinStreet, Inc.	Insurance.com
6/29/2010	Bankrate, Inc.	NetQuote, Inc.
6/29/2010	Bankrate, Inc.	CreditCards.com
7/22/2009	Apax Partners	Bankrate, Inc.
2/5/2008	Bankrate, Inc.	InsureMe
12/10/2007	Bankrate, Inc.	Savingforcollege.com

In connection with this analysis, GCA Savvian measured a twelve month trailing revenue multiple, referred to below as the “LTM Revenue Multiple,” a twelve month forward revenue multiple, referred to below as the “NTM Revenue Multiple,” a twelve month trailing EBITDA multiple, referred to below as the “LTM EBITDA Multiple,” and a twelve month forward EBITDA multiple, referred to below as the “NTM EBITDA Multiple.”  Actual and estimated revenues and EBITDA for the constituent entities of the comparable acquisitions were derived from publicly available sources, including public filings, press releases and equity research analysts’ estimates.  GCA Savvian calculated implied reference aggregate value ranges for the lead generation business of InsWeb using the LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiplies of the comparable acquisitions.  GCA Savvian then applied its judgment and derived from such range of LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiples of the comparable acquisitions a selected range of LTM Revenue Multiples, NTM Revenue Multiples, LTM EBITDA Multiples and NTM EBITDA Multiples that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the LTM Revenue Multiple selected range of the comparable transactions of 0.6x to 1.5x and the NTM Revenue Multiple selected range of the comparable transactions of 0.5x to 1.4x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $30.0 million to $75.0 million based on the selected LTM Revenue Multiple range of the comparable transactions and an implied reference aggregate value range of $29.8 million to $83.5 million based on the selected NTM Revenue Multiple range of the comparable transactions.  Based on the LTM EBITDA Multiple selected range of the comparable transactions of 7.0x to 14.0x and the NTM EBITDA Multiple selected range of the comparable transactions of 4.5x to 10.0x, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $29.7 million to $59.5 million based on the selected LTM EBITDA Multiple range of the comparable transactions and an implied reference aggregate value range of $30.0 million to $66.7 million based on the selected NTM EBITDA Multiple range of the comparable transactions.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the aggregate value range indicated by the LTM Revenue Multiple range, NTM Revenue Multiple range and NTM EBITDA Multiple range of the comparable acquisitions and above the aggregate value range indicated by the LTM EBITDA Multiple range of the comparable acquisitions.

Precedent Premiums Analysis. GCA Savvian reviewed public data covering a significant number of acquisition transactions involving publicly traded technology companies over the 18 month period prior to October 7, 2011 in which the aggregate transaction value was between $50.0 million and $500.0 million, to derive a range of aggregate value premiums paid relative to the target company’s aggregate value one day, thirty day average and twelve months average prior to the announcement of the acquisition transaction.  GCA Savvian then applied its judgment and derived from such range of aggregate value premiums of the precedent acquisition data a selected range of such aggregate value premiums that it viewed as most appropriate for purposes of calculating the implied reference aggregate value ranges for the lead generation business of InsWeb.  Based on the one day selected aggregate value premium range of the precedent acquisition data of 30% to 90%, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $43.4 million to $63.5 million.  Based on the thirty day average selected aggregate value premium range of the precedent acquisition data of 30% to 100%, GCA Savvian calculated an implied reference aggregate value range for the lead generation business of InsWeb of $40.7 million to $62.7 million.  Based on the twelve month average selected aggregate value premium range of the precedent acquisition data of 45% to 125%, GCA calculated an implied reference aggregate value range for the lead generation business of InsWeb of $55.9 million to $86.8 million.  GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the aggregate value range indicated by both the one day and twelve months average selected aggregate value premium range of the precedent acquisition data and above the aggregate value range indicated by the thirty day average selected aggregate value premium range of the precedent acquisition data.

Discounted Cash Flow Analysis.  Using projections provided by our management, GCA Savvian performed a discounted cash flow analysis for the lead generation business of InsWeb.  Based on the projections provided by our management, GCA Savvian calculated the unlevered free cash flows that the lead generation business of InsWeb is expected to generate during the fourth quarter of calendar year 2011 through 2015.  GCA Savvian also calculated a range of terminal values of our company by applying revenue growth rates in calendar years 2012 and 2013 ranging from 15.0% to 24.0% and 15.0% to 21.4%, respectively, and perpetual growth rates ranging from 3.0% to 5.0%.  GCA Savvian then discounted the unlevered free cash flows and the range of terminal values to present values (using a time horizon of four years) using a range of discount rates from 20.0% to 25.0%, which were chosen by GCA Savvian based upon an analysis of the weighted average cost of capital of our company.

Based on the information provided by InsWeb management and estimates consistent with market practice, GCA Savvian calculated a range of aggregate values for the lead generation business of InsWeb of $47.6 million to $67.7 million. GCA Savvian noted that the proposed aggregate consideration of $63.4 million (after reduction for an estimated net working capital shortfall as of the closing date of $1.6 million, based on current expectations of InsWeb’s net working capital balance as of the closing date and assuming a December 2011 closing date) was within the range of aggregate values indicated by the discounted cash flow analysis.

The discounted cash flow methodology relies on a number of assumptions, including perpetuity growth rates and discount rates. The valuations derived from the discounted cash flow analyses are not necessarily indicative of the present or future value or results of the lead generation business of InsWeb.

Miscellaneous. GCA Savvian is acting as financial adviser to our board of directors in connection with the Asset Sale Transaction. Under the terms of its engagement, we have agreed to pay GCA Savvian fees for its financial advisory services, including its opinion discussed above, a portion of which is payable in connection with the opinion discussed above and a substantial majority of which is payable upon the consummation of the Asset Sale Transaction. We have agreed also to reimburse GCA Savvian for expenses reasonably incurred in performing its services, and to indemnify GCA Savvian for certain liabilities related to or arising out of its engagement.

In addition to acting as financial adviser to our board of directors in connection with the Asset Sale Transaction, GCA Savvian has provided financial advisory and financing services to InsWeb in the past two years. Specifically, GCA Savvian advised InsWeb on its acquisition of Potrero Media Corporation, announced in September 2010 and completed in October 2010.  GCA Savvian and its affiliates may provide financial advisory and/or financing services to InsWeb and Bankrate in the future.  GCA Savvian was selected by our board of directors based on GCA Savvian’s qualifications, expertise and reputation.  GCA Savvian and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities.  In the ordinary course of these activities and services, GCA Savvian and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of InsWeb or Bankrate or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the asset purchase agreement for their own account.

Governmental and Regulatory Approvals

Under the Hart-Scott-Rodino Act, we cannot consummate the Asset Sale Transaction until we and Bankrate have notified the Antitrust Division of the Department of Justice, or “DOJ,” and the Federal Trade Commission, or “FTC,” of the proposed sale, furnished them with certain information and materials relating to the Asset Sale Transaction, and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the Hart-Scott-Rodino Act. InsWeb and Bankrate filed notification and report forms under the Hart-Scott-Rodino Act with the Antitrust Division of the DOJ and the FTC on October 24, 2011.  Accordingly, the waiting period will expire on November 23, 2011, unless earlier terminated or extended by a request for additional documentary materials and information by the DOJ or FTC.

When the Asset Sale Transaction is Expected to be Completed

We expect to complete the Asset Sale Transaction on the second business day after all of the closing conditions in the asset purchase agreement, including approval of the Asset Sale Proposal by our stockholders, have been satisfied or waived. Subject to the uncertainty concerning the satisfaction or waiver of these conditions, we expect the Asset Sale Transaction to close by the end of 2011. However, there can be no assurance that the Asset Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the Asset Sale Transaction is Completed and the Nature of Our Business Following the Transaction

If the Asset Sale Transaction is completed, we will no longer conduct the insurance lead generation business, and will be prevented by the asset purchase agreement from reentering that business for a period of ten years.  We intend to develop and operate a business that licenses and otherwise enforces our patented technologies.  We expect to generate revenues and related cash flows from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. We own five issued patents and have filed applications for two additional, related patents. The assets that are currently used in connection with the lead generation business and are the subject of the asset purchase agreement are not needed to conduct the Patent Licensing Business.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction.  However, following the Asset Sale Transaction our business will be significantly smaller, and therefore we may fail to satisfy the continued listing standards of the NASDAQ Capital Market. In order to continue to be listed on the NASDAQ Capital Market, we must meet the bid price and total stockholders requirements as set forth in NASDAQ Listing Rule 5550(a) and at least one of the three standards in NASDAQ Listing Rule 5550(b), which include having stockholders’ equity of at least $2.5 million.

If we do not satisfy those standards and we are unsuccessful in taking corrective action to comply with the listing requirements, we may be delisted from the NASDAQ Capital Market.  If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board.

Based on our pro forma condensed consolidated financial statements attached as Appendix C to this proxy statement, following the Asset Sale Transaction we expect to have stockholders’ equity of at least $2.5 million and qualify for listing on the NASDAQ Capital Market under the stockholders’ equity standard set forth above.  Our continued listing on the NASDAQ Capital Market will also be subject to the requirement that: (i) the bid price of our common stock does not fall below $1.00 per share for 30 consecutive trading days, (ii) we continue to have at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding), (iii) we continue to have at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the Company), and (iv) we continue to have at least two registered and active market makers.

If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, we may be delisted from that market. If we are delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock. See “RISK FACTORS—Risks Related to the Asset Sale Transaction” below.

Effects on Our Company if the Asset Sale Transaction is Not Completed

If the Asset Sale Transaction is not completed, we will continue our focus on operating the insurance lead generation business, and we may consider and evaluate other strategic opportunities. We also will consider using a limited amount of our resources to generate patent licensing revenues as an ancillary business. In such a circumstance, there can be no assurances that our continued operation of the lead generation business or any alternative strategic opportunities will result in the same or greater value to our stockholders as the Asset Sale Transaction.

If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Bankrate a termination fee of $2,500,000. See “ASSET PURCHASE AGREEMENT —Termination” below.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale Proposal.

Interests of Certain Persons in the Asset Sale Transaction

In considering the recommendation of our board of directors with respect to the Asset Sale Proposal, our stockholders should be aware that some of our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally, including those described below and those described in “Proposal #3 – Compensation Proposal” beginning on page 45. Our board of directors was aware of these interests and considered them in approving the asset purchase agreement and the Asset Sale Transaction and recommending that our stockholders approve the Asset Sale Proposal.

Outstanding Stock Options

Specifically, the Asset Sale Transaction represents a sale of all or substantially all of our assets for purposes of the 1997 InsWeb Stock Option Plan, the 2008 InsWeb Stock Option Plan, and awards granted thereunder. As a result, all outstanding options and other awards granted pursuant to the stock incentive plans held by our directors and employees, including our executive officers will immediately vest upon the completion of the Asset Sale Transaction.

In addition, on October 31, 2011, our board approved amendments to the 1997 InsWeb Stock Option Plan and the 2008 InsWeb Stock Option Plan, contingent upon completion of the Asset Sale Transaction, which provide that all options outstanding as of the date of closing of the Asset Sale Transaction shall not terminate and shall remain exercisable until (i) the date on which the option grant would have otherwise terminated by its terms, or (ii) the date on which the option expires in connection with the optionee’s termination of service with InsWeb.  If our board of directors had not approved these amendments, all outstanding options that were not exercised prior to the date of the closing of the Asset Sale Transaction would have terminated.

The following table sets forth, as of October 28, 2011, information with respect to the outstanding options beneficially owned by each director and executive officer of our company.

				Weighted Avg.
				Exercise Price
Name	Options	Vested	Unvested(1)	of Unvested Options
Hussein A. Enan	506,500	456,917	49,583	$6.72
L. Eric Loewe	159,115	133,365	25,750	$6.52
Richard A. Natsch	0	0	0	N/A
Steven J. Yasuda	123,589	108,464	15,125	$6.55
Dennis H. Chookaszian	164,823	161,073	3,750	$7.00
James M. Corroon	121,938	118,188	3,750	$7.00
Elisabeth H. DeMarse	45,000	41,250	3,750	$8.51
Thomas W. Orr	130,262	126,512	3,750	$7.00
Robert A. Puccinelli	157,451	153,701	3,750	$7.00

(1) Unvested options will immediately vest upon the completion of the Asset Sale Transaction.

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, entered into a voting and support agreement with Bankrate which obligates him to vote in favor of the Asset Sale Proposal and against other acquisition proposals.  Mr. Enan, who holds approximately 24% of our outstanding shares on the date hereof, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Employment Arrangements

While Bankrate is under no obligation to offer employment to any of our current employees, certain of our employees may be offered employment by Bankrate prior to or following the closing of the Asset Sale Transaction.

Severance and Change of Control Arrangements

Our executive officers, other than our Chief Executive Officer, are eligible to participate in the InsWeb Corporation  Executive Retention and Severance Plan (the “Executive Severance Plan”), which provides severance and other benefits if the executive’s employment is terminated in connection with a change in control of InsWeb, including the consummation of the Asset Sale Transaction.  In the event the employment of any participating executive officer is terminated without “cause” or the executive terminates his or her employment for “good reason” during the period beginning upon the announcement of the Asset Sale Proposal and ending 24 months after the closing of the Asset Sale Transaction, then such executive will be entitled to a severance benefit consisting of: (a) the continued payment of base salary over a period of 12 months, beginning on the 60th day after the date of termination; (b) continued health (including medical and dental), life insurance and long-term disability benefits through the severance period at the same premium cost and at the same coverage level as in effect as of such executive’s termination of employment or, instead, a reimbursement of the portion of the executive’s premiums that exceeds the amount of premiums that the executive would have been required to pay during such period; (c) a reimbursement of relocation expenses, up to a maximum of $25,000, if such executive has been employed by InsWeb for less than 12 months prior to the announcement of the Asset Sale Proposal and whose termination of employment occurs no later than 12 months after the closing of the Asset Sale Transaction and who relocated his or her primary residence more than 50 miles to accommodate his or her employment with InsWeb; and (d) acceleration of vesting of all unvested equity awards.  As of October 28, 2011, the cash severance benefits and continued welfare benefits would be as follows for each of the named executive officers:

	Cash Severance Benefits	Health, Life Insurance and Long-Term Disability Benefits
Name	($)(1)	($)(2)

Hussein A. Enan	$ N/A	$ N/A
L. Eric Loewe	$218,360	$10,637
Richard A. Natsch	$250,000	$2,194
Steven J. Yasuda	$169,753	$14,916

(1) Equals 12 months of current base salary.
(2) The employer-paid premiums for continued health (including medical and dental), life insurance and long-term disability benefits. This benefit ceases when the executive and/or his or her dependents becomes eligible for coverage under another employer’s benefit plans.

In the event that any payment, distribution or benefit received or to be received by an executive pursuant to the Executive Severance Plan would subject such executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by such executive with respect to such excise tax, then the executive will be entitled to receive an additional gross-up payment in an amount such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon such payments.

The Executive Severance Plan defines “good reason” as the occurrence any of the following conditions without the executive’s written consent, which are not cured by InsWeb after notice from the executive: (i) a material adverse change in the executive’s duties; (ii) a material adverse change in the duties of the supervisor to whom the executive is required to report; or, if the executive reported directly to the board of directors, a requirement that the executive report to a corporate officer or other employee rather directly to the board of directors; (iii) a material decrease in the executive’s base salary or target bonus amount; (iv) the relocation of the executive’s work place to a location that increases his or her regular commute distance by more than 30 miles one-way; or (v) InsWeb’s material breach of the Executive Severance Plan.

All severance benefits are subject to the executive officer’s effective release of any claims against InsWeb and related parties and his or her compliance with certain noncompetition, nonsolicitation, nondisruption, nondisparagement and confidentiality agreements with InsWeb.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet and we anticipate recording a gain from the Asset Sale Transaction.

Use of Proceeds

Our company, and not our stockholders, will receive all of the net proceeds from the Asset Sale Transaction.  We anticipate using a portion of the net proceeds for general working capital purposes in connection with the development and operation of our new Patent Licensing Business.  In addition, we expect to use a significant portion of the net proceeds from the Asset Sale Transaction to make a special cash distribution to our stockholders in the first quarter of 2012.

Although our board of directors and management have had preliminary discussions regarding our operational needs in connection with the Patent Licensing Business, our board intends to continue to review with management the working capital needs, anticipated liabilities and potential strategic uses of capital in connection with the operation of such business.  Accordingly, we cannot specify with certainty the amount of net proceeds we will use for the Patent Licensing Business or the amount of the net proceeds that we will distribute to our stockholders.  Consequently, you should not vote in favor of the Asset Sale Transaction based upon any assumptions regarding the amount or timing of a special cash distribution to stockholders.

Material Income Tax Consequences

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction.  A limited discussion of the California limitation on the use of net operating loss carryforwards and research credits is provided below.  This discussion is a summary for general information only and applies solely to holders of our common stock and to us.  The discussion addresses only the specific U.S. federal and California income tax consequences set forth below and does not address any other U.S. federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Asset Sale Transaction or any other transaction.

This discussion does not purport to be a complete analysis of all of the tax considerations applicable to all categories of stockholders, some of which (such as broker-dealers, stockholders who hold the common stock as part of hedging or conversion transactions, stockholders whose functional currency is not the U.S. dollar, and tax-exempt organizations) may be subject to special rules.

THIS DISCUSSION IS NOT INTENDED TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the California Revenue and Taxation Code, all as in effect on the date hereof and all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. No rulings have been requested or received from the Internal Revenue Service, or IRS, as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of tax consequences of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

Asset Sale Transaction

The Asset Sale Transaction will be treated for U.S. federal and state income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Bankrate. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

The State of California has suspended the net operating loss carryforward deduction for the 2011 taxable year for any corporate taxpayer with annual U.S. federal taxable income, modified by any state adjustments, in excess of $300,000. As a result, we will be unable to make any use of our California net operating loss carryforwards in 2011 for California tax purposes.

Distribution

Generally, the Asset Sale Transaction will not produce any separate and independent U.S. federal income tax consequences to our stockholders. However, stockholders may be subject to U.S. federal income taxation on all or a portion of any distribution made to stockholders from the net proceeds.  Such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Dividends paid to non-corporate shareholders in taxable years beginning on or before December 31, 2012 will generally be subject to a reduced long-term capital gains rate of 15% if certain holding period and other requirements are met.

To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and will first reduce a stockholder’s adjusted tax basis in the common stock, but not below zero, and then will be treated as gain from the sale of the common stock.  Such gain generally will be long term capital gain if the common stock has been held for more than one year.  The maximum tax rate for non-corporate taxpayers on adjusted net capital gains is 15% for long-term capital gains recognized in taxable years beginning on or before December 31, 2012.

If you are a U.S. corporate stockholder and receive distributions that constitute dividends for U.S. federal income tax purposes described above, (i) you may be eligible for a dividends-received deduction and (ii) you may be subject to the “extraordinary dividend” provisions of the Code if you have not held your shares for more than two years before the date on which we first announce such distributions, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion (as defined in Code Section 1059) of the dividend. You should consult your tax advisor concerning the availability of the dividends-received deduction and the possible application of the “extraordinary dividend” rules of Section 1059 of the Code based on your particular circumstances.

Any dividend (out of earnings and profits) paid to a non-U.S. stockholder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. stockholder must provide us with an Internal Revenue Service (“IRS”) Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-U.S. stockholder that are effectively connected with a U.S. trade or business conducted by the non-U.S. stockholder (and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed tax base maintained by the non-U.S. stockholder in the United States) are exempt from such withholding tax.  To obtain this exemption, the non-U.S. stockholder must provide us with an IRS Form W-8ECI properly certifying such exemption.  Such effectively connected dividends, although not subject to withholding tax, will be subject to U.S. federal income tax on a net income basis at the same graduated rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise.  In addition to the income tax described above, dividends received by corporate non-U.S. stockholders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. stockholder of our common stock may obtain a refund of any excess amounts withheld if the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules, or (iii) certify that you are not a U.S. person or otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your federal income tax liability, provided that you timely furnish the IRS with certain required information.

EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TRANSACTION OR A POTENTIAL DISTRIBUTION, AND AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES.

Vote Required

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock as of the record date for the special meeting. By approving the Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the Asset Sale Transaction. Failure to attend the special meeting, in person or by proxy, broker non-votes, and abstentions will have the same effect as an “AGAINST” vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #1, THE ASSET SALE PROPOSAL.

ASSET PURCHASE AGREEMENT

This section describes the material terms of the asset purchase agreement. Please note that the summary below and elsewhere in this proxy statement regarding the asset purchase agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement of the asset purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A.  We encourage you to read the asset purchase agreement carefully in its entirety for a more complete understanding of the Asset Sale Transaction, the terms of the asset purchase agreement, and other information that may be important to you.

General

On October 10, 2011, we entered into an asset purchase agreement with Bankrate pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale Proposal by our stockholders at the special meeting, to sell to Bankrate substantially all of the assets used in the lead generation business.

Purchase and Sale of Assets

Subject to certain exceptions described below, we agreed to sell or assign to Bankrate all of the assets currently used by us in our lead generation business, including:

•	all of our goodwill and the corporate name “InsWeb;”

•	substantially all of the furniture, equipment and other tangible personal property and personal property leases;

•	all trademarks, trade names, copyrights, trade secrets, domain names and similar intellectual property rights, except rights to any aspect of our patent portfolio;

•	causes of action, judgments or other rights related to our business;

•	all accounts receivable;

•	all rights to or arising out of any express or implied warranty;

•	all prepaid expenses, advances and deposits, including those related to lead purchases;

•	all books and records relating to our business;

•	all rights under contracts, licenses and other agreements to which we are a party and which relate to our business; and

•	refunds for taxes relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

Bankrate will also assume the following liabilities:

•	liabilities related to the lead generation business to the extent set forth on a balance sheet to be delivered in connection with the closing and included in net working capital;

•	contracts (other than real property leases) related to the lead generation business;

•	liabilities to InsWeb employees that are hired by Bankrate and that arise after the closing of the Asset Sale Transaction, and relating to any period of employment with Bankrate or its affiliates; and

•
liabilities for taxes (other than taxes for which we are liable pursuant to the Asset Purchase Agreement) relating to the lead generation business that are attributable to periods arising after the closing of the Asset Sale Transaction.

Under the asset purchase agreement, we are not selling or assigning to Bankrate:

•	cash, cash equivalents or short-term investments;

•	issued patents, any pending patent application, and any causes of action related to our patents;

•	leased real property;

•	losses, loss carryforwards or tax credits related to any taxable year on or before the closing date of the Asset Sale Transaction that Bankrate does not succeed to under applicable law;

•	current or prior insurance policies and any rights to insurance recoveries;

•	any employee benefit plans that we maintain;

•	books and records relating to our patent portfolio or regarding the proposed acquisition of our assets;

•	shares of stock in any of our subsidiaries; and

•	intercompany rights, contracts, loans or receivables.

Assets which are by their terms non-assignable without the consent of a third party are not transferred by the asset purchase agreement.  We are required to cooperate with Bankrate to obtain the consent of third parties; however, we are not required to incur any expenses not expressly contemplated by the lease or contract to obtain such consents.

Purchase Price

If the Asset Sale Transaction is completed, then at the closing Bankrate will be required to pay $65,000,000, in cash, to InsWeb, subject to a downward adjustment for the amount by which our non-cash working capital is less than $2,000,000 or an upward adjustment for the amount by which our non-cash working capital exceeds $2,000,000 (in each case, subject to a de minimis threshold).

Voting and Support Agreements

In connection with the execution of the asset purchase agreement, Hussein A. Enan, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, and various funds managed by Osmium Capital Partners, which, together with Mr. Enan, collectively owned approximately 40% of our outstanding shares on the date of the asset purchase agreement, have entered into voting and support agreements with Bankrate which obligate them to vote in favor of the transaction and against other acquisition proposals.  Mr. Enan, who held approximately 24% of our outstanding shares on the date of the asset purchase agreement, has agreed that he will not, among other things, sell, transfer, assign, tender in any tender or exchange offer, or otherwise dispose of any of his shares or, with limited exceptions, exercise any stock options for our shares.

Patent License Agreement

At the closing of the Asset Sale Transaction, we and Bankrate will enter into a Patent License Agreement granting to Bankrate a perpetual, royalty free, non-exclusive, license to our issued patents and pending patent applications.  The terms of this license will not permit Bankrate to sublicense the patent rights to any unaffiliated third party.

Conditions to Closing

The obligation of Bankrate to complete the Asset Sale Transactions is subject to the satisfaction (or written waiver by Bankrate) of the following conditions:

•	InsWeb shall have materially performed its covenants and agreements as specified in the asset purchase agreement;

•
generally, each of InsWeb’s representations and warranties shall be true and correct in all respects on the signing date and the closing date, except for changes contemplated by the asset purchase agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect;

•	InsWeb shall have delivered to Bankrate a certificate, executed by a duly authorized officer, that the preceding two conditions are satisfied;

•	InsWeb shall have obtained stockholder approval of the Asset Sale Proposal;

•	there shall not have occurred and be continuing at the closing date a material adverse effect;

•
no governmental authority of competent jurisdiction shall have issued a decree, temporary restraining order, preliminary or permanent injunction or other order against the consummation of the transaction;

•
the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all governmental authorities which are necessary to consummate the Asset Sale Transaction; and

•	InsWeb shall have executed and delivered to Bankrate a bill of sale, assignment and assumption agreement, and the patent license agreement.

The obligation of InsWeb to complete the Asset Sale Transaction is subject to the satisfaction (or written waiver by InsWeb) of the following conditions:

•	Bankrate shall have materially performed its covenants and agreements as specified in the asset purchase agreement;

•
generally, each of Bankrate’s representations and warranties shall be true and correct in all respects on the signing date and the closing date, except for changes contemplated by the Agreement or matters that, individually or in the aggregate, would not be reasonably likely to have a material and adverse effect on Bankrate’s ability to consummate the Asset Sale Transaction;

•	Bankrate shall have delivered to InsWeb a certificate, executed by a duly authorized officer, that the preceding two conditions are satisfied;

•	InsWeb shall have obtained stockholder approval of the Asset Sale Proposal;

•
no governmental authority of competent jurisdiction shall have issued a decree, temporary restraining order, preliminary or permanent injunction or other order against the consummation of the transaction;

•
the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all governmental authorities which are necessary to consummate the Asset Sale Transaction; and

•	Bankrate shall have executed and delivered to InsWeb the assignment and assumption agreement and the patent license agreement.

Representations and Warranties

The asset purchase agreement contains customary representations, warranties and covenants made by InsWeb and Bankrate regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Asset Sale Transaction. Factual disclosures about InsWeb, Bankrate or their subsidiaries contained in this document or in public filings with the Securities and Exchange Commission may supplement, update or modify the factual disclosures about them that are contained in the asset purchase agreement. In reviewing the representations and warranties contained in the asset purchase agreement and described in this summary it is important to bear in mind that the parties negotiated the representations and warranties with the principal purpose of establishing the circumstances in which a party to the business combination agreement may have the right to terminate the combination if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters of fact.  The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the asset purchase agreement and to a contractual standard of materiality that may be different from those generally applicable to stockholders.

InsWeb made representations and warranties to Bankrate concerning the following matters:

•	its corporate organization and its authority to enter in the asset purchase agreement and patent license agreement;

•	its authority to operate its business;

•	the validity and enforceability of the asset purchase agreement and patent license agreement;

•	the effect of the Asset Sale Transaction on contractual and other rights or obligations of InsWeb relating to the lead generation assets;

•
the absence of a requirement to obtain consent or approval of, or any notice to or other filing with, any governmental authority, except for as provided under the Hart-Scott-Rodino Act, SEC or stock exchange filings;

•
the completeness and accuracy of InsWeb’s registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;

•	the preparation of financial statements in compliance with GAAP and other applicable accounting requirements;

•	the completeness and accuracy of InsWeb’s consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity;

•	the filing of tax returns, the payment of required taxes, including withholding from employees, and certain other tax matters;

•	InsWeb’s operation of the lead generation business in the ordinary course consistent with past practice;

•	litigation, investigations or proceedings relating to the lead generation business;

•	compliance with laws applicable to the ownership or operation of the lead generation business;

•	the status and enforceability of all contracts that are material to the lead generation business;

•	the validity and enforceability of the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	InsWeb’s ownership or license to the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	InsWeb’s grant of licenses to the intellectual property rights transferred to Bankrate in the Asset Sale Transaction;

•	claims of infringement or misappropriation concerning the intellectual property;

•	real estate owned or leased by InsWeb for use with respect to the lead generation business;

•	machinery, equipment, vehicles, furniture and other tangible personal property owned or leased by InsWeb used in the lead generation business;

•	compliance with environmental laws and environmental permits or licenses applicable to the lead generation business;

•	the completeness of the assets being purchased and the intellectual property to be licensed to Bankrate by InsWeb for the conduct of the lead generation business;

•	material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code regarding all employee benefit plans;

•	absence of labor strikes, work stoppages or lockouts, or union organizational campaigns;

•
absence of pending or, to our knowledge, threatened charges against us or any current or former employee before any governmental authority responsible for the prevention of unlawful employment practices regarding the lead generation business;

•	InsWeb’s financial advisor’s opinion that the purchase price is fair, from a financial point of view, to InsWeb; and

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction.

Bankrate made representations and warranties to InsWeb concerning the following matters:

•	Bankrate’s corporate organization and authority to execute and deliver the asset purchase agreement and the patent license agreement;

•	the validity and enforceability of the asset purchase agreement and patent license agreement;

•
the effect of Bankrate’s certificate of incorporation, bylaws or other organizational documents, and contracts on the authority of Bankrate to enter into the asset purchase agreement and ancillary agreements;

•	the required governmental consents and approvals being obtained;

•	the sufficiency of Bankrate’s cash and borrowing facilities to pay the purchase price contemplated by the asset purchase agreement; and

•	brokers, finders or investment bankers who may be entitled to compensation in connection with the Asset Sale Transaction.

Covenants

Stockholder Meeting.

We are required, as promptly as reasonably practicable, to duly call, give notice of, convene and hold a special meeting of stockholders to obtain stockholder approval of the Asset Sale Proposal. Unless there has been a change in the recommendation by our board of directors, we must use our reasonable best efforts to solicit stockholder proxies in favor of the approval of the Asset Sale Proposal.

No Solicitation of Transactions; Change of Board Recommendation.

We may not, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate the submission of any acquisition proposal, as defined in the asset purchase agreement, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal, or (ii) participate in any discussions or negotiations, or furnish to any person any information, or cooperate with any person, with respect to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal. However, if we receive a written unsolicited, bona fide acquisition proposal from a third party prior to obtaining stockholder approval of the Asset Sale Proposal that our board of directors or any committee thereof determines in good faith, after consultation with our financial advisors and outside counsel, that constitutes or is likely to lead to a superior proposal, as defined in the asset purchase agreement, then we may furnish information to such third party and participate in discussions or negotiations with such third party regarding the terms of such acquisition proposal. We are required to notify Bankrate as promptly as practicable, and in any event within 24 hours, if we receive any written acquisition proposal, including a copy of such acquisition proposal and the identity of the party making such acquisition proposal.

Our board of directors or any committee thereof may withdraw or change its recommendation for approval of the Asset Sale Proposal if it determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, provided that we have engaged in good faith negotiations with Bankrate regarding potential changes to the terms of the asset purchase agreement for at least three business days.

Even if our board of directors changes its recommendation for approval of the Asset Sale Proposal, we are still required to call and hold the special meeting for the purpose of approving the Asset Sale Proposal.

Information and Documents.

We are required to give Bankrate reasonable access to the properties, assets, books, records, agreements, documents, data, files and personnel of, and such other information regarding, our lead generation business.

Investigation by Bankrate.

The asset purchase agreement contains a provision by which Bankrate acknowledged that it has been afforded the opportunity to review all written materials which InsWeb was required to deliver or make available to Bankrate pursuant to the asset purchase agreement, that it had been permitted full and complete access to the books and records, facilities, equipment, contracts, and other properties and assets of InsWeb, and that it had an opportunity to meet with the officers and employees of InsWeb to discuss our business prior to signing the asset purchase agreement.

Conduct of InsWeb’s Business Prior to Closing.

Until the earlier of the closing of the Asset Sale Transaction or the termination of the asset purchase agreement, we have agreed to conduct the lead generation business in the ordinary course consistent with our past practice, and we are required to use reasonable efforts to preserve relationships with customers, suppliers and other third parties. We also agreed, among other things, not to:

•	incur or guarantee any indebtedness for a principal amount in excess of $50,000 or create or assume any liens with respect to any of the assets to be sold in the Asset Sale Transaction;

•	dispose of any of the assets to be sold in the Asset Sale Transaction having a value in excess of $50,000 in the aggregate;

•	undertake or commit to capital expenditures in excess of $50,000 in the aggregate;

•	enter into any collective bargaining agreement;

•
amend, except in the ordinary course of business, any material term of, or waive any material right under or terminate, any material contract, or enter into any material contract, except in the ordinary course of business;

•	make changes in our working capital policies;

•	settle any material litigation related to the lead generation business; and

•	issue additional shares of stock other than pursuant to the exercise of outstanding options or pursuant to our employee stock purchase plan.

Our obligations relating to the conduct of the business prior to the closing date are subject to exceptions for actions that are required by the asset purchase agreement, applicable law or regulation.

Conduct of Bankrate’s Business Prior to Closing.

Until the earlier of the closing of the Asset Sale Transaction or the termination of the asset purchase agreement, Bankrate has agreed to conduct its commercial relationships with InsWeb in the ordinary course consistent with past practice.

Consents of Third Parties; Governmental Approvals.

We and Bankrate are required to use our commercially reasonable efforts to take the actions necessary to consummate the Asset Sale Transaction, including actions relating to obtaining any consent, authorization, or order by any governmental authority or a party to any material contract.  In addition, we and Bankrate are obligated to file, and have filed, with the FTC and the Antitrust Division of the DOJ the notifications and other information required to be filed under the Hart-Scott-Rodino Act.

Bulk Transfer Laws.

Bankrate has waived compliance by InsWeb with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the Asset Sale Transaction, and we have agreed to indemnify and hold harmless Bankrate against, and reimburse Bankrate for, any losses incurred that relate to the failure to comply with the provisions of any such bulk transfer laws.

Recordation of Transferred Intellectual Property.

We have agreed to reimburse Bankrate for 50% of the cost and expense of the recordation of the intellectual property being transferred to Bankrate in connection with the Asset Sale Transaction if such amount is in excess of $5,000.

Change of Corporate Name.

We have agreed to promptly change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include the words “InsWeb” or “Potrero.”

Further Assurances.

We and Bankrate have agreed to execute and deliver all documentation and take such other actions as may reasonably be requested to complete the transfer to Bankrate of the assets being purchased and the assumed liabilities.

Covenant Not to Compete.

InsWeb has agreed for a period of ten years not to (i) own, operate or control a business similar to or competitive with the lead generation business; or (ii) induce or persuade any employee, agent, supplier or customer of InsWeb to terminate an employment, agency or business relationship in order to enter into any a relationship with any other business organization in competition with the lead generation business. The covenant not to compete, however, does not restrict us from owning in the aggregate 5% or less of any class of capital stock of any corporation or selling all or a portion of, or licensing the rights to, the patent rights in connection with our Patent Licensing Business.

If we violate any of our obligations under the covenant not to compete, Bankrate may bring an action against us for damages or other relief as a court may deem appropriate, including the entry of a temporary restraining order, or a preliminary or final injunction.

Insurance.

We will continue to be entitled to the coverage under all insurance policies relating to the lead generation business. Bankrate is required to arrange for its own insurance policies with respect to the lead generation business.

Privacy Policy.

The personal information regarding our customers and users that Bankrate will receive as part of the assets being purchased is subject to our existing Privacy Policy & Security Statement.  Bankrate has agreed to maintain adequate privacy and security safeguards to protect the personal information in accordance with all applicable data protection laws. Bankrate has also agreed to include a prominent statement on the InsWeb website providing notice of the change in ownership of the purchased assets.

Employee and Benefits Matters.

Some of our employees may be offered employment with Bankrate after the closing. We have agreed to cooperate with Bankrate in communicating with these employees regarding post-closing employment matters, including post-closing employee benefit plans and compensation.

Except as required by applicable law, the employees hired by Bankrate will cease participating in our benefit plans.   Bankrate has agreed to permit all of our employees hired by Bankrate to commence participation in employee benefit plans and compensation arrangements sponsored and maintained by Bankrate in accordance with the terms of those plans and arrangements.   Any transferring employee who becomes a participant in any benefit plan or program of Bankrate or its affiliates, will receive service credit under such plans and programs for purposes of eligibility, vesting and benefit accrual (other than under a defined benefit pension plan), except as would result in any duplication of benefits.

Any welfare plan maintained by Bankrate or its affiliates in which transferring employees are eligible to participate after the closing date, will (i) provide eligibility for transferring employees as of the closing date, (ii) waive any preexisting condition, actively-at-work requirements and waiting periods to the extent waived under the corresponding welfare plan of InsWeb and (iii) honor any expense incurred by the transferring employees and their covered dependents under similar plans of InsWeb during the portion of the calendar year in which the closing date occurs for purposes of satisfying any analogous deductible, co-insurance and maximum  out-of-pocket requirements.

We will be responsible for paying out any vacation days earned and unused under our vacation policy, including any banked amounts, upon an employee’s termination of employment with us in accordance with our vacation policy.  We will continue to be responsible for the medical, life insurance, disability and other welfare plan expenses and benefits for such employees with respect to claims incurred by such employees or their covered dependents prior to the closing of the Asset Sale Transaction. We will also be responsible for all legally mandated continuation of health care coverage for all employees and any of their covered dependents who experience a qualifying event on or prior to the date of the closing.

Tax Matters

InsWeb is liable for (A) taxes imposed on or with respect to the business and assets being sold to, and the liabilities being assumed by Bankrate for all taxable periods (or portion thereof) ending on or before the closing of the Asset Sale Transaction; (B) taxes of InsWeb or any of its affiliates, taxes imposed on or resulting to Bankrate or any of its affiliates as a transferee or successor or otherwise attaching the assets being sold to Bankrate, in each case for all taxable periods (or portion thereof) ending on or before the closing of the Asset Sale Transaction and any transfer taxes for which InsWeb is liable pursuant to the asset purchase agreement; and (C) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) and (B). Bankrate is liable for taxes (other than taxes for which InsWeb is liable for pursuant to the asset purchase agreement) imposed on or with respect to the assets being sold to Bankrate for all taxable periods (or portion thereof) beginning after the closing of the Asset Sale Transaction.  InsWeb and Bankrate are each responsible for 50% of any sales, use or other transfer tax imposed on the sale of assets to Bankrate pursuant to the asset purchase agreement.

InsWeb and Bankrate have agreed to notify and cooperate with each other in any examination or claim by a taxing authority which might result in a tax liability imposed on the other party.  In addition, InsWeb and Bankrate have agreed to certain other covenants relating to tax returns tax contests and other tax matters.

Termination

In certain circumstances, the asset purchase agreement may be terminated prior to the closing, as follows:

•	upon mutual written agreement of us and Bankrate;

•	by either party, if the Asset Sale Transaction has not closed by April 9, 2012;

•	by either party, if a court or governmental authority permanently restrains, enjoins or otherwise prohibits the Asset Sale Transaction;

•
by either party, if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition would not be satisfied, and such breach or failure remains uncured for 30 days following written notice of such breach;

•	by us, if Bankrate’s conditions to closing have been satisfied for five continuous business days and Bankrate refuses to close;

•	by either party, if the approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained; and

•	by Bankrate, if there is a change in recommendation by our board of directors.

The termination of the asset purchase agreement generally relieves both parties from their obligations, except for certain obligations that customarily survive termination, including obligations relating to confidentiality.  InsWeb is required to pay Bankrate a termination fee equal to $2,500,000 if:

•	Bankrate terminates the asset purchase agreement because our board of directors has changed its recommendation to stockholders;

•
either party terminates the asset purchase agreement because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained after our board of directors has changed its recommendation to stockholders;

•
Bankrate terminates the asset purchase agreement because closing does not occur by April 9, 2012 or because approval of the Asset Sale Proposal by InsWeb’s stockholders is not obtained, and in either case, prior to such termination, there was another proposal to acquire our business disclosed publicly or to our stockholders, or another person announced an intention to make such a proposal, and, within nine months of termination, we enter into a definitive agreement or consummate another such transaction; or

•
Bankrate terminates the asset purchase agreement because we materially breach our obligations not to solicit other transactions and to hold a special meeting of our stockholders to approve the Asset Sale Proposal.

PROPOSAL #2
NAME CHANGE AMENDMENT PROPOSAL

If approved, this proposal would permit us to change our name from “InsWeb Corporation” to “Internet Patents Corporation” effective upon completion of the Asset Sale Transaction.  Under the asset purchase agreement, we have agreed promptly after the closing of the Asset Sale Transaction to change our corporate name and the corporate name of our subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include certain words, including “InsWeb” or “Potrero.”  If the Asset Sale Proposal is not approved, we will not effect the name change of InsWeb Corporation.

Vote Required

Approval of the Name Change Amendment Proposal requires the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. Failure to attend the special meeting, in person or by proxy, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Name Change Amendment Proposal.  If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Name Change Amendment Proposal.

The name change is conditioned upon, and shall not take effect until the closing of the Asset Sale Transaction.  Accordingly, if the Asset Sale Proposal is not approved, the name change will not occur.

Stockholders who do not approve the Name Change Amendment Proposal may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “INSWEB CORPORATION” TO “INTERNET PATENTS CORPORATION” EFFECTIVE UPON COMPLETION OF THE ASSET SALE TRANSACTION.

PROPOSAL #3
COMPENSATION PROPOSAL

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 require that we seek an advisory (non-binding) vote from our stockholders to approve certain “golden parachute” compensation that our “named executive officers” may receive from our company in connection with the Asset Sale Transaction. Accordingly, we are asking our stockholders to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of InsWeb Corporation that are based on or otherwise relate to the Asset Sale Transaction, as disclosed in the section of the proxy statement entitled ‘Proposal #3 – Compensation Proposal.’”

Golden Parachute Compensation to Our Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale Transaction to which the following individuals, each a named executive officer of InsWeb, are entitled under existing agreements. The table below assumes that:

•	the Asset Sale Transaction is consummated on October 28, 2011, which is the last practicable date prior to the filing of this proxy statement; and

•
the employment of each of the named executive officers is involuntarily terminated immediately following the effective time of the Asset Sale Transaction if it were consummated on October 28, 2011, which is the last practicable date prior to the filing of this proxy statement.

	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($) (3)	Other ($)	Total ($)
Hussein A. Enan CEO, Interim CFO	$0	$83,766	$0	$0	$83,766
L. Eric Loewe SVP, General Counsel and Secretary	$218,360	$48,558	$12,482	$0	$279,400
Kiran Rasaretnam Former CFO	$0	$0	$0	$0	$0
(1)
Represents cash severance payment equal to 12 months of current base salary to which the executive officer would be entitled as a participant in the InsWeb executive Retention and Severance Plan (the "Executive Severance Plan"). Payment is due if the employment of any participating executive officer is terminated without "cause" or the executive terminates his or her employment for "good reason" during the period beginning upon the announcement of the Asset Sale Proposal and ending 24 months after the closing of the Asset Sale Transaction. Payment of cash severance is conditioned upon the executive officer's effective release of any claims against InsWeb and related parties and his or her compliance with certain restrictive covenants.

(2)	Represents the aggregate intrinsic value of option awards for which vesting would be accelerated pursuant to the terms of the Executive Severance Plan, the 1997 InsWeb Stock Option Plan and the 2008 InsWeb Stock Option Plan upon the completion of the Asset Sale Transaction, based on the fair market value of InsWeb's common stock on October 27, 2011.
(3)
Represents the dollar value of employer-paid premiums for continued health (including medical and dental), life insurance and long-term disability benefits for executive officers who participate in the InsWeb Executive Severance Plan.  This benefit ceases when the executive and/or his or her dependents become eligible for coverage under another employer’s benefit plans. Payment of severance benefits is conditioned upon the executive officer's effective release of any claims against InsWeb and related parties and his or her compliance with certain restrictive covenants.

Vote Required

Approval of the Compensation Proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the special meeting.

Failure to attend the special meeting, in person or by proxy, will have no effect on the outcome of the vote on the approval of the Compensation Proposal.  Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Compensation Proposal.  If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.  Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Compensation Proposal.

Approval of the Compensation Proposal is not a condition to completion of the Asset Sale Transaction. Therefore, if the Asset Sale Transaction is approved by our stockholders and completed, the compensation described above may be payable to our named executive officers regardless of whether our stockholders approve the Compensation Proposal.

Stockholders who do not approve the Compensation Proposal may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #3, THE PROPOSAL TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO INSWEB’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE ASSET SALE TRANSACTION, INCLUDING THE AGREEMENTS AND UNDERSTANDINGS PURSUANT TO WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE.

PROPOSAL #4
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Asset Sale Proposal is less than a majority of our outstanding shares of common stock entitled to vote at the special meeting. If this proposal is approved and the Asset Sale Proposal is not approved at the special meeting, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Vote Required

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Failure to attend the special meeting in person or by proxy, abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Stockholders who do not approve the Proposal to Adjourn or Postpone the Special Meeting may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL #4, THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ASSET SALE PROPOSAL.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to the Asset Sale Transaction, our new Patent Licensing Business, and our company, as well as the risk factors set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2011, and our Quarterly Report on Form 10-Q filed with the Securities and Exchange commission on August 12, 2011.

Risks Related to the Asset Sale Transaction

The failure to complete the Asset Sale Transaction may result in a decrease in the market value of our common stock and limit our ability to grow and implement our lead generation business strategies.

Bankrate’s obligation to close the Asset Sale Transaction is subject to a number of contingencies, including approval by our stockholders, and other closing conditions set forth in the asset purchase agreement. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that Bankrate will waive any that are not satisfied. If the Asset Sale Transaction is not completed, we may be subject to a number of risks, including the following:

•	there may not be another party interested in and able to purchase our lead generation business;

•	if an alternate purchaser and transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale Transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the Asset Sale Transaction will be completed;

•	our relationships with our customers, suppliers and employees may be damaged and our business may be harmed; and

•	we may be required to pay Bankrate a termination fee of $2,500,000.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations and the market value of our common stock may decline.

While the Asset Sale Transaction is pending, it creates uncertainty about our future which could have a material adverse effect on our business, financial condition and results of operations.

While the Asset Sale Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Asset Sale Transaction. In addition, while the Asset Sale Transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to business partners and other service providers;

•	the loss of employees who may depart due to their concern about losing their jobs following the Asset Sale Transaction; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.  Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the Asset Sale Transaction, and we will continue to do so until the closing.

The asset purchase agreement limits our ability to pursue alternatives to the Asset Sale Transaction.

The asset purchase agreement contains provisions that make it more difficult for us to sell the lead generation business to a party other than Bankrate. These provisions include a non-solicitation provision (including certain matching rights), a provision requiring that we submit the Asset Sale Transaction to our stockholders for approval unless the asset purchase agreement has been terminated in accordance with its terms, and provisions obligating us to pay Bankrate a termination fee of $2,500,000 under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of our lead generation business from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Bankrate.

Risks Related to Our New Patent Licensing Business

We expect our business to be significantly smaller following the Asset Sale Transaction, and our common stock may be delisted from the NASDAQ Capital Market if we fail to satisfy the continued listing standards of that market.

If we are unable to satisfy the continued listing standards of the NASDAQ Capital Market, our common stock may be delisted from that market. In order to continue to be listed on the NASDAQ Capital Market, we must meet all of the following requirements as set forth in NASDAQ Listing Rule 5550(a):

•	minimum bid price of at least $1.00 per share for 30 consecutive trading days;

•
at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding);

•
at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the Company); and

•	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid.

We must also meet at least one of the three standards in NASDAQ Listing Rule 5550(b) as follows:

•	stockholders’ equity of at least $2.5 million;

•	market value of listed securities of at least $35 million; or

•	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

If we do not satisfy those standards and we are unsuccessful in taking corrective action to comply with the listing requirements, we may be delisted from the NASDAQ Capital Market.  If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

We are not currently engaged in the Patent Licensing Business to any extent, and our revenues following the Asset Sale Transaction will be unpredictable.

We are not currently engaged in the Patent Licensing Business to any extent, and the lead generation business being sold to Bankrate represented substantially all of our total revenues in 2009, 2010, and year to date 2011.  Following the Asset Sale Transaction, we intend to generate revenues solely from the Patent Licensing Business, and we expect no revenues from the Patent Licensing Business during the remainder of 2011 and for at least a portion of 2012.  Since we have not historically generated revenues from the Patent Licensing Business, our historical financial and operating information is of limited value in evaluating the Patent Licensing Business, and our revenues, if any, following completion of the Asset Sale Transaction will be unpredictable.  We will continue to incur salary and other expenses of operating our business as a public company. Our results of operations and financial condition will be materially adversely effected if we fail to effectively reduce our overhead costs to reflect the new Patent Licensing Business or if the Patent Licensing Business does not perform to our expectations.  In addition, the members of our management team do not have significant experience operating a business focused on licensing and otherwise enforcing patented technologies, and therefore may require time to adequately familiarize themselves with the nature of our new Patent Licensing Business.

The patent licensing business is unpredictable, and if our patents are declared invalid, our business may be harmed.

The success of our patent licensing business model will depend on our ability to generate royalty fees from licensing our technology. However, it is possible that one or more of our patents might be declared invalid if challenged by an entity against whom we seek to enforce our patent rights. Even if the patents are upheld as valid, we may have difficulty identifying entities that will voluntarily enter into a license for our patented technology. In this case, we may be required to litigate to recover damages for infringement, and we will incur significant legal and expert fees and costs, and the litigation may take several years to conclude.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and limit our revenue growth.

If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue growth. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of litigation for infringement, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such actions.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we may diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

If we are required to litigate to enforce our patented technologies, our patent enforcement actions will be almost exclusively prosecuted in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases, which will take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions may have an adverse effect on our business in the future unless this trend changes.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 19, 2011, certain information with respect to the beneficial ownership of InsWeb’s Common Stock by (i) each stockholder known by InsWeb to be the beneficial owner of more than 5% of InsWeb’s Common Stock, (ii) each director of InsWeb, (iii) the executive officers of InsWeb, and (iv) all directors and executive officers of InsWeb as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)

5% Stockholders
Osmium Capital Partners(3)	1,047,659	17.0%

Directors and Executive Officers
Hussein A. Enan(4)	1,923,572	29.0%
Richard A. Natsch	312,578	5.1%
James M. Corroon(5)	126,709	2.0%
Dennis H. Chookaszian(6)	208,989	3.3%
Thomas W. Orr(7)	151,512	2.4%
Robert A. Puccinelli(8)	189,976	3.0%
Elisabeth H. DeMarse(9)	41,250	0.7%
L. Eric Loewe(10)	195,200	3.1%
Steven J. Yasuda(11)	116,946	1.9%
Current directors and executive officers as a group (9 persons)(12)	3,266,732	43.7%

(1)
The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The address of all officers and directors is C/O InsWeb Corporation, 10850 Gold Center Drive, Suite 250, Rancho Cordova, CA 95670.

(2)
Calculated on the basis of 6,158,497 shares of Common Stock outstanding as of October 19, 2011. Shares of common stock subject to options presently exercisable or exercisable within 60 days of October 19, 2011, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership for any other person or entity.

(3)
Based on information contained in the Voting and Support Agreement between the Reporting Owners and Bankrate, Inc. dated October 10, 2011, the address for Osmium Capital Partners is 388 Market Street, Suite 920, San Francisco, California 94111.

(4)	Includes 41,250 shares held by Mr. Enan’s spouse. Also includes 466,084 shares subject to options exercisable within 60 days following October 19, 2011.
(5)	Includes 118,188 shares subject to options exercisable within 60 days following October 19, 2011.
(6)
Includes 416 shares held by Mr. Chookaszian’s spouse, which he disclaims beneficial ownership of. Also, includes 161,073 shares subject to options exercisable within 60 days following October 19, 2011.

(7)	Includes 126,512 shares subject to options exercisable within 60 days following October 19, 2011.
(8)	Includes 153,701 shares subject to options exercisable within 60 days following October 19, 2011.
(9)	Includes 41,250 shares subject to options exercisable within 60 days following October 19, 2011.
(10)	Includes 137,865 shares subject to options exercisable within 60 days following October 19, 2011.
(11)	Includes 111,214 shares subject to options exercisable within 60 days following October 19, 2011.
(12)	Includes 1,315,887 shares subject to options exercisable within 60 days following October 19, 2011.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT OUR 2012 ANNUAL MEETING

Under InsWeb’s bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of InsWeb at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670. To be timely for the 2012 annual meeting, such notice must be delivered to or mailed and received at InsWeb’s principal executive offices, not less than 120 calendar days in advance of the date that InsWeb’s proxy statement was released to stockholders in connection with the 2011 annual meeting, except that if the date of the 2012 annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the proxy statement for the 2011 annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the 2012 meeting is first made. A stockholder’s notice to the Secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of  the business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

In connection with InsWeb’s next annual meeting of stockholders, under the Securities and Exchange Commission Rule 14a-4, management may solicit proxies that confer discretionary authority to vote with respect to any non-management proposal unless InsWeb has received notice of the proposal not later than April 23, 2012.

Proposals of stockholders intended to be included in InsWeb’s proxy statement for the next annual meeting of the stockholders of InsWeb must be received by InsWeb at its offices at 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, no later than February 8, 2012, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in InsWeb’s proxy statement for that meeting.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a stockholder’s broker, bank or other nominee holding shares of our common stock for such stockholder or to us at InsWeb, 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, Attention: Corporate Secretary, or call our Corporate Secretary at (916) 853-3342. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact his or her bank, broker or other nominee record holder, or may contact the corporate secretary at the above address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Investor Relations” section of our corporate website at http://investor.insweb.com/.

For printed copies of any of our reports, including this proxy statement, please contact our Corporate Secretary in writing at InsWeb, 10850 Gold Center Dr., Suite 250, Rancho Cordova, CA 95670, or call our Corporate Secretary at (916) 853-3342.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following InsWeb filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and June 30, 2011; and

•	Current Report on Form 8-K filed October 12, 2011.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting of stockholders or the termination of the asset purchase agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet or by mailing the enclosed proxy card.

By Order of the Board of Directors,

Hussein A. Enan
Chairman and Chief Executive Officer

Rancho Cordova, California
●, 2011

APPENDIX A

ASSET PURCHASE AGREEMENT

Execution Copy

ASSET PURCHASE AGREEMENT

between

BANKRATE, INC.

and

INSWEB CORPORATION

DATED AS OF OCTOBER 10, 2011

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.	Definitions	1
Section 1.2.	Other Definitional Provisions	9
ARTICLE II

PURCHASE AND SALE

Section 2.1.	Purchase and Sale of Assets	9
Section 2.2.	Excluded Assets	10
Section 2.3.	Assumption of Certain Liabilities	11
Section 2.4.	Excluded Liabilities	12
Section 2.5.	Non-Assignable Assets	12
Section 2.6.	Purchase Price	13
Section 2.7.	Allocation of the Purchase Price	13
Section 2.8.	Purchase Price Adjustment	14
Section 2.9.	Purchase Price Adjustment Payments.	15
Section 2.10.	Withholding	16
ARTICLE III

CLOSING
Section 3.1.	Closing	16
Section 3.2.	Closing Deliveries	16
ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1.	Conditions to Obligations of Purchaser	18
Section 4.2.	Conditions to Obligations of Seller	19
Section 4.3.	Frustration of Conditions to Closing	20
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1.	Organization	20
Section 5.2.	Authority; Binding Effect	20
Section 5.3.	Non-Contravention	21
Section 5.4.	Governmental Authorization	21
Section 5.5.	SEC Filings; Financial Statements	21
Section 5.6.	Tax Matters	22

i

ii

EXHIBITS

Exhibit A	–	Form of Voting and Support Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Form of Patent License Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 10th day of October, 2011, among InsWeb Corporation, a Delaware corporation (“Seller”), on behalf of itself and its Subsidiaries, and Bankrate, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser, and Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from Seller, all on the terms and conditions set forth herein.

WHEREAS, as an inducement to and condition of Purchaser’s willingness to enter into this Agreement Hussein Enan, Danielle Enan, Osmium Capital, LP, Osmium Capital II, LP, and Osmium Spartan LP will enter into voting and support agreements, the form of which is attached as Exhibit A hereto, concurrently with the execution and delivery of this Agreement, and the Board of Directors of Seller has approved the entry by such persons into such agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in any substantive respect to Seller than those contained in the Non-Disclosure Agreement.

“Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness and amounts due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the Business prior to the Closing Date.

“Acquisition Proposal” means any offer or proposal (whether or not in writing) from any Person relating to any (a) merger, consolidation, share exchange, business combination or other similar transaction involving Seller that, if consummated, would result in a third party acquiring 20% or more of the outstanding voting power of Seller or the surviving entity of such transaction immediately following such transaction, (b) sale, lease or other disposition by Seller (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of capital stock of Seller or otherwise), of assets of Seller representing 20% or more of the assets of the Seller Group, or from which 20% or more of the consolidated revenues or net income of the Seller Group are derived, (c) issuance of shares of capital stock of the Seller representing 20% or more of the voting power of Seller or (d) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 20% of the shares of capital stock of the Seller then outstanding.

“Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 2.7(a).

“Allocation Objection Notice” shall have the meaning set forth in Section 2.7(b).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(a)(v).

“Assumed Contracts” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“Bill of Sale” shall have the meaning set forth in Section 3.2(a)(iv).

“Business” shall mean all of the business of lead generation and aggregation, publishing, advertising, marketing, quotations and sales of leads and clicks in the insurance industry, as currently conducted by the Seller Group.  For the avoidance of doubt, “Business” shall not include the registration, maintenance, enforcement or licensing of the Retained Patent Rights.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in California or New York are authorized or obligated by law or executive order to close.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Change of Seller Board Recommendation” has the meaning set forth in Section 7.2(d).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.8.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Net Working Capital” shall have the meaning set forth in Section 2.8.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall have the meaning set forth in Section 7.16(b)(iii).

“Disclosure Schedules” shall have the meaning set forth in the introduction to Article V.

“Encumbrances” shall mean Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other matters typically raised as exceptions in a commitment to issue a title insurance policy.

“Environmental Law” shall mean any applicable Law relating directly or indirectly to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (ii) occupational health and safety or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials.

“Environmental Permit” shall mean a permit, license, certificate, approval or authorization issued by a Governmental Authority pursuant to an Environmental Law.

“ERISA” shall have the meaning set forth in Section 5.16(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.8.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Taxes” shall mean any and all (i) Taxes of Seller or any of its Affiliates; (ii) Taxes imposed on or resulting to Purchaser or any of its Affiliates (x) as a transferee or successor or (y) otherwise attaching to the Purchased Assets, in the case of each of clause (x) and (y) for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (iii) Taxes relating to the Excluded Assets or the Excluded Liabilities; and (iv) Transfer Taxes for which the Seller is responsible pursuant to Section 7.16(a).

“Final Net Working Capital” shall have the meaning set forth in Section 2.9.

“Final Resolution Date” shall have the meaning set forth in Section 2.8(d).

“FTC” means the United States Federal Trade Commission.

“GAAP” shall mean accounting principles and practices generally accepted in the United States of America.

“Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” shall mean all materials, pollutants or contaminants regulated pursuant to Environmental Law, including oils, petroleum, petroleum products, asbestos and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Cash Payment” shall have the meaning set forth in Section 2.6.

“Intellectual Property Schedules” shall mean, collectively, Schedule 1.1(b), Schedule 1.1(c), and Schedule 1.1(d).

“Knowledge of Seller” shall mean the actual knowledge, after reasonable inquiry, of any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel of Seller, or Tarek ElSawaf or Rodrigo DeGuzman.

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Leased Real Property” has the meaning set forth in Section 5.12.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, charge, pledge, hypothecation, lease, condition, option, right of first refusal or first offer or other third party (or governmental) right, charge or similar encumbrance.

“Loss” shall mean any claims, actions, causes of action, judgments, awards, Liabilities, losses, costs (including reasonable attorney’s fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) or damages.

“Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of the Business, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, provided that for purposes of clause (i), none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (a) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets; (b) changes in GAAP; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which Seller operates; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (e) earthquakes, hurricanes or other natural disasters; (f) any failure by the Business to meet internal projections or forecasts for any period or any change in the price of Seller’s Common Stock on the NASDAQ Capital Market or any suspension of trading in securities generally on the NASDAQ Capital Market (it being understood that the facts or occurrences giving rise or contributing to any such failure, change or suspension may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); (g) any adverse impact of the public announcement or performance of this Agreement on relationships between Seller on the one hand and insurance agents, carriers and lead suppliers on the other hand, to the extent of any benefit that Purchaser receives from new relationships or improvements in existing relationships with such agents, carriers and suppliers; and (h) any matter disclosed in the Disclosure Schedules to this Agreement where and to the extent that an adverse effect is reasonably apparent from the face of such disclosure, except, in the cases of clauses (a), (b), (c), and (d), for changes or effects that disproportionately affect the Business relative to other participants in the industry in which Seller operates.

“Material Contract” shall have the meaning set forth in Section 5.10.

“Material Transferred Intellectual Property” shall have the meaning set forth in Section 5.11.

“Net Working Capital” means: (i) the sum of all current assets of Seller, excluding Cash Equivalents, any non-recurring items, and items related to the transactions contemplated hereby, minus (ii) the sum of all current liabilities of Seller, excluding any non-recurring items and items related to the transactions contemplated hereby.  “Net Working Capital” shall exclude all intercompany accounts and the settlement thereof.  An example of the calculation of Net Working Capital solely for illustrative purposes is set forth on Schedule 1.1(e) attached hereto.

“Non-Controlling Party” shall have the meaning set forth in Section 7.16(b)(iii).

“Non-Disclosure Agreement” shall mean that certain non-disclosure agreement dated July 15, 2011, between Purchaser and Seller.

“Objection Notice” shall have the meaning set forth in Section 2.8.

“Patent License Agreement” shall have the meaning set forth in Section 3.2(a)(vii).

“Permitted Encumbrances” shall mean (i) all Liens approved in writing by Purchaser as Permitted Encumbrances, (ii) Encumbrances, other than Liens securing indebtedness for borrowed money or gurantees or credit supports thereof, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable, (iii) Liens for Taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, and (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent.

“Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

“Proposed Allocation” shall have the meaning set forth in Section 2.7(b).

“Proxy Statement” means a proxy statement relating to the approval of this Agreement by Seller’s stockholders.

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the heading of this Agreement.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 6.3.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials), or as otherwise defined under Environmental Laws.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

“Retained Patent Rights” shall mean the Seller Group’s United States patents, provisional patent applications, patent applications, patent continuations, patent continuations-in-part, divisions, patent reissues, patent disclosures, industrial designs, utility models, business methods, discoveries, inventions (whether or not patentable or reduced to practice and whether or not currently owned by Seller or obtained at any time in the future) and improvements thereto and any and all foreign equivalents thereof, in each case that correspond to or are based upon the patents and patent applications  set forth on Schedule 1.1(a).  The “Retained Patent Rights” include all rights to grant non-exclusive licenses, bring or defend proceedings and claim, retain and collect damages, license fees and other relief in respect of all past, present or future infringements of such rights.  The “Retained Patent Rights”  as used herein further include the tangible and digital embodiments of such rights, including all files, documents, instruments, journals, summaries, abstracts, papers, books, invention disclosures, and records of Seller or any of its Affiliates relating thereto.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the heading of this Agreement.

“Seller Board Recommendation” has the meaning set forth in Section 7.1.

“Seller Financial Statements” has the meaning set forth in Section 5.5.

“Seller Group” means the Seller and all of its Subsidiaries, collectively.

“Seller SEC Documents” has the meaning set forth in Section 5.5.

“Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote at the Seller Stockholder Meeting.

“Seller Stockholder Meeting” means a duly convened meeting of Seller’s stockholders called to obtain the Seller Stockholder Approval, or any valid adjournment or postponement thereof.

“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests.  Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.  Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.

“Superior Proposal” means any written Acquisition Proposal (except that all percentages therein shall be changed to “50%”) made by a third party that, in the good faith judgment of Seller’s Board of Directors or any committee thereof, after consultation with its financial advisors and outside counsel, taking into account all the terms and conditions of such proposal that Seller’s Board of Directors or any committee thereof deems relevant (including the legal, financial, regulatory, timing and other aspects of the proposal and any changes to the terms of this Agreement proposed by Purchaser in response to such proposal or otherwise), is more favorable, from a financial point of view, to Seller than the transactions contemplated hereby.

“Tax Return” shall mean any return, report, declaration, information return, statement or other document (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary, transfer, duty, recording or other similar tax, fee or charge imposed on the sale of the Purchased Assets pursuant to this Agreement.

“Transferred Intellectual Property” shall mean, collectively, (i) the Transferred Trademark Rights, (ii) the Transferred Intellectual Property Licenses, (iii) rights in all domain name registrations of the Seller Group, including those set forth on Schedule 1.1(b), but not including the domain name registrations set forth on Schedule 2.2, and (iv) the Transferred Know-How.  For the avoidance of doubt, the Transferred Intellectual Property does not include the Retained Patent Rights.

“Transferred Intellectual Property Licenses” shall mean, collectively, all licenses and agreements of the Seller Group relating to the Transferred Trademark Rights, domain name registrations of the Seller Group (but not including the domain name registrations set forth on Schedule 2.2), or Transferred Know-How, including those licenses and agreements set forth on Schedule 1.1(c).

“Transferred PII” has the meaning set forth in Section 7.14.

“Transferred Know-How” shall mean, except for the Retained Patent Rights, all trade secrets, know-how and ideas, rights in research and development, commercially practiced processes and methods, copyrights, copyrightable works, moral rights, mask work rights, database rights and design rights, and registrations or applications for registration of copyrights and any renewals or extensions thereof, in each case owned or licensed by the Seller Group or used in the Business.

“Transferred Trademark Rights” shall mean all registered and unregistered trademarks, service marks, brand names, logos, slogans, certification marks and trade dress owned or licensed by the Seller Group, including those set forth on Schedule 1.1(d), together with all goodwill, designs and other identifiers associated with the foregoing, but not including the registered and unregistered trademarks, service marks, brand names, logos, slogans, certification marks and trade dress set forth on Schedule 2.2.

“Transferring Employee” shall have the meaning set forth in Section 7.15(a).

Section 1.2.  Other Definitional Provisions.

(a)           The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The words “dollars” and “$” shall mean United States of America dollars.

(d)           The words “including” shall mean “including, without limitation.”

(e)           When a reference is made in this Agreement to an Article, a Section, an Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

Section 2.1.  Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens and Encumbrances of any kind or nature other than Permitted Encumbrances, all of the right, title and interest of the Seller Group in and to all of the assets of the Seller Group excluding only the Excluded Assets described in Section 2.2 below, as the same shall exist and as of the Closing Date (collectively, the “Purchased Assets”), including:

(a)           all assets of the Seller Group relating to the Business which are set forth on the Closing Balance Sheet as finally determined on the Final Resolution Date or accounted for in the calculation of Final Net Working Capital;

(b)           all right, title and interest of the Seller Group in and to the Business as a going concern, including Seller’s goodwill and Seller’s corporate name “InsWeb Corporation”;

(c)           all machinery, equipment, vehicles, furniture and other tangible personal property of the Seller Group, including  personal property listed in Schedule 5.13(a);

(d)           all personal property leases of the Seller Group, including those listed in Schedule 5.13(b);

(e)           all Transferred Intellectual Property;

(f)           all causes of action, judgments, claims, demands and other rights of the Seller Group, other than to the extent relating to the Retained Patent Rights;

(g)           all Accounts Receivable, including, but not limited to, all Accounts Receivable arising from services performed prior to the Closing Date notwithstanding that the invoices relating thereto have not yet been issued;

(h)           all rights of the Seller Group relating to or arising out of or under express or implied warranties from suppliers;

(i)           all prepaid expenses, advances and deposits of the Seller Group, including those made under any lead purchase agreements, but excluding those relating to Excluded Assets;

(j)           all books and records of the Seller Group, including but not limited to, correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists and other records and files of or relating to the Business, but excluding those relating solely to Excluded Assets (which exclusion applies to that portion of any books and records that relate to the Excluded Assets, even if included within or comprising a more general book and record); provided that Seller shall be entitled to retain archival copies of any such books and records related to Excluded Assets solely as is reasonably necessary to comply with its obligations under applicable Law (but not for use in its business);

(k)           all contracts, licenses, purchase orders, sales orders, commitments and other agreements to which the Seller Group is a party or in which the Seller Group has rights, including those listed in Schedule 5.10, but excluding those relating solely to Excluded Assets or any leases for real property (the “Assumed Contracts”); and

(l)           any refund (or credit) of any Tax for which Purchaser is entitled pursuant to Section 7.16(a)(iv).

The transfer, sale and assignment of the books and records, Transferred Intellectual Property and other intangible assets shall be delivered solely by electronic delivery.  Following the Closing,  for a period of eighteen months, upon the written request of Purchaser, Seller will provide Purchaser with convenience copies of any books and records with respect to the Purchased Assets upon payment to Seller of Seller’s actual, out-of-pocket costs of providing such materials as an administrative fee, not to exceed $10,000.  In the event that Seller intends to destroy any such books or records prior to the date that is eighteen months after Closing, Seller shall first notify Purchaser and offer to deliver such books and records to Purchaser for Seller’s actual, out-of-pocket delivery costs.

Section 2.2.  Excluded Assets Anything contained in Section 2.1 above to the contrary notwithstanding, Seller shall not sell, transfer, convey, assign or deliver to Purchaser, and the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)           any Cash Equivalents;

(b)           the Retained Patent Rights;

(c)           the Leased Real Property;

(d)           any losses, loss carryforwards or tax credits of the Seller Group for any taxable period ending on or before the Closing Date (or the portion of a Straddle Period ending on and including the Closing Date) that Purchaser does not succeed to under applicable Law and any refund (or credit) of any Tax for which the Seller Group is entitled pursuant to Section 7.16(a)(iv);

(e)           any current and prior insurance policies of the Seller Group and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f)           any employee benefit plans, programs, arrangements, agreements and policies maintained by the Seller Group;

(g)           (i) the corporate books and records of the Seller Group, (ii) personnel records of the Seller Group, (iii) any attorney work product, attorney-client communications and other items protected by the Seller Group’s attorney-client privilege, and (iv) any documents that were received by the Seller Group from third parties, in each case in connection with the proposed acquisition of the Purchased Assets by a third party or that were prepared by Seller or any of its Affiliates in connection therewith;

(h)           any causes of action, judgments, damage awards, claims, demands and other rights of the Seller Group to the extent relating to the Retained Patent Rights, Excluded Assets set forth in the other clauses of this Section 2.2 or the Excluded Liabilities;

(i)           any shares of capital stock of Seller’s Subsidiaries;

(j)           any rights, agreements, contracts, loans or receivables between or among members of the Seller Group; and

(k)           those other assets, properties and rights listed on Schedule 2.2.

Section 2.3.  Assumption of Certain Liabilities On the terms and subject to the conditions of this Agreement, on the Closing Date, simultaneously with the transfer, conveyance and assignment by Seller to Purchaser of the Purchased Assets, Purchaser shall assume or otherwise be liable for the following Liabilities of Seller, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Seller relating to the Business as and to the extent set forth on the Closing Balance Sheet and taken into account in the calculation of Final Net Working Capital;

(b)           all Liabilities of Seller under (i) the Assumed Contracts, and (ii) the leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements to which Seller is a party or in which Seller has rights relating to the Business and entered into by Seller after the date hereof consistent with the terms of this Agreement and included in the Purchased Assets, except in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

(c)           all Liabilities in connection with the Transferring Employees to the extent arising from activities after the Closing, and relating to any period of employment with Purchaser or its Affiliates; and

(d)           all Liabilities in respect to Taxes for which Purchaser is liable pursuant to Section 7.16(a).

Section 2.4.  Excluded Liabilities Purchaser does not and shall not assume, pay, perform or discharge any liabilities or obligations of the Seller Group other than the Assumed Liabilities, and, without limiting the foregoing, it is expressly agreed by the parties that notwithstanding Section 2.3, Purchaser shall not assume or be liable for any of the following Liabilities or obligations of the Seller Group (the “Excluded Liabilities”):

(a)           any costs and expenses incurred by the Seller Group incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(b)           any Liabilities in respect of any Excluded Assets;

(c)           any Liabilities in respect to Taxes for which Seller is liable pursuant to Section 7.16(a);

(d)           any Liabilities relating to or arising under any employee benefit plans, programs, arrangements, agreements and policies maintained by the Seller Group, including, but not limited to, any Liabilities arising under the Seller Executive Retention and Severance Plan;

(e)           any obligations of the Seller Group to any person in respect of wages, salaries and vacation pay that are payable with respect to services performed by such individuals prior to their termination of employment or service with the Seller Group;

(f)           any claims by any current or former Transferring Employees for workers compensation, personal injury or other claims of a similar nature allegedly relating to any period of their employment or engagement by Seller or any of its Affiliates; and

(g)           any obligations, agreements, contracts, indebtedness, or payables between or among members of the Seller Group; and

(h)           those other Liabilities listed on Schedule 2.4.

Section 2.5.  Non-Assignable Assets. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of Purchaser thereunder.  Seller shall, between the date hereof and the Closing Date and, if requested by Purchaser, after the Closing Date, use commercially reasonable efforts to obtain the consent of any party or parties to any such contracts, licenses (other than licenses of commercially available off-the-shelf software, firmware, or other intellectual property in-licensed or acquired by Seller (or any Affiliate thereof) and used in the ordinary course of the Business), leases, commitments, sales orders, purchase orders or other agreement included in the Purchased Assets to the transfer, sublease or assignment thereof by Seller to Purchaser, in all cases in which such consent is required for transfer, sublease or assignment; provided that nothing in this paragraph shall be construed as requiring Seller to make any payments to such parties not expressly contemplated by the contract, license, lease, commitment sales order, purchase order or other agreement, including without limitation (1) out-of-pocket costs incurred in gathering information and making filings with any governmental authority, (2) fees and penalties charged by any governmental authority, and (3) fees and penalties charged by any other person.  In the event that any such consent is not obtained, and other than with respect to any contract, license, lease, commitment, sales order, purchase order or other agreement with the customers or suppliers of Seller, Seller shall, at the request of Purchaser and to the extent it is reasonably practicable to do so, deliver or enter into such further agreements or instruments as may reasonably be necessary or appropriate to permit Purchaser to enjoy the benefits and assume the burdens of the applicable contract, license, lease, commitment, sales order, purchase order, agreement, claim, or right.

Section 2.6.  Purchase Price. In consideration of the sale and transfer of the Purchased Assets, on the terms and subject to the conditions of this Agreement, Purchaser agrees to pay to Seller $65,000,000 (the “Initial Cash Payment”), subject to adjustment as determined pursuant to Section 2.8 (the “Purchase Price”), and Purchaser agrees to assume, satisfy and discharge the Assumed Liabilities.  The Initial Cash Payment shall be paid in immediately available funds on the Closing Date, by wire transfer in accordance with written instructions given by Seller to Purchaser not less than two Business Days prior to the Closing.  The Purchase Price shall be allocated as described in Section 2.7.

Section 2.7.  Allocation of the Purchase Price.

(a)           Purchaser and Seller shall allocate the Purchase Price and  the Assumed Liabilities required to be taken into account for income tax purposes among the Purchased Assets (the “Allocation”).  The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Section 2.7.

(b)           Purchaser and Seller agree that the Allocation shall be determined pursuant to the following procedure:   No later than forty-five days following the Final Resolution Date, Seller shall deliver to Purchaser an allocation of the Purchase Price and Assumed Liabilities required to be taken into account for income tax purposes among the Purchased Assets (the “Proposed Allocation”).  Purchaser shall deliver written notice to Seller within 30 days after Purchaser’s receipt of the Proposed Allocation if Purchaser objects to the Proposed Allocation (the “Allocation Objection Notice”).  The Allocation Objection Notice shall specify the basis for such objection and such items or amounts as to which Purchaser so objects, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Proposed Allocation.  If Purchaser delivers an Allocation Notice within such 30-day period, the parties shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts.  If after such 30-day period the Seller and Purchaser are unable to reach such agreement, the parties shall submit such Proposed Allocation to Ernst & Young LLP, unless the parties mutually agree to submit such Proposed Allocation to another independent accounting firm, Ernst & Young LLP or such other agreed firm shall resolve any such objections within 30 days after its engagement for this purpose in a manner that is in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Agreement.  The cost of such resolution shall be borne (and paid) 50% by Seller and 50% by Purchaser. The Allocation shall be the Proposed Allocation, if no Allocation Objection Notice with respect thereto is duly delivered pursuant to the foregoing procedures; or if an Allocation Objection Notice is delivered, as agreed by Purchaser and Seller or, absent such agreement, the resolution by Ernst & Young LLP or such other agreed firm pursuant to the foregoing procedures.

(c)           In the event that any Tax Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of the nature of such dispute.

(d)           Purchaser and Seller agree to prepare and file any Tax Returns required to be filed with any Taxing Authority (including Internal Revenue Service Form 8594) in accordance with the Allocation, and they further agree not to take any tax position that is inconsistent with the Allocation, in each case except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

Section 2.8.  Purchase Price Adjustment.

(a)           Not less than five Business Days prior to the Closing Date, Seller shall in good faith cause to be prepared an estimated balance sheet as of the Closing Date which shall reflect the Purchased Assets and Assumed Liabilities (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP and in form and substance reasonably satisfactory to Purchaser, and which shall reflect a calculation of the amount of Net Working Capital which Seller estimates will exist as of the Closing Date based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”).  If the Estimated Net Working Capital exceeds $2,000,000, in addition to the Initial Cash Payment, Purchaser shall pay to Seller at the Closing an amount equal to such excess.  If the Estimated Net Working Capital is less than $2,000,000, Purchaser shall deduct from the amount of the Initial Cash Payment an amount equal to such deficiency.

(b)           No later than sixty days following the Closing Date, Purchaser will cause to be prepared and delivered to Seller a balance sheet as of the Closing Date which shall reflect the Purchased Assets and Assumed Liabilities (the “Closing Balance Sheet”) and a certificate setting forth Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet.  “Closing Net Working Capital” means the Net Working Capital as of the Closing Date.  The Closing Balance Sheet and Closing Net Working Capital will be prepared in accordance with GAAP on a basis consistent with the Estimated Closing Balance Sheet.  Purchaser will make available to Seller and its accountants all records and work papers used in preparing the calculation of Closing Net Working Capital.

(c)           If Seller disagrees with Purchaser’s calculation of the Closing Net Working Capital delivered pursuant to Section 2.8(b), Seller shall, within thirty days after delivery of the documents referred to in Section 2.8(b), deliver a written notice (the “Objection Notice”) to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Purchaser’s calculation of the Closing Net Working Capital delivered pursuant to Section 2.8(b).  If Seller does not deliver an Objection Notice within such thirty day period, then the amount of the Closing Net Working Capital shall be deemed to be finally determined as set forth on Purchaser’s calculation thereof.

(d)           If an Objection Notice is delivered pursuant to Section 2.8(c), Seller and Purchaser shall, during the thirty days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Net Working Capital.  If, after such 30-day period, Seller and Purchaser are unable to reach such agreement, the parties shall submit such disputed items or amounts for the purpose of calculating the Closing Net Working Capital to Ernst & Young LLP, unless the parties mutually agree to submit such dispute to another independent accounting firm, and Ernst & Young LLP or such other agreed firm shall resolve any such objections within thirty days after its engagement for this purpose.  In making such calculation, such accounting firm shall consider only those items or amounts in Purchaser’s calculation of the Closing Net Working Capital as to which Seller has disagreed and shall adhere to the standards set forth above in Section 2.8(b) and Section 2.8(c).  The accounting firm shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item or amount assigned by Purchaser, on the one hand, or Seller, on the other hand.  The accounting firm shall resolve only such items or amounts that are in dispute.  The accounting firm shall deliver to Seller and Purchaser as promptly as practicable (but in any event within thirty days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”).  Such report shall be final and binding upon Seller and Purchaser.  The cost of such review and report shall be borne (and paid) by the party whose calculation of Closing Net Working Capital is further in amount from the Closing Net Working Capital finally determined by Ernst & Young LLP, or if the parties’ calculations are equally close in amount to the Closing Net Working Capital finally determined by Ernst & Young LLP, fifty percent by Seller and fifty percent by Purchaser.

Section 2.9.  Purchase Price Adjustment Payments.

(a)           Purchaser and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the calculation of the Closing Net Working Capital and in the conduct of the reviews referred to in Section 2.8 including making reasonably available to the extent necessary books, written and electronic records, work papers and personnel.

(b)           If the absolute value of the difference between the Final Net Working Capital and the Estimated Net Working Capital is greater than $25,000, then within two Business Days after the Final Resolution Date, (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, Purchaser shall pay to Seller an amount equal to such excess, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, Seller shall pay to Purchaser an amount equal to such excess.  Payments must be made in immediately available funds by wire transfer of immediately available funds to the bank account or accounts specified in writing by Seller or Purchaser, as applicable.  If the absolute value of the difference between the Final Net Working Capital and the Estimated Net Working Capital is equal to or less than $25,000, then no post-Closing adjustment payment shall be payable hereunder.

(c)           For purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital as shown in Purchaser’s calculation delivered pursuant to Section 2.8(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or, if an Objection Notice is delivered, as agreed by Purchaser and Seller pursuant to Section 2.8(d) or in the absence of such agreement, as shown in the accounting firm’s calculation delivered pursuant to Section 2.8(d).

(d)           Purchaser and Seller shall treat any post-Closing adjustment payments made under this Section 2.9 as adjustments to the Purchase Price for all Tax purposes.

Section 2.10.  Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign Laws.  To the extent that amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or other Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE III

CLOSING

Section 3.1.  Closing.  The Closing shall take place at the offices of Sidley Austin llp, located at 1001 Page Mill Road, Building 1, Palo Alto, California 94304, at 10:00 a.m. local time on the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 4.1 and 4.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date and time as may be agreed by the parties.  The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to have become effective as of 12:01 a.m., California time on the Closing Date.

Section 3.2.  Closing Deliveries.

(a)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following instruments and documents:

(i)           a copy of Seller’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a good standing certificate for Seller, and a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, certifying (A) that there have been no amendments to the Certificate of Incorporation of Seller since the date of the copy provided under Section 3.2(a)(i); (B) that the bylaws of Seller are in the form attached to such certificate; (C) that the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Patent License Agreement and the transactions contemplated hereby and thereby were duly adopted by the Board of Directors of Seller in the form attached to such certificate, and (D) the incumbency and signatures of the officers of Seller executing this Agreement and the Patent License Agreement;

(iii)           the certificate referred to in Section 4.1(a);

(iv)           a bill of sale, dated the Closing Date, duly executed by Seller, in the form attached as Exhibit B hereto (the “Bill of Sale”);

(v)           an assignment and assumption agreement, dated the Closing Date, duly executed by Seller, in the form attached as Exhibit C hereto (the “Assignment and Assumption Agreement”);

(vi)           all consents, waivers or approvals required to be obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(vii)           an executed copy of a Patent License Agreement, duly executed by Seller, in the form attached as Exhibit D hereto (the “Patent License Agreement”);

(viii)           a duly executed certificate of non-foreign status in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv); and

(ix)           any other documents reasonably requested by Purchaser.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to Seller: (1) the Initial Cash Payment, by wire transfer in immediately available funds to one or more accounts specified in writing by Seller at least two Business Days prior to the Closing Date, and (2) the following instruments and documents:

(i)           a copy of Purchaser’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a good standing certificate for Purchaser, and a certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, certifying (A) that there have been no amendments to the Certificate of Incorporation of Purchaser since the date of the copy provided under Section 3.2(b)(i); (B) that the bylaws of Purchaser are in the form attached to such certificate; (C) that the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Patent License Agreement and the transactions contemplated hereby and thereby were duly adopted by the Board of Directors of Purchaser in the form attached to such certificate, and (D) the incumbency and signatures of the officers of Purchaser executing this Agreement and the Patent License Agreement;

(iii)           the certificate referred to in Section 4.2(a);

(iv)           the Assignment and Assumption Agreement, duly executed by Purchaser; and

(v)           an executed copy of the Patent License Agreement.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1.  Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions.

(a)           No Misrepresentation or Breach of Covenants and Warranties.  (i) There shall be no continuing material failure by Seller to perform or comply with any of its covenants and agreements herein that by their terms are to be performed or complied with at or prior to the Closing; (ii) each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all respects on the date hereof and on the Closing Date as though made on the Closing Date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, (y) for changes therein specifically resulting from any transaction expressly consented to in writing by Purchaser, (z) for failures of representations and warranties (other than those contained in Sections 5.1(a), 5.2 and 5.3(a)), read for purposes of this clause (z) to exclude any materiality, Material Adverse Effect or similar qualification contained in such representations and warranties, to be true and correct on the date hereof and on the Closing Date as though made on the Closing Date as to matters that, individually or in the aggregate, would not have a Material Adverse Effect; and (iii) there shall have been delivered to Purchaser a certificate to the effect of clauses (i) and (ii), dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller.

(b)           Seller Stockholder Approval.  Seller shall have obtained the Seller Stockholder Approval.

(c)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred and be continuing at the Closing Date a Material Adverse Effect.

(d)           No Injunction or Restraint.  No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)           Necessary Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.

(f)           Other Agreements.  Seller shall have executed and delivered to Purchaser, or caused to be executed and delivered, the Bill of Sale, the Assignment and Assumption Agreement, and the Patent License Agreement.

Section 4.2.  Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions.

(a)           No Misrepresentation or Breach of Covenants and Warranties.  (i) There shall be no continuing material failure by Purchaser to perform or comply with any of its covenants and agreements herein that by their terms are to be performed or complied with at or prior to the Closing; (ii) each of the representations and warranties of Purchaser contained or referred to herein shall be true and correct in all respects on the date hereof and on the Closing Date as though made on the Closing Date, except (y) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, (z) for failures of representations and warranties (other than those contained in Sections 6.1(a), 6.2 and 6.3(a)), read for purposes of this clause (y) to exclude any materiality, Purchaser Material Adverse Effect or similar qualification contained in such representations and warranties, to be true and correct on the date hereof and on the Closing Date as though made on the Closing Date as to matters that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect; and (iii) there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Purchaser by an authorized officer of Purchaser.

(b)           Seller Stockholder Approval.  Seller shall have obtained the Seller Stockholder Approval.

(c)           No Injunction or Restraint.  No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect.

(d)           Necessary Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.

(e)           Other Agreements.  Purchaser shall have executed and delivered to Seller, or caused to be executed and delivered, the Assignment and Assumption Agreement and the Patent License Agreement.

Section 4.3.  Frustration of Conditions to Closing.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as qualified by the Disclosure Schedules delivered by Seller to Purchaser concurrent with the execution of this Agreement (the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser as follows:

Section 5.1.  Organization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller owns all of the outstanding equity interests in each Subsidiary of Seller, and there are no options, warrants, calls, subscription rights or other securities or rights convertible into or exercisable for equity interests in any Subsidiary of Seller that could result in Seller owning less than all of the outstanding equity interests in any Subsidiary of Seller at any time prior to the Closing Date.  Seller has the power to cause the delivery to Purchaser of any Purchased Assets owned or held by such Subsidiary.

(b)           Seller is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2.  Authority; Binding Effect.

(a)           Seller has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Patent License Agreement and to perform its obligations hereunder and thereunder, subject only to the Seller Stockholder Approval and any Governmental Authorizations referenced in Section 5.4.  The execution and delivery by Seller of this Agreement and the Patent License Agreement, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action, other than the Seller Stockholder Approval.

(b)           This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, and the Patent License Agreement will be, prior to the Closing, duly executed and delivered by Seller and will, after the Closing, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3.  Non-Contravention.  The execution, delivery and performance of this Agreement and of the Patent License Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) subject to obtaining the Seller Stockholder Approval, violate any provision of the certificate of incorporation or bylaws of Seller, (b) subject to obtaining the consents referred to in Schedule 5.3, conflict with, or result in the breach of, constitute a default under, result in or give to any Person any rights of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Group, or result in or give to any Person any rights of amendment or recapture, under any agreement, lease of real estate or license of intellectual property to which Seller is a party or to which its assets are subject, or result in the creation of any Lien upon any of the Purchased Assets or other assets of the Seller Group, except in each case for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a Material Adverse Effect, and (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which the Seller Group is subject, except, with respect to this clause (c), for any violations, breaches, conflicts, defaults, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4.  Governmental Authorization.  The execution and delivery of this Agreement and of the Patent License Agreement by Seller, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, action by, or any notice to or other filing with, any Governmental Authority, except for: (a) consents, approvals, actions, notices and filings the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect, (b) as provided under the notification and waiting period requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, and (d) filings as may be required under the rules and regulations of the NASDAQ Capital Market.

Section 5.5.  SEC Filings; Financial Statements.  Since January 1, 2009, Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, each as in effect on the date each such document was filed.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Seller and the consolidated Subsidiaries of Seller included in the Seller SEC Documents (collectively, the “Seller Financial Statements”) (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).  As of the date hereof, there are no Liabilities of the Seller Group except (w) as set forth in the Seller Financial Statements, (x) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2010, (y) Liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Seller Group, and (z) Excluded Liabilities.

Section 5.6.  Tax Matters.  Except as set forth on Schedule 5.6(a), the Seller Group has timely filed all material Tax Returns which are required to be filed in respect of the Business, the Purchased Assets and the Assumed Liabilities, all such Tax Returns are true, correct and complete in all material respects, and the Seller Group has timely paid all Taxes shown to be due on such Tax Returns and all other material Taxes the non-payment of which could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes, and all monies required to be withheld by the Seller Group from payments to employees or other persons have been collected or withheld, and either timely paid to the respective Taxing Authorities or set aside for such purpose and accrued, reserved against and entered upon the books of the Business, and there is no claim, audit or other proceeding pending or threatened in writing with respect to any material Taxes that could, if adversely determined, result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  The Purchased Assets do not include any equity interests in any corporation, partnership, limited liability company or other entity nor is any Purchased Asset required to be treated as such for U.S. federal income tax purposes.  No Liens for material Taxes have been filed on the Purchased Assets and, to the knowledge of the Seller, there is no basis for asserting any claims for such Liens that could, if adversely determined, result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  No waivers or extensions of any statute of limitations have been requested or given with respect to Taxes the non-payment of which could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for such Taxes.  Schedule 5.6(b) sets forth a list of the jurisdictions to which the Seller Group has filed any Tax Return since December 31, 2007 and specifies the type of Tax Return so filed.

Section 5.7.  Absence of Material Changes.  Since December 31, 2010 through the date hereof, except as set forth on Schedule 5.7, the Business has been operated only in the ordinary course consistent with past practice and there has not been:

(a)           any Material Adverse Effect;

(b)           any sale, lease, license, abandonment or other disposition by Seller of any material assets used in the Business that would constitute Purchased Assets, except in the ordinary course of business;

(c)           any incurrence, creation or assumption of any indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practice), or guarantee of any indebtedness or obligation of any third party, or reimbursement obligation to any issuer of a letter of credit or similar instrument supporting any indebtedness or obligation of any third party;

(d)           any capital expenditures in excess of $50,000 in the aggregate;

(e)           any change in any method of accounting or accounting practice or policy used by Seller or the Business in the preparation of its financial statements;

(f)           any changes to the working capital policies applicable to the Business; and

(g)           any agreement or commitment to take any action described in this Section 5.7.

Section 5.8.  No Litigation.  Except as set forth on Schedule 5.8, as of the date hereof, no material litigation, investigation or proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Seller, threatened in writing against the Seller Group.

Section 5.9.  Compliance with Laws.  Except with respect to environmental matters, which are addressed in Section 5.14:

(a)           the Seller Group is in compliance with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect; and

(b)           the Seller Group possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10.  Contracts.  Schedule 5.10 sets forth, as of the date of this Agreement, each contract, agreement, commitment or arrangement (other than a non-exclusive license of the Retained Patent Rights to a third party) to which any member of the Seller Group is currently a party and that relates to the Business and either (a) (i) has as a counterparty an entity that represented one of the fifteen largest customers or one of the fifteen largest suppliers of the Seller Group, in either case determined based on the respective amount of revenue earned or expense accrued for the six months ended June 30, 2011, or (ii) represents an aggregate future liability of the Seller Group reasonably expected to be in excess of $50,000 or represents the future right of the Seller Group to receive an amount reasonably expected to be in excess of $50,000, in any one fiscal year, (b) has as a counterparty any Governmental Authority; (c) relates to the establishment of a joint venture or partnership; (d) relates to capital expenditures and involves future payments in excess of $25,000; (e) relates to indebtedness of the Business in excess of $25,000 or any guarantee of or reimbursement of any issuer of a letter of credit supporting obligations in excess of $25,000; (f) used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 2007, but contains representations, covenants, indemnities or other obligations that are still in effect; (g) related to the purchase or sale of material real property entered into since January 1, 2007; or (h) is otherwise material to the Business (each, as amended or supplemented as of the date hereof, a “Material Contract”).  Except as noted in Schedule 5.10, prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each Material Contract.  Except as set forth in Schedule 5.10, each Material Contract (1) is in full force and effect and is a valid and binding obligation of, a member of the Seller Group and, to the Knowledge of Seller, of the other parties thereto, and (2) neither the Seller Group nor, to the Knowledge of Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation thereunder, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

Section 5.11.  Intellectual Property.  The Intellectual Property Schedules set forth, as of the date of this Agreement, all trademarks, trademark applications, service marks, brand names, logos, slogans, certification marks, trade dress and domain name registrations owned, held, or licensed by the Seller Group, and all intellectual property licenses and agreements to which the Seller Group is a party (other than the Retained Patent Rights, nonexclusive licenses of the Retained Patent Rights to third parties, and intellectual property set forth on Schedule 2.2) whether such intellectual property is duly registered in or filed in the United States Copyright Office, the United States Patent and Trademark Office, or any similar national or international intellectual property authority.  Since January 1, 2007, no application or registration for any Transferred Intellectual Property has been finally rejected or on the merits of such filing.  Except as set forth on Schedule 5.11, (i) the Transferred Intellectual Property that is material to the Business (the “Material Transferred Intellectual Property”), is enforceable, valid and subsisting, and there is no objection or claim, action, investigation or proceeding pending or, to the Knowledge of Seller, being asserted or threatened in writing by any Person with respect to the ownership, validity or enforceability of any Material Transferred Intellectual Property; (ii) Seller is the sole and exclusive owner of (or, with respect to Material Transferred Intellectual Property that is licensed to it, holder of a right to use in the Business) the Material Transferred Intellectual Property; (iii) no license of any kind relating to any Material Transferred Intellectual Property has been granted by the Seller Group, except for nonexclusive trademark licenses granted in the ordinary course of business and that are not Material Contracts and exclusive licenses relating to the development of intellectual property specifically for a customer and licenses to such customer in the ordinary course of business; and (iv) the Transferred Intellectual Property is free and clear of any Liens, other than Permitted Encumbrances.  Except as set forth on Schedule 5.11 or as would not, individually or in the aggregate, have a Material Adverse Effect, (A) to the Knowledge of Seller, the Transferred Intellectual Property and the Business as currently operated does not infringe or misappropriate the intellectual property of any Person, (B) no claim, action, investigation or proceeding by or before any Governmental Authority is pending or, to the Knowledge of Seller, has been threatened in writing claiming that the Business as currently operated infringes or misappropriates the intellectual property of any Person, (C) the Seller Group has taken commercially reasonable action to maintain and preserve the Transferred Intellectual Property, including without limitation entering into appropriate confidentiality/non-disclosure agreements with third parties to whom it discloses any confidential information or trade secrets, and (D) all employees, agents, consultants or contractors who have contributed to the creation or development of any Transferred Intellectual Property either:  (1) created such materials in the scope of his or her employment with the Seller Group at the time of creation of such materials; (2) is a party to a “work-for-hire” agreement under which the Seller Group is deemed to be the original owner/author of all rights, title and interest therein; or (3) has executed an assignment in favor of the Seller Group of all right, title and interest in such material.  Prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each Transferred Intellectual Property License.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) each Transferred Intellectual Property License is valid and binding on and enforceable against the Seller Group and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and (y) neither the Seller Group nor, to the Knowledge of Seller, any other party to any Transferred Intellectual Property License is in breach thereof or in default thereunder, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach thereof or default thereunder.

Section 5.12.  Real Property.  The Seller Group does not own any real property that is used in or relates to the Business or is included in the Purchased Assets and does not hold any option to acquire any real property for use with respect to the Business.  Schedule 5.12 sets forth a complete and accurate list and brief description of each lease or similar agreement under which any member of the Seller Group is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”).

Section 5.13.  Personal Property.

(a)           Schedule 5.13(a) contains a complete and accurate list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by the Seller Group having an original cost of $25,000 or more and used in or relating to the Business.

(b)           Schedule 5.13(b) contains a complete and accurate list and description of each written lease or other agreement or right under which the Seller Group is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that is terminable by the Seller Group without penalty or payment on notice of 90 days or less, or which involves the payment by the Seller Group of rentals of less than $25,000 per year.  Prior to the date hereof, Seller has delivered to Purchaser a true and complete copy of each such lease or other agreement or right.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) all leases and subleases for such machinery, equipment, vehicle or other tangible personal property are valid and binding on and enforceable against the Seller Group and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect and (ii) no written notices of material default under any such lease or sublease have been sent or received by the Seller Group and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material default (whether by lapse of time or notice or both) under any such lease or sublease.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, all machinery, equipment, vehicles, furniture and other tangible personal property set forth on Schedules 5.13(a) and 5.13(b) are in good working order, ordinary wear and tear excepted, and sufficient for use in the Business as currently conducted.

Section 5.14.  Environmental Matters.  Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect: (i) the Seller Group and the Purchased Assets are in compliance with all applicable Environmental Laws, (ii) the Seller Group and the Purchased Assets are in compliance with all Environmental Permits required for the Seller Group to conduct the Business operations as currently conducted, (iii) the Seller Group has not received during the two (2) years prior to the date hereof any written communication from a Governmental Authority that alleges that the Seller Group is in violation of any Environmental Law, the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and (iv) there are no pending or, to the Knowledge of Seller, threatened claims, complaints or proceedings against the Seller Group relating to compliance with Environmental Laws or Environmental Permits or to a Release of Hazardous Material.  The representations and warranties made in this Section 5.14 are Seller’s exclusive representations and warranties relating to environmental matters.

Section 5.15.  Purchased Assets.  Except as set forth on Schedule 5.15, the Purchased Assets and the intellectual property to be licensed to Purchaser by Seller pursuant to the terms of the Patent License Agreement collectively constitute all of the material properties, rights, interests and other tangible and intangible assets necessary for Purchaser to conduct the Business immediately following the Closing in all material respects as it is conducted by Seller on the date hereof and as it is currently contemplated to be conducted by the Seller Group immediately prior to Closing.  The Business constitutes all of the business of the Seller Group, other than the registration, maintenance, enforcement or licensing of the Retained Patent Rights, as it is conducted on the date hereof and as it will be conducted by the Seller Group immediately prior to Closing.

Section 5.16.  Benefit Plans and Employee Matters.

(a)           Schedule 5.16(a) contains a list of all material “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other material compensation or employee benefit plans, programs, policies, agreements or arrangements, maintained, or contributed to, by Seller or any of its Affiliates (or to which any of them is party) for the benefit of any of its employees or independent contractors (the “Benefit Plans”), excluding any plans, programs, policies, agreements or arrangements mandated by Law.  Seller has made available to Purchaser (i) a copy of each Benefit Plan and any written descriptions of the material terms of the Benefit Plans and (ii) the most recently received Internal Revenue Service determination letter, if any, with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)           With respect to each Benefit Plan, the requirements of ERISA and the Code have been complied with in all material respects.  Each of Seller’s tax-qualified savings plans (the “Seller’s Savings Plans”) has received a determination or opinion letter from the Internal Revenue Service covering all of the provisions applicable to the Seller’s Savings Plans for which determinations letters are currently available that it is qualified under Section 401(a) of the Code and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that it is so exempt and no fact or event has occurred since the date of such letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Sellers’ Savings Plan or the exempt status of any such related trust.

(c)           Neither Seller nor any of its Affiliates is, or, during the five-year period prior to the date of this Agreement has been, party to a collective bargaining or similar agreement with employees.  As of the date hereof: (i) there is not and during the twenty-four (24) month period immediately preceding the date hereof there has not been, any labor strike, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against Seller with respect to the Business; (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of Seller employed in the Business and no question concerning representation exists respecting such employees; (iii) there are no pending, or, to the Knowledge of Seller, threatened, charges in connection with the Business against Seller or any current or former employee of Seller employed in the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (iv) Seller has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and, to the Knowledge of Seller, no such investigation is in progress.

(d)            Neither the execution of this Agreement, nor the consummation of the transactions or actions contemplated by this Agreement, shall (either alone or in conjunction with another event, such as a termination of employment) (A) entitle any employee or other service provider of the Business to any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment of compensation or benefits under any of the Benefit Plans, or (C) increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans.

Section 5.17.  Relationships with Customers and Suppliers.  Except as set forth on Schedule 5.17, since December 31, 2010, no customer that represented one of the fifteen largest customers or one of the fifteen largest suppliers of the Seller Group, in either case determined based on the respective amount of revenue earned or expense accrued for the six months ended June 30, 2011, has canceled or otherwise terminated or significantly altered, or, to the Knowledge of Seller, threatened to or given notice of its intent to cancel or otherwise terminate or significantly alter, its relationship with the Seller Group.

Section 5.18.  Proxy Statement.  None of the information to be included or incorporated by reference in the Proxy Statement will at the date mailed to Seller’s stockholders or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser in writing expressly for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference in the Proxy Statement supplied by Purchaser in writing expressly for inclusion or incorporation by reference therein.

Section 5.19.  Opinion of Financial Advisor.  Seller has received the written opinion of GCA Savvian to the effect that, as of the date of such opinion, the Purchase Price is fair, from a financial point of view, to Seller.

Section 5.20.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates other than GCA Savvian.  Seller is solely responsible for the fees and expenses of GCA Savvian.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 6.1.  Organization.

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)           Purchaser is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.2.  Authority; Binding Effect.

(a)           Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Patent License Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and the Patent License Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, and the Patent License Agreement will be, prior to the Closing, duly executed and delivered by Purchaser and will, after the Closing, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 6.3.  Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement and of the Patent License Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (b) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates, or result in or give to any Person any rights of amendment or recapture, under any agreement, lease of real estate or license of intellectual property to which Purchaser or any of its Affiliates is a party or to which its properties or assets are subject, or (c) assuming compliance with the matters set forth in Sections 5.4 and 6.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, except, with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts, losses, Liens, terminations, cancellations, accelerations, amendments or recaptures that would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

Section 6.4.  Governmental Authorization.  The execution and delivery of this Agreement and of the Patent License Agreement by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not require any consent or approval of, action by, or any notice to or other filing with, any Governmental Authority, except for: (a) consents, approvals, actions, notices and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (b) as provided under the notification and waiting period requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, and (d) filings as may be required under the rules and regulations of the New York Stock Exchange.

Section 6.5.  Financial Capability.  As of the date hereof and on the Closing Date, Purchaser has cash available or has existing borrowing facilities which together are sufficient to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

Section 6.6.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VII

COVENANTS

Section 7.1.  Preparation of the Proxy Statement; Stockholder Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement, and in any event within 15 Business Days, Seller shall prepare and file a preliminary Proxy Statement with the SEC.  Subject only to Section 7.2, the Proxy Statement shall include the Seller Board Recommendation.  Purchaser shall reasonably cooperate with Seller in the preparation and filing of the Proxy Statement, and shall furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is reasonably requested by Seller.  Seller shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to stockholders of Seller as promptly as reasonably practicable after such filing.  Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Purchaser with an opportunity to review and comment on such document or response, and shall consider Purchaser’s comments in good faith.  Seller will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)           If, at any time prior to the Closing, any information relating to Seller or Purchaser, or any of their respective Affiliates, officers or directors, is discovered by Seller or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and Seller shall file an appropriate amendment or supplement describing such information with the SEC as promptly as practicable after each party has had a reasonable opportunity to review and comment thereon and, to the extent required by applicable Law, disseminated to the stockholders of Seller as promptly as practicable thereafter.

(c)           Seller shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for the Seller Stockholder Meeting.  Seller shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to Seller’s stockholders in accordance with Section 7.1(a), duly call, give notice of, convene and hold the Seller Stockholder Meeting.  Subject to Section 7.2, Seller’s Board of Directors shall recommend that Seller’s stockholders approve this Agreement and the transactions contemplated hereby (the “Seller Board Recommendation”), and Seller shall, unless there has been a Change of Seller Board Recommendation, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, and to take all other action necessary or advisable to secure the Seller Stockholder Approval.  Seller may, and shall at the request of Purchaser, postpone or adjourn the Seller Stockholder Meeting if on a date for which the Seller Stockholder Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares to obtain the Seller Stockholder Approval, provided that the Seller Stockholder Meeting shall not be postponed or adjourned to a date that is more than 15 days after the date for which the Seller Stockholder Meeting was originally scheduled.

(d)           Seller agrees that its obligation to hold the Seller Stockholder Meeting to approve this Agreement and its other obligations under this Section 7.1 (other than the obligation to make the Seller Board Recommendation and include the Seller Board Recommendation in the Proxy Statement) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Alternative Proposal or by any Change of Seller Board Recommendation.

Section 7.2.  No Solicitation of Transactions; Change of Seller Board Recommendation.

(a)           Subject to Section 7.2(b), from and after the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, Seller shall not, shall cause its Subsidiaries not to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to on behalf of the Seller Group, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate the submission of any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (ii) participate in any discussions or negotiations, or furnish to any person any information, or cooperate with any Person (whether or not a Person making an Acquisition Proposal), with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal.  Seller shall, shall cause its Subsidiaries to, and shall direct its Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Seller Group or any of its Representatives with respect to any Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in Section 7.2(a), if, at any time following the date hereof and prior to Seller securing the Seller Stockholder Approval, (i) Seller has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 7.2 and (ii) Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then Seller may, subject to compliance with Section 7.2(c), (A) furnish information with respect to Seller to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding the terms of such Acquisition Proposal; provided, however, that Seller (x) shall not, and shall not allow its Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) shall as promptly as practicable provide to Purchaser any material information concerning Seller provided or made available to such other Person (or its Representatives) which was not previously provided or made available to Purchaser.

(c)           Seller shall as promptly as practicable (and in any event within 24 hours) notify Purchaser if Seller receives any written Acquisition Proposal, including a copy of such Acquisition Proposal and the identity of the person making such Acquisition Proposal.  Seller shall (i) keep Purchaser informed on a reasonably current basis of the status of any such Acquisition Proposal and any change to the material terms and conditions thereof and (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including draft agreements) relating to such Acquisition Proposal exchanged between Seller or its Representatives, on the one hand, and the Person making such Acquisition Proposal (or its Representatives), on the other hand.

(d)           Except as set forth in this Section 7.2, neither Seller’s Board of Directors nor any committee thereof shall (i) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or the abandonment, termination, delay or failure to consummate the transactions contemplated by this Agreement, or (ii) withdraw or modify, in a manner adverse to Purchaser, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation (any action set forth in the foregoing clauses (i) or (ii), a “Change of Seller Board Recommendation”).  Neither Seller’s Board of Directors nor any committee thereof shall allow Seller to, and Seller shall not, (A) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, would not include an Acceptable Confidentiality Agreement) or requiring Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement, or (B)  take any other action requiring, causing, or reasonably expected to cause, Seller to abandon, terminate, delay or fail to consummate the transactions contemplated by this Agreement.

(e)           Notwithstanding anything to the contrary contained in Section 7.2(d), at any time prior to obtaining the Seller Stockholder Approval, Seller’s Board of Directors or any committee thereof may make a Change of Seller Board Recommendation if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) Seller’s Board of Directors or committee thereof shall not be entitled to exercise its right to make a Change of Seller Board Recommendation until after the third Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that Seller intends to take such action and specifying the reasons therefor, including in the case that such action is based on a Superior Proposal, the terms and conditions of such Superior Proposal and all related proposed agreements or other documentation, it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice and a new three-Business Day period, (ii) during such three-Business Day period Seller shall, to the extent requested by Purchaser, engage in good faith negotiations with Purchaser regarding potential changes to the terms of this Agreement, and (iii) Seller’s Board of Directors and any committee thereof shall in making a Change of Seller Board Recommendation after such three-Business Day period(s), take into account any changes to the terms of this Agreement proposed by Purchaser in response to any proposed Change of Seller Board Recommendation or otherwise.

(f)           Nothing contained in this Section 7.2 shall prohibit Seller or Seller’s Board of Directors or any committee thereof from (i) disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller if Seller’s Board of Directors or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with applicable Law.  For the avoidance of doubt, it is agreed that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by Seller or Seller’s Board of Directors or any committee thereof (other than a “stop-look-and-listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act) shall constitute a Change of Seller Board Recommendation.

Section 7.3.  Information and Documents.

(a)           From time to time prior to the Closing, upon reasonable advance notice and to the extent permitted by applicable Law, Seller shall permit Purchaser and its Representatives to have such access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel of, and such other information regarding, the Seller Group and relating to the Business as may reasonably be requested by Purchaser; provided, however, that such access shall not unreasonably interfere with Seller’s operation of its business; provided, further, that Seller shall not be required to afford such access or furnish such information to the extent that Seller believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that Seller shall use its reasonable best efforts to allow for such access or disclosure in a manner and to the extent that does not result in a loss of attorney-client privilege); (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of Seller with respect to confidentiality to any third party or otherwise breach, contravene or violate any agreement to which Seller is party (provided that Seller shall use its reasonable best efforts to allow for such access or disclosure in a manner and to the extent that does not result in such a breach, contravention or violation); (iii) result in a competitor of Seller receiving information that is competitively sensitive in violation of applicable Law; or (iv) otherwise breach, contravene or violate any applicable Law (including the HSR Act).

(b)           All information received by Purchaser and given by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby will be subject to Section 9.8.

Section 7.4.  No Additional Representations.  Purchaser acknowledges that it and its Representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof.  Purchaser acknowledges that it and its Representatives have been permitted reasonable access to the books and records, facilities, equipment, contracts, and other properties and assets of Seller to the extent relating to the Business and the Purchased Assets that it and its Representatives have desired or requested to see and/or review, and that Purchaser and its Representatives have had an opportunity to meet with the officers and employees of Seller to discuss the Business, the Purchased Assets and the Assumed Liabilities.  Purchaser acknowledges that none of Seller, any of Seller’s Representatives, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement, and none of Seller, any of Seller’s Representatives or any other Person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available to Purchaser and its Representatives in certain virtual or physical “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby.

Section 7.5.  Conduct of Seller’s Business.  From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, except (i) as set forth on Schedule 7.5 or as otherwise expressly contemplated by this Agreement, by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NASDAQ Capital Market, or (ii) as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), Seller agrees that it will, and will cause its Subsidiaries to:

(a)           conduct the Business only in the ordinary course consistent with past practice, and use reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties;

(b)           not incur, create or assume any indebtedness (other than trade payables incurred in the ordinary course of business consistent with past practice), or guarantee any indebtedness or obligation of any third party or reimbursement obligation to any issuer of a letter of credit or similar instrument supporting any indebtedness or obligation of any third party, in each case for a principal amount in excess of $50,000 in the aggregate;

(c)           not incur, create or assume any Lien or Encumbrance, other than Permitted Encumbrances, with respect to any assets that would constitute Purchased Assets;

(d)           not dispose of any assets that would constitute Purchased Assets having a value in excess of $50,000 in the aggregate;

(e)           not undertake or commit to any capital expenditures in an amount in excess of $50,000 in the aggregate;

(f)           not enter into any collective bargaining agreement with respect to any employee of the Business;

(g)           not amend, except in the ordinary course of business, any material term of, or waive any material right under, or terminate, or renew on any different terms any Material Contract, nor, except in the ordinary course of business, enter into any contract, agreement, commitment or arrangement that would have been a Material Contract if it had been in effect on the date hereof;

(h)           not make any change in any method of accounting or accounting practice or policy used by Seller or the Business in the preparation of its financial statements, other than such changes as are required by GAAP or applicable Law;

(i)           not make any changes to the working capital policies applicable to the Business;

(j)           not enter into any settlement or release with respect to any material claim, action, cause of action, litigation, investigation or proceeding relating to the Business, unless such settlement or release contemplates only the payment of money without admission of wrongdoing or misconduct and results in an absolute release of such claim, action, cause of action, litigation, investigation or proceeding;

(k)           not issue any common stock or other voting securities of Seller other than pursuant to stock options outstanding as of the date hereof or pursuant to Seller’s employee stock purchase plan; and

(l)           not agree to take any of the foregoing actions.

Section 7.6.  Conduct of Purchaser’s Business.  From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, Purchaser agrees that it will conduct its commercial relationships with Seller in all material respects in the ordinary course consistent with past practice.

Section 7.7.  Consents of Third Parties; Governmental Approvals(a)           .  (a)  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated hereby as soon as practicable after the date hereof.  Without limiting the foregoing, (i) each of Purchaser and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on itself or its Affiliates with respect to the transactions contemplated hereby (which actions shall include furnishing, or causing its applicable Affiliates to furnish, all information requested in connection with approvals of or filings with any Person or other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requests to any of them or any of their respective Affiliates in connection with the transactions contemplated hereby, and (ii) each of Purchaser and Seller shall, and shall cause its Affiliates to, use its or their commercially reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person necessary, proper or advisable to be obtained or made Purchaser or Seller in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement, including any party to any Material Contract required to be obtained to assign or transfer any such Material Contract to Purchaser; provided that neither Seller nor Purchaser shall have any obligation to offer or pay any consideration or to divest or hold separate any assets or operations or to agree to any restrictions on its business following the Closing in order to obtain any such consents, authorizations or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Purchaser.  During the period prior to the Closing Date, Purchaser shall use commercially reasonable efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.7(a).

(b)            As promptly as practicable after the date hereof and in no event more than ten Business Days after the date hereof, Purchaser (or the applicable Affiliate thereof) and Seller shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  Each of Purchaser and Seller agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Seller, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act.

Section 7.8.  Bulk Transfer Law.  Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser; provided that Seller shall be liable for, and shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns against, and reimburse Purchaser for, any Losses incurred or suffered by Purchaser arising out of, resulting from, or relating to Seller’s failure to comply with the terms and conditions of any applicable “bulk transfer law” or similar laws of any jurisdiction in that may be applicable in connection with the sale of the Purchased Assets to Purchaser.

Section 7.9.  Recordation of Transfer of Intellectual Property.  Purchaser shall be responsible for all applicable recordations of the assignment of the Transferred Intellectual Property.  Seller shall reimburse Purchaser for 50% of the cost and expense of such recordations levied by the agency or organization recording the transfer, provided that such reimbursement obligation shall not apply if the amount to be reimbursed is less than $5,000 in the aggregate.

Section 7.10.  Change of Corporate Name.  Seller agrees promptly after the Closing Date to change its corporate name and the corporate name of its Subsidiaries, InsWeb Insurance Services, Inc. and Potrero Media Corporation, to names that do not include any trademark that is included as part of the Transferred Trademark Rights.

Section 7.11.  Further Assurances.  From time to time after the Closing, and for no further consideration, each of the parties hereto shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested by the other party to more effectively convey to, transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing (including transferring at no additional cost to Purchaser any Purchased Asset contemplated by this Agreement to be transferred to Purchaser at the Closing and that was not so transferred at the Closing) or to more effectively confirm or effect Seller’s retention of the Excluded Assets and the Excluded Liabilities.

Section 7.12.  Covenant Not to Compete.

(a)           In furtherance of the sale of the Purchased Assets to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, Seller covenants and agrees that, for a period ending on the tenth anniversary of the Closing Date, neither Seller nor any of its Subsidiaries will:

(i)           directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business similar to or competitive with the Business; or

(ii)           induce or attempt to persuade any employee, agent, supplier or customer of Seller with respect to the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

provided, however, that nothing set forth in this Section 7.12 shall prohibit Seller or its Subsidiaries from (1) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market or (2) selling all or a portion of, or licensing the rights to, the Retained Patent Rights, including to a Person that, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) owns, manages, operates, controls, participates in, performs services for, sells materials to, or otherwise carries on, a business similar to or competitive with the Business.

(b)           If Seller or any Subsidiary of Seller violates any of its obligations under this Section 7.12, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Seller acknowledges that a violation of this Section 7.12 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages.  Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.12, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Subsidiary of Seller to prevent any violations of this Section 7.12.  The prevailing party in any action commenced under this Section 7.12 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.12, any term, restriction, covenant or promise in this Section 7.12 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 7.13.  Insurance.  As of the Closing Date, the coverage under all insurance policies relating to the Business shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser.  Purchaser agrees to arrange for its own insurance policies (which may include self-insurance) with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any insurance policies of Seller or any of its Affiliates that may provide coverage for claims relating in any way to the Business prior to the Closing.

Section 7.14.  Privacy Policy.  Purchaser represents and warrants that it has in place adequate privacy and security safeguards to protect the personal information regarding Seller’s customers and other users that Purchaser will receive as part of the Purchased Assets (the “Transferred PII”) substantially in accordance with (i) all applicable data protection Laws, and (ii) the material terms of the privacy and security policies in effect on the date hereof unless and until Purchaser provides notice to Seller’s customers and other users, it being understood that Purchaser may amend or replace such privacy and security policies on or after the Closing Date in accordance with applicable Laws.  Commencing on the Closing Date and for no less than 30 days thereafter, Purchaser shall cause the web site www.insweb.com to include a prominent statement providing notice of the change in ownership of the Purchased Assets.

Section 7.15.  Employee and Benefits Matters.

(a)           Prior to the Closing Date, Purchaser and Seller shall communicate in good faith with the employees of Seller engaged in the Business to whom Purchaser shall, in its sole discretion, offer employment with Purchaser or its Affiliates commencing immediately after the Closing (the “Transferring Employees”), regarding post-Closing employment matters relating to such Transferring Employees, including post-Closing employee benefit plans and compensation.

(b)           Except as otherwise required by applicable Law, as of the Closing Date all Transferring Employees shall cease participating in all Benefit Plans, and Purchaser shall permit all Transferring Employees to commence participation in employee benefit plans and compensation arrangements sponsored and maintained by Purchaser or its Affiliates in accordance with the terms of such plans and arrangements.  With respect to any plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser or its Affiliates, Purchaser and its Affiliates shall (i) provide eligibility for Transferring Employees under its medical, dental and health plans as of the Closing Date, (ii) waive any pre-existing condition, actively-at-work requirements and waiting periods to the extent waived under the corresponding Benefit Plan and (iii) cause such plans to honor any expenses incurred by the Transferring Employees and their covered dependents under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.  With respect to any Transferring Employees who become participants in any benefit plan or program of Purchaser or any of its Affiliates, Purchaser shall give credit (or, as applicable, cause credit to be given by any of its Affiliates) under such plans and programs, for purposes of eligibility (including for purposes of satisfying any minimum service requirements for participation), vesting and benefit accrual thereunder, for all service recognized by Seller except (i) for purposes of determining benefit accruals under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA)  of Purchaser or its Affiliates and (ii) to the extent that such credit would result in a duplication of benefits.

(c)           Without limiting the foregoing, Seller shall retain responsibility for and continue to pay (or cause to be paid) all medical, life insurance, disability and other welfare plan expenses and benefits for Transferring Employees with respect to claims incurred by such Transferring Employees or their covered dependents prior to the Closing Date, in accordance with the terms of the Benefit Plans.  Expenses and benefits with respect to claims incurred by Transferring Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser and its Affiliates in accordance with the applicable terms of the plans of Purchaser and its Affiliates.  For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

(d)           Seller shall be responsible for paying out any vacation days earned and unused under Seller’s vacation policy, including any banked amounts, upon a Transferring Employee’s termination of employment with Seller and in accordance with Seller’s vacation policy at or before the Closing Date.

(e)           Seller and its Affiliates shall be responsible for all legally mandated continuation of health care coverage for all employees and any of their covered dependents who experience a qualifying event on or prior to the Closing Date.  Purchaser shall be responsible for all legally mandated continuation of health care coverage for all Transferring Employees and any of their covered dependents who experience a qualifying event after the Closing Date.

(f)           Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create an employment related contract between Purchaser or Seller and any Transferring Employee nor may any current or former Transferring Employee rely on this Agreement as the basis for any breach of any employment related contract claim against Purchaser or Seller; (ii) shall be deemed or construed to require Purchaser or Seller to continue to employ any particular Transferring Employee for any period after Closing; (iii) shall be deemed or construed to limit Purchaser’s or Seller’s  right to terminate the employment of any Transferring Employee at any time after Closing; (iv) shall be construed as establishing or amending any Benefit Plan; or (v) is intended to create any rights or obligations except between the parties to this Agreement and no current or former Transferring Employee, no beneficiary or dependent thereof, and no other person who is not a party to this Agreement, shall be entitled to assert any claims hereunder.

Section 7.16.  Tax Matters.

(a)           Liability for Taxes.

(i)           Seller shall be liable for, and shall defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and reimburse the Purchaser Indemnified Parties for, any (A) Taxes imposed on or with respect to the Business, the Purchased Assets, and the Assumed Liabilities in each case for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (B) Excluded Taxes; and (C) any costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) and (B).

(ii)           Purchaser shall be liable for, and shall defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (the “Seller Indemnified Parties”) against, and reimburse the Seller Indemnified Parties for, any Taxes (other than any Taxes for which the Seller is liable pursuant to this Section 7.16(a)) imposed on or with respect to the Purchased Assets, in each case for all taxable periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(iii)           For purposes of this Section 7.16, Taxes imposed on or with respect to the Business, the Purchased Assets or the Assumed Liabilities with respect to a Straddle Period shall be allocated between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date based on an actual closing of the books of the relevant entity as of the end of the Closing Date; provided, however, that in closing the books, Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transactional basis shall be allocated on a daily basis.

(iv)           Seller shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability with regard to the Purchased Assets, in each case in respect of a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date.  Except as provided in the preceding sentence, Purchaser shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability with regard to the Business, the Purchased Assets or the Assumed Liabilities.

(v)           Notwithstanding anything to the contrary in this Agreement, each of Purchaser and Seller shall be responsible for and shall pay 50% of any Transfer Taxes.  The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare and file, with the other party’s cooperation, such Tax Return.  Purchaser and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Transfer Taxes.

(vi)           Purchaser and Seller shall treat any indemnification payment under this Section 7.16(a) as adjustments to the Purchase Price for all Tax purposes.

(vii)           Purchaser or Seller, as the case may be, shall make any payment due under this Section 7.16 to any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, within 10 days following delivery of written notice to the Purchaser or Seller, as the case may be, that payment of such amounts to the appropriate Taxing Authority or other applicable third party is or was due by the Seller Indemnified Party or the Purchaser Indemnified Party, as the case may be.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

(b)           Tax Contests.

(i)           Any party that may be entitled to indemnification under Section 7.16(a) of this Agreement shall promptly notify the other party in writing upon receipt by such party or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which would entitle such party or its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns to indemnification under Section 7.16(a); provided, however, that the failure of such party to give such notice shall not affect such party’s right to indemnification under Section 7.16(a) except to the extent that such party is materially prejudiced as a consequence of such failure.

(ii)           Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that if such audit or proceeding could reasonably be expected to adversely affect Purchaser or any of its Affiliates, (i) Purchaser shall be entitled to participate at its expense in such audit or proceeding; (ii) Seller shall keep Purchaser timely and reasonably apprised of the status of such audit or proceeding; (iii) Seller shall offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such audit or proceeding; and (iv) Seller shall not settle such audit or proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)           In the case of any Straddle Period, the Controlling Party shall control any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities for Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date; provided, however, that (i) the Non-Controlling Party shall be entitled to participate at its expense in such audit or proceeding; (ii) the Controlling Party shall keep the Non-Controlling Party timely and reasonably apprised of the status of such audit or proceeding; (iii) the Controlling Party shall offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding or audit; and (iv) the Controlling Party shall not settle such audit or proceeding without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this Agreement, “Controlling Party” shall mean Seller if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii), or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii); and “Non-Controlling Party” means whichever of the Seller or Purchaser is not the Controlling Party with respect to a Tax audit or administrative or court proceeding described in Section 7.16(b)(ii).

(iv)           In the case of any Tax audit or administrative or court proceeding relating to the Business, the Purchased Assets or the Assumed Liabilities that is not described in Section 7.16(b)(ii) or (iii), Purchaser shall have the sole right to control such audit or proceeding in its sole and absolute discretion.

(c)           Tax Cooperation.  Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets or the Assumed Liabilities (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return; provided, however, that notwithstanding anything to the contrary, Seller shall not have any right to receive or obtain any information relating to, or have any rights with respect to, any Taxes or Tax Return of Purchaser or any of its Affiliates (other than information relating solely to the Business, the Purchased Assets or the Assumed Liabilities).  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.

(d)           From and after the date hereof and to the Closing or earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Purchaser, with respect to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall not  (and shall not permit any of its Subsidiaries to) make or change any Tax election, settle, compromise or abandon any Tax audit or administrative or court proceeding, or take any other action, in each case if such action could result in a Lien on the Purchased Assets, otherwise adversely affect the Business or result in the Purchaser or any of its Affiliates becoming liable or responsible for Taxes.

ARTICLE VIII

TERMINATION

Section 8.1.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Purchaser and Seller;

(b)           by either Purchaser or Seller, by giving written notice of such termination to the other parties hereto, if the Closing shall not have occurred on or prior to April 9, 2012 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)           by either Purchaser or Seller, by giving of written notice of such termination to the other parties hereto, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable; provided that no party may rely upon this Section 8.1(c) to terminate this Agreement if such party shall have failed to use its commercially reasonable efforts to prevent the entry of such Governmental Order or the taking of such other action in accordance with Section 7.7;

(d)           by Purchaser in the event of any failure by Seller to perform or comply with any of Seller’s agreements such that the condition set forth in Section 4.1(a)(i) would not be satisfied if the Closing Date were to occur on the date of termination, or any failure of the representations or warranties of Seller contained herein to be true and correct such that the condition set forth in Section 4.1(a)(ii) would not be satisfied if the Closing Date were to occur on the date of termination, and in either case such failure remains uncured within 30 days after receipt of notice from Purchaser requesting such failure to be cured;

(e)           by Seller in the event: (i) of any failure by Purchaser to perform or comply with any of Purchaser’s agreements such that the condition set forth in Section 4.2(a)(i) would not be satisfied if the Closing Date were to occur on the date of termination, or any failure of the representations or warranties of Purchaser contained herein to be true and correct such that condition set forth in Section 4.2(a)(ii) would not be satisfied if the Closing Date were to occur on the date of termination, and in either case such failure remains uncured within 30 days after receipt of notice from Seller requesting such breach to be cured, or (ii) that all of the conditions in Section 4.1 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived for a continuous period of five Business Days and Purchaser shall have failed to effect the Closing;

(f)           by either Purchaser or Seller, if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Seller Stockholder Meeting; or

(g)           by Purchaser, at any time prior to Seller’s receipt of the Seller Stockholder Approval, if the Seller’s Board of Directors or any committee thereof shall have effected a Change of Seller Board Recommendation (whether or not in compliance with Section 7.2).

Section 8.2.  Effect of Termination; Termination Fees.

(a)           In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 7.3(b) (“Information and Documents”) and Article IX (“Miscellaneous”) (other than Section 9.1 (“Non-Survival of Representations and Warranties and Agreements”) and Section 9.10 (“Disclosure Schedules”)) hereof, and except that nothing herein, including the payment of the termination fee under Section 8.2(b), will relieve any party from Liability or limit any party’s Liability for any willful and knowing breach of any covenant set forth in this Agreement prior to such termination.

(b)           In the event of the termination of this Agreement in accordance with Section 8.1 by (A) Purchaser pursuant to Section 8.1(g); (B) either Purchaser or Seller pursuant to Section 8.1(f) and circumstances would have permitted Purchaser to terminate this Agreement pursuant to Section 8.1(g); (C) Purchaser pursuant to Section 8.1(d) as a result of a failure by Seller to perform or comply with its obligations under Sections 7.1 or 7.2, or (D) either Purchaser or Seller pursuant to Section 8.1(b) or 8.1(f) if prior to such termination, (i) an Acquisition Proposal shall have been made to Seller or shall have been made known publicly or to the stockholders of Seller generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) within nine months of such termination, Seller enters into a definitive agreement to consummate any Acquisition Proposal or any Acquisition Proposal is consummated, then Seller shall pay to Purchaser, (x) in the case of a termination by Purchaser covered by clauses (A), (B), or (C), within two Business Days following the date of such termination, (y) in the case of a termination by Seller covered by clause (B), prior to or concurrently with such termination, or (z) in the case of clause (D), upon the earlier of such entry into a definitive agreement or consummation, a termination fee in cash in an amount equal to $2,500,000.

(c)           Any payment made under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser.

(d)           Each of Seller and Purchaser acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement; (ii) without these agreements, Purchaser and Seller would not enter into this Agreement; and (iii) the termination fee payable under Section 8.2(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall Seller be required to pay to Purchaser more than one termination fee pursuant to Section 8.2(b).

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Non-Survival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing.  Except for any covenant or agreement that by its terms contemplates performance after the Closing Date, none of the covenants and agreements of the parties contained in this Agreement shall survive the Closing.

Section 9.2.  Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by email or facsimile, provided that the email or facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Seller:	Bankrate, Inc.
11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408
Attention: Edward J. DiMaria
Facsimile: (917) 368-8611
Email: EDiMaria@bankrate.com

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Benjamin M. Roth
Facsimile: (212) 403-2000
Email: BMRoth@wlrk.com

to Purchaser:	InsWeb Corporation
10850 Gold Center Drive, Suite 250
Rancho Cordova, CA 95670
Attention: General Counsel
Facsimile: (916) 631-0846
Email: eloewe@insweb.com

with a copy to:	Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attention: Karen Dreyfus
Facsimile: (650) 565-7100
Email: kdreyfus@sidley.com

Section 9.3.  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Purchaser and Seller; provided, that, after receipt of the Seller Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.4.  Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement to a Subsidiary of Purchaser, so long as Purchaser remains liable for its obligations hereunder.

Section 9.5.  Entire Agreement.  This Agreement (including all schedules and exhibits hereto), together with the Disclosure Schedules, the Voting Agreement, and the Patent License Agreement, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including, from and after the Closing, the Non-Disclosure Agreement.

Section 9.6.  Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7.  Public Disclosure.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that the initial press release announcing the execution of this Agreement be made only in a form agreed between the parties.  No other press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of the NASDAQ Capital Market, New York Stock Exchange or any stock exchange upon which the securities of such party are listed, if any, in which case the party issuing such release, announcement or communication will provide the other party, to the extent legally permissible, a reasonable opportunity to comment on such release, announcement or communication.

Section 9.8.  Confidentiality; Return of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purposes of evaluating the performance of covenants and the accuracy of representations and warranties set forth in this Agreement and planning for the consummation of the purchase and sale of the Purchased Assets and other transactions contemplated hereby and the post-closing integration of the Business with Purchaser’s business.  Notwithstanding any other provision of this Section 9.8, after the Closing, Purchaser may use or disclose without restriction any confidential information included in the Purchased Assets or otherwise reasonably used in or relating to the Business or the Purchased Assets.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its Representatives, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 9.9.  Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses; provided, however, that all filing fees due in connection with filings made pursuant to the HSR Act shall be paid one-half by Purchaser and one-half by Seller.

Section 9.10.  Disclosure Schedules.  The disclosure of any matter in any section of the Disclosure Schedules shall be deemed to be a disclosure for the purposes of the section or subsection of this Agreement to which it corresponds in number and each other section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section or subsection.  The disclosure of any matter in any section of the Disclosure Schedules shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) for the purposes of this Agreement.  Capitalized terms used and not defined in the Disclosure Schedules shall have the meanings set forth in this Agreement.

Section 9.11.  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, solely in the event that the Delaware Court of Chancery declines subject matter jurisdiction, in the federal courts located in the District of Delaware (the “Chosen Courts”); (b) each of the parties irrevocable and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in the Chosen Courts or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) each party agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.2 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware; and (d) each of the parties irrevocably waives the right to trial by jury.

Section 9.12.  Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 9.13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 9.14.  Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.15.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INSWEB CORPORATION

By:	/s/ Hussein A. Enan
Name: Hussein A. Enan
Title: Chairman of the Board and Chief
Executive Officer

BANKRATE, INC.

By:	/s/ Thomas R. Evans
Name: Thomas R. Evans
Title: President and Chief Executive Officer

APPENDIX B

OPINION OF GCA SAVVIAN

GCA Savvian Advisors, LLC 150 California Street, Ste 2300 San Francisco, CA 94111 (415) 318-3600

October 7, 2011
Board of Directors
InsWeb Corporation
10850 Gold Center Drive, Suite 250
Rancho Cordova, CA 95670

Members of the Board:

We understand that InsWeb Corporation (“InsWeb”) and Bankrate, Inc. (“Bankrate”) plan to enter into an Asset Purchase Agreement (the “Agreement”), to be dated on or about the date hereof, that provides for, among other things, Bankrate to purchase all of the assets of InsWeb’s Lead Generation Business (the “Lead Generation Business”) in a 100% cash transaction (the “Transaction”). You have informed us that, pursuant to the terms of the Agreement, InsWeb will receive $65,000,000 in cash (the “Purchase Price”) for the Lead Generation Business (subject to increase or decrease in the event that InsWeb’s non-cash net working capital at closing exceeds or is less than $2,000,000) (the “Aggregate Consideration”).

You have asked for our opinion as to whether, as of the date hereof, the Aggregate Consideration to be paid for the Lead Generation Business pursuant to the terms of the Agreement, is fair from a financial point of view, to InsWeb.

For purposes of the opinion set forth herein, we have:

(i)	reviewed the draft of the Agreement dated October 6, 2011;
(ii)	reviewed certain publicly available financial statements and other information provided to us by InsWeb relating to the Lead Generation Business;
(iii)	reviewed certain internal financial statements, other financial and operating data, and other information concerning the Lead Generation Business, prepared by the management of InsWeb;
(iv)	reviewed certain financial projections relating to InsWeb prepared by the management of InsWeb;
(v)	discussed the past and current operations, financial condition and the prospects of the Lead Generation Business with the management of InsWeb;
(vi)	compared the financial performance of the Lead Generation Business with that of certain publicly-traded companies that we deemed comparable to the Lead Generation Business;
(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we have identified as comparable to the Transaction;
(viii)	analyzed discounted cash flow models for the Lead Generation Business prepared based upon estimates and assumptions provided by the management of InsWeb;
(ix)	analyzed premiums paid in certain other public company transactions that we have identified as comparable to the Transaction;
(x)	participated in discussions and negotiations among representatives of InsWeb and Bankrate and their respective legal and financial advisors with respect to the Transaction; and
(xi)	performed such other analyses and considered such other factors as we deemed appropriate.

 WWW.GCASAVVIAN.COM
SAN FRANCISCO    NEW YORK    TOKYO    LONDON    CHICAGO

B-1

GCA Savvian Advisors, LLC 150 California Street, Ste 2300 San Francisco, CA 94111 (415) 318-3600

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. With respect to the financial projections of the Lead Generation Business, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InsWeb. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement (without any amendments or modifications thereto), without waiver by any party of any material rights thereunder, that the representations and warranties contained in the Agreement made by the parties thereto are true and correct in all respects material to our analysis, and that the Agreement executed by the parties thereto does not differ in any material respect from the form of the draft Agreement delivered to us on October 6, 2011.  We understand that the Transaction will be consummated following receipt of all required approvals by the shareholders of InsWeb; we also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on InsWeb, Bankrate or on the expected benefits of the Transaction in any way material to our analysis.  Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof.

We have not made any independent investigation of any legal, accounting or tax matters affecting InsWeb or the Transaction, and we have assumed the correctness of all legal, accounting and tax advice given to InsWeb and its Board of Directors.  We have not been asked to prepare, nor have we prepared, a formal valuation or appraisal of any of the assets, liabilities or securities of InsWeb, Bankrate or any of their respective affiliates, nor have we been furnished with any such valuations and appraisals, and our opinion should not be construed as such.   We have taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general.

This opinion does not address InsWeb’s underlying business decision to enter into the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to InsWeb, and it does not constitute a recommendation to InsWeb, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Transaction.  We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the structure of the Transaction. Moreover, this opinion does not address the fairness of the Transaction to the holders of InsWeb common stock.  We have not evaluated the Company’s go-forward business plan nor have we performed any valuation or analysis with respect to the assets or liabilities that the Company may retain, or distribute, following the Transaction, or any related tax consequences.  Further, this opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any of the Company’s officers, directors or employees, or class of such persons, including, without limitation, in relation to the Aggregate Consideration.

We have acted as financial advisor to the Board of Directors of InsWeb in connection with this Transaction and this opinion and will receive fees for our services, a portion of which is contingent upon the consummation of the Transaction.  In addition, InsWeb has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.  In the two years prior to the date hereof, we have provided financial advisory and financing services for InsWeb and have received fees in connection with such services.  We may also seek to provide such services to InsWeb and Bankrate in the future and expect to receive fees for such services.

It is understood that this letter is for the information of the Board of Directors of InsWeb and may not be used or summarized for any other purpose, or relied upon by any other party, without our prior written consent.  This opinion has been approved by GCA Savvian Advisors LLC’s Fairness Opinion Committee.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Aggregate Consideration represents a fair valuation of the Lead Generation Business to InsWeb Corporation.

Respectfully submitted,

GCA SAVVIAN ADVISORS, LLC

/s/ Todd J. Carter

 WWW.GCASAVVIAN.COM
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B-2

APPENDIX C

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the sale of substantially all of InsWeb Corporation (“InsWeb” or the “Company”), a Delaware corporation, assets and certain liabilities relating to its insurance lead generation business (the “Asset Sale Transaction”) to Bankrate, Inc. (“Bankrate”). The Asset Sale Transaction is expected to take effect in December, 2011 and is subject to InsWeb stockholder approval. The unaudited pro forma consolidated financial statements related to the Asset Sale Transaction includes certain adjustments to the historical financial statements as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet presents the financial position of the Company at June 30, 2011 giving effect to the Asset Sale Transaction as if it had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2011 and for the years ended December 31, 2009 and 2010 give effect to the Asset Sale Transaction as if it had occurred at the beginning of each such period.

The unaudited pro forma financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the Asset Sale Transaction been completed as of the dates indicated and is not necessarily indicative of the Company’s future financial position or results of operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of InsWeb incorporated by reference in this Proxy Statement.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2011 (amounts in thousands)

		PRO FORMA
	HISTORICAL (a)	ADJUSTMENTS ("NOTES”)		PRO FORMA

Assets
Current assets:
Cash and cash equivalents	$4,991	$61,019	(b)	$66,010
Short-term investments	1,136	-		1,136
Accounts receivable, net	5,620	(5,620)	(c)	-
Prepaid expenses and other current assets	507	(192)	(d)	315
Related party receivables	323	-		323
Total current assets	12,577	55,207		67,784
Intangible assets, net	6,304	(6,304)	(c)	-
Goodwill	2,689	(2,689)	(c)	-
Property and equipment, net	162	(120)	(d)	42
Other noncurrent assets	38	(11)	(d)	27
Total assets	$21,770	$46,083		$67,853

Liabilities and stockholders’ equity
Accounts payable	$5,012	$(4,396)	(d)	$616
Income tax payable	-	5,396	(k)	5,396
Accrued expenses and other current liabilities	434	(11)	(d)	423
Deferred revenue	940	(940)	(c)	-
Total current liabilities	6,386	49		6,435

Other noncurrent liabilities	80	-		80

Stockholders’ equity
Common stock	9	-		9
Paid-in capital	212,275	856	(e)	213,131
Treasury stock	(6,589)	-		(6,589)
Accumulated deficit	(190,391)	45,178	(e)	(145,213)

Total Stockholders’ equity	15,304	46,034		61,338

Total liabilities and stockholders’ equity	$21,770	$46,083		$67,853

See accompanying notes.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2011
(in thousands, except per share amounts)

	HISTORICAL (f)	PRO FORMA ADJUSTMENTS ("NOTES")		PRO FORMA

Revenues	$26,293	$(26,293)	(h)	$-

Operating expenses:
Direct marketing	17,628	(17,628)	(h)	-
Sales and marketing	4,066	(4,066)	(h)	-
Technology	1,914	(1,866)	(i)	48
General and administrative	2,587	(873)	(i)	1,714
Total operating expenses	26,195	(24,433)		1,762
Income (loss) from operations	98	(1,860)		(1,762)
Other income, net	1,203	(1,203)	(l)	-
Interest income (expense)	(24)	34	(j)	10
Income (loss) before income taxes	1,277	(3,029)		(1,752)
Provision for income taxes	-	(5,396)	(k)	(5,396)
Net income (loss)	$1,277	$(8,425)		$(7,148)

Net income (loss) per share:
Basic	$0.23	$-		$(1.28)
Diluted	$0.19	$-		$(1.28)

Weighted-average shares used in computing per share amounts:
Basic	5,605	-		5,605
Diluted	6,560	(955)	(m)	5,605

See accompanying notes.

INSWEB CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(in thousands, except per share amounts)

	HISTORICAL (f)	PROFORMA ADJUSTMENTS ("NOTES")		PRO FORMA
Revenues:
Transaction fees	$42,199	$(42,199)	(h)	$-
Other	160	(160)	(h)	-
Total revenues	42,359	(42,359)		-

Operating expenses:
Direct marketing	28,370	(28,370)	(h)	-
Sales and marketing	5,743	(5,743)	(h)	-
Technology	2,629	(2,537)	(i)	92
General and administrative	4,321	(1,507)	(i)	2,814
Total operating expenses	41,063	(38,157)		2,906
Income (loss) from operations	1,296	(4,202)		(2,906)
Interest income (expense)	(1)	26	(j)	25

Income (loss) before income taxes	1,295	(4,176)		(2,881)

Provision for income taxes	-	(5,554)	(k)	(5,554)

Net income (loss)	$1,295	$(9,730)		$(8,435)

Net income (loss) per share:
Basic	$0.26	$-		$(1.70)
Diluted	$0.23	$-		$(1.70)

Weighted-average shares used in computing per share amounts:
Basic	4,972	-		4,972
Diluted	5,611	(639)	(m)	4,972

See accompanying notes.

INSWEB CORPORATION
 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
  For the Year Ended December 31, 2009
 (in thousands, except per share amounts)

	HISTORICAL (f)	PRO FORMA ADJUSTMENTS ("NOTES")		PRO FORMA
Revenues:
Transaction fees	$35,002	$(35,002)	(h)	$-
Other	167	(167)	(h)	-
Total revenues	35,169	(35,169)		-

Operating expenses:
Direct marketing	23,397	(23,397)	(h)	-
Sales and marketing	6,588	(6,588)	(h)	-
Technology	3,418	(3,337)	(i)	81
General and administrative	3,055	(197)	(i)	2,858
Total operating expenses	36,458	(33,519)		2,939
Income (loss) from operations	(1,289)	(1,650)		(2,939)
Interest income (expense)	28	-		28

Income (loss) before income taxes	(1,261)	(1,650)		(2,911)

Provision for income taxes	-	(5,592)	(k)	(5,592)

Net loss	$(1,261)	$(7,242)		$(8,503)

Net loss per share:
Basic	$(0.26)	$-		$(1.77)
Diluted	$(0.26)	$-		$(1.77)

Weighted-average shares used in computing per share amounts:
Basic	4,796	-		4,796
Diluted	4,796	-		4,796

See accompanying notes.

INSWEB CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      PLANNED ASSET SALE TRANSACTION TO BANKRATE

On October 10, 2010 (the “Announcement Date”), InsWeb announced that it had entered into a definitive agreement to sell substantially all of its assets and liabilities relating to its insurance lead generation and marketing business to Bankrate, Inc. pursuant to the Asset Purchase Agreement (the “Agreement”) that was signed on October 10, 2011. The Asset Sale Transaction is subject to several closing conditions, including the receipt of regulatory approvals and approval by InsWeb’s shareholders. InsWeb expects the transaction to be completed in December 2011.

The Agreement requires the payment to InsWeb of $65 million in cash at closing, subject to a working capital adjustment specified in the Agreement.  InsWeb will retain a portfolio of e-commerce and online insurance distribution patents, which it will license to Bankrate on a perpetual, royalty-free, non-exclusive basis.  Under the terms of the Agreement, Bankrate will also assume certain liabilities of InsWeb, as further specified in the Agreement.  Following the closing, InsWeb is expected to continue as a public company and will focus on a new business model in which it will license its patented technologies.

2.     PRO FORMA ADJUSTMENTS FROM THE ASSET SALE TRANSACTION

The following pro forma adjustments, in $000s, are included in the unaudited pro forma condensed consolidated balance sheet and statements of operations based upon the terms of the agreement:

(a)	Reflects the historical financial position of InsWeb at June 30, 2011.
(b)	Represents the estimated cash proceeds and (uses) associated with the Agreement which is calculated as follow:

Purchase Price	$65,000
Acquisition costs	(2,446)
Working capital adjustment	(1,535)
Net Asset Sale Transaction proceeds	$61,019

(c)	Reflects the sale of this asset or liability.

(d)	Reflects the sale of certain assets or liabilities specifically associated with the insurance lead generation business.

(e)
The unaudited pro forma condensed consolidated balance sheet reflects an adjustment to accumulated deficit for the estimated gain on the sale net of estimated taxes calculated below, and the pro forma impact of immediate vesting of the outstanding and unvested stock options that would have occurred had the Asset Sale Transaction taken place as of June 30, 2011. The net Asset Sale Transaction proceeds and estimated gain on the sale below are based on balances as of June 30, 2011 and will be different based on the use of the actual balances at closing, actual Asset Sale Transaction costs, and the final working capital adjustment. The actual gain on sale is estimated in the range of $44 million to $46 million.  The gain as included herein was calculated as follows:

Net Asset Sale Transaction proceeds	$61,019
Assets sold in the Asset Sale Transaction	(14,936)
Liabilities assumed in the Asset Sale Transaction	5,347

Expense associated with accelerated option vesting	(856)
Estimated gain on sale before estimated income taxes	$50,574
Less estimated income taxes payable	(5,396)
Estimated gain on sale net of estimated income taxes	$45,178

(f)	Reflects the historical results of operations of InsWeb.
(g)	The insurance lead generation and marketing business represents the source of all of InsWeb’s historical revenue and a significant driver of the expenses for the periods shown.
(h)	Reflects the elimination of all revenues, direct marketing and sales and marketing expenses associated with the insurance lead generation business.
(i)
Reflects the effect of the elimination of certain costs specifically associated with the sale of certain assets or liabilities specifically associated  with the insurance lead generation and marketing business.

(j)	Reflects the reduction in interest expense associated with the elimination of certain liabilities.
(k)
Reflects the federal alternative minimum tax and California franchise tax that will be owed by InsWeb on the taxable gain from the sale. A substantial amount of net operating loss carryover is allowed to offset federal taxable income, but net operating loss carryovers may not be utilized in California to offset taxable income in 2011.

(l)
Reflects the elimination of the gain on extinguishment of contingent liability upon the execution of the Third Amendment to the Stock Purchase Agreement with Potrero Media Corporation, which is included in the insurance lead generation business.

(m)	Reflects the elimination of dilutive securities because of the net loss.

INSWEB CORPORATION
10850 Gold Center Dr.
Suite 250
Rancho Cordova, CA 95670

PROXY FOR 2011 SPECIAL MEETING OF STOCKHOLDERS ON [●], 2011
This Proxy is Solicited on Behalf of the Board of Directors of InsWeb Corporation

The undersigned, revoking any proxy previously given, hereby appoints Hussein A. Enan and L. Eric Loewe, and each of them, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to attend and represent the undersigned and to vote all of the shares of stock in InsWeb Corporation, a Delaware corporation (“InsWeb”), which the undersigned is entitled to vote at the Special Meeting of Stockholders of InsWeb to be held at the corporate headquarters of InsWeb located at 10850 Gold Center Dr. Suite 250, Rancho Cordova, CA, 95670 on [●], 2011, at ● local time, and at any adjournment or postponement thereof (1) as hereinafter specified under the proposals listed on the reverse side and as more particularly described in the Proxy Statement of InsWeb dated ● (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

 THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

 Vote by Internet or Mail
24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[___________________] Use the Internet to vote your proxy until 11:59 p.m., Eastern Time, on ●, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet you do NOT need to mail back your Proxy Card.

(Continued and to be signed on the reverse side)

Please mark

☒	votes as in this example

The Board of Directors recommends a Vote “FOR” the following proposals:

1.
To approve the sale of substantially all of the operating assets of InsWeb as contemplated by the asset purchase agreement between InsWeb and Bankrate, Inc., dated as of October 10, 2011 (as it may be amended from time to time in accordance with the terms thereof).  We refer to this transaction as the “Asset Sale Transaction” and this proposal as the “Asset Sale Proposal”.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

2.	To approve an amendment to our certificate of incorporation to change our name to Internet Patents Corporation effective upon completion of the Asset Sale Transaction.	FOR ☐	ABSTAIN ☐	AGAINST ☐

3.
To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to InsWeb’s named executive officers in connection with the Asset Sale Transaction, including the agreements and understandings pursuant to which such compensation may be paid or become payable.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

4.
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Asset Sale Proposal.
		FOR ☐	ABSTAIN ☐	AGAINST ☐

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

 ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
___________________________________________
___________________________________________
___________________________________________
___________________________________________

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Date: ________________________________________	Date: ________________________________________

Signature in Box:	Signature in Box (Joint Owners)

Please sign here exactly as your name(s) appear on the Proxy. If shares of stock are held jointly, both or all of such persons should sign. An authorized person should sign corporate or partnership proxies in full corporate or partnership name. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.